UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 10

GENERAL FORM FOR REGISTRATION OF SECURITIES
PURSUANT TO SECTION 12(b) or (g) OF
THE SECURITIES EXCHANGE ACT OF 1934

FIRST INTERNET BANCORP

(Exact name of registrant as specified in its charter)

Indiana	20-348991
(State or other jurisdiction of incorporation or organization)	(I.R.S. employer identification no.)

9200 Keystone Crossing, Suite 800 Indianapolis, Indiana	46240
(Address of principal executive offices)	(Zip code)

(317) 532-7900

(Registrant’s telephone number, including area code)

Securities to be registered under Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
Common Stock, no par value	NASDAQ Stock Market, LLC

Securities to be registered under Section 12(g) of the Act:                                None

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large Accelerated Filer ☐	Accelerated Filer ☐	Non-accelerated Filer ☐ (Do not check if a smaller reporting company)	Smaller Reporting Company ☒

Cautionary Note Regarding Forward-Looking Statements

This registration statement contains forward-looking statements. In some cases, you can identify forward-looking statements by the following words: “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “ongoing,” “plan,” “potential,” “predict,” “project,” “should,” “will,” “would” or the negative of these terms or other comparable terminology, although not all forward-looking statements contain these words. Forward-looking statements are not a guarantee of future performance or results, and will not necessarily be accurate indications of the times at, or by, which such performance or results will be achieved. Forward-looking statements are based on information available at the time the statements are made and involve known and unknown risks, uncertainties and other factors that may cause our results, levels of activity, performance or achievements to be materially different from the information expressed or implied by the forward-looking statements in this registration statement. These factors include:

•                  Changing bank regulatory conditions, policies or programs, whether arising as new legislation or regulatory initiatives, that could lead to restrictions on activities of banks generally or First Internet Bank of Indiana (the “Bank”) in particular, more restrictive regulatory capital requirements, increased costs, including deposit insurance premiums, regulation or prohibition of certain income producing activities or changes in the secondary market for loans and other products;

•                  Failures of or interruptions in the communications and information systems on which we rely to conduct our business could reduce our revenues, increase our costs or lead to disruptions in our business;

•                  General economic conditions, whether national or regional, and conditions in the lending markets in which we participate that may hinder our ability to increase lending activities or have an adverse effect on the demand for our loans and other products, our credit quality and related levels of nonperforming assets and loan losses, and the value and salability of the real estate that we own or that is the collateral for our loans;

•                  Competitive factors, including competition with national, regional and community financial institutions, that may lead to pricing pressures that reduce the yields the Bank earns on loans and increase rates the Bank pays on deposits, the loss of our most valued customers, defection of key employees or groups of employees or other losses;

•                  Our plans to grow our commercial real estate and commercial and industrial loan portfolios which may carry greater risks of non-payment or other unfavorable consequences;

•                  The loss of any key members of senior management; or

•                  Other risk factors included under “Risk Factors” in this registration statement.

Furthermore, forward-looking statements are subject to risks and uncertainties related to our ability to, among other things: generate loan and deposit balances at projected spreads; sustain fee generation including gains on sales of loans; maintain asset quality and control risk; limit the amount of net loan charge-offs; adopt to changing customer deposit, investment and borrowing behaviors; control expenses; dispose of properties or other assets obtained through foreclosures at expected prices and within a reasonable period of time; attract and retain key personnel; and monitor and manage our financial reporting, operating and disclosure control environments.

You should read the matters described in “Risk Factors” and the other cautionary statements made in this registration statement as being applicable to all related forward-looking statements wherever they appear in this registration statement. We cannot assure you that the forward-looking statements in this registration statement will prove to be accurate and therefore you are encouraged not to place undue reliance on forward-looking statements. You should read this registration statement completely. Other than as required by law, we undertake no obligation to update or revise these forward-looking statements, even though our situation may change in the future.

i

Fiscal Year

Our fiscal year begins on the first day of January and ends on the last day of December each year.

Other Information

In this registration statement, “we,” “our,” “us” and “Company” refer to First Internet Bancorp and its consolidated subsidiaries, except where the context otherwise requires.

The information in this registration statement speaks only as of the date it is filed with the U.S. Securities and Exchange Commission (“SEC”), unless the information specifically indicates that another date applies.

ii

ITEM 1 — BUSINESS

General

First Internet Bancorp is a bank holding company that conducts its business activities through its subsidiary, First Internet Bank of Indiana, an Indiana chartered bank (the “Bank”). The Bank was the first state-chartered, FDIC-insured Internet bank. The Bank offers a full complement of products and services on a nationwide basis. We do so primarily over the Internet and have no branch offices.

We commenced banking operations in 1999 and grew organically in our early years by adding new customers, products and capabilities. In 2007, we acquired Indianapolis-based Landmark Financial Corporation. The acquisition merged Landmark Savings Bank, FSB, into the Bank. The Landmark acquisition added a small number of deposit customers, primarily from Central Indiana, to the Bank; more importantly, it added a turnkey retail mortgage lending operation that we could expand through our Internet platform. More recently, we have added commercial real estate (“CRE”) and commercial and industrial (“C&I”) lending services to meet the needs of high-quality, underserved commercial borrowers.

Despite the downturn in banking that began in 2008, we have experienced substantial growth while maintaining a strong capital position, low non-performing assets, and a stable core deposit base. From December 31, 2010, total assets have increased by 24.6% from $503.9 million to $627.7 million at September 30, 2012. During the same period, total deposits grew from $422.7 million to $522.7 million, an increase of 23.6%.

The Company was incorporated under the laws of Indiana on September 15, 2005, and on March 21, 2006, consummated a plan of exchange by which it acquired all of the outstanding capital stock of the Bank. The principal office of the Company and the Bank is located at 9200 Keystone Crossing, Suite 800, Indianapolis, Indiana 46240, and the main telephone number is (317) 532-7900.

Business Strategies

Our main objective is to grow in size while enhancing our profitability. We expect to grow organically on a national basis in our consumer (retail) activities and on a regional basis in our commercial (wholesale) activities. To achieve this objective, we are pursuing the following strategies:

Grow Nationwide Internet Activities. We offer our retail products and services throughout the United States through our web-based operations. Our retail banking offering appeals to consumers who require online access to their accounts but do not need a branch network for making deposits or conducting transactions in person. We believe that we are well positioned to continue to take advantage of the consumer-driven shift from branch banking to direct banking. We believe Internet banking is now the preferred banking channel by consumers. According to a 2011 American Bankers Association survey, the number of bank customers who prefer to do their banking online increased from 21% to 62% between 2007 and 2011, while those who prefer branch banking has declined from 39% to 20% over the same period.

Our online banking platform is outsourced and is scalable without requiring additional fixed-cost investments to support growth.

Increase Non-Interest Income. In 2011, we closed 1,256 residential mortgage loans. This was a 38% increase over 2010. During the first nine months of 2012, we closed 1,877 residential mortgage loans, a 153% increase over the number of loans closed during the same period in 2011. Over 97% of these loans were sold into the secondary market, thereby contributing to non-interest income and not remaining on the Bank’s balance sheet.

Increase Loan Volume and Diversify Loan Portfolio. While maintaining a conservative approach to lending, we expect to continue to pursue growth in our CRE and C&I loan portfolios. We entered into these markets by hiring teams of experienced bankers with lending expertise in specific industries and giving them authority to make certain pricing and credit decisions, avoiding the bureaucratic structure of larger banks. During the nine months ended September 30, 2012, these portfolios grew from $45.6 million to $89.1 million, or 95%, and represented 25.3% of the total loan portfolio at September 30, 2012.

Maintain Sound Asset Quality. We strive to maintain the sound asset quality that has been representative of our recent operations. As we continue to diversify and increase our lending activities, we may face higher rates of nonpayment and other increased risks. We intend to continue to employ the strict underwriting guidelines and comprehensive loan review process that have contributed to our low incidence of nonperforming assets and minimal charge-offs in relation to our size.

Continue Focus on Technology and Efficiency. We have invested significantly in the infrastructure required to operate a real-time, Internet-only business model and believe that our existing data processing infrastructure can accommodate additional growth while minimizing operational costs through economies of scale. Our core banking platform is licensed software operated and maintained by Bank employees. Expanded banking operations could require additional software license or hardware costs in order to support the growth; however, these expenses are not expected to be significant. We plan to maintain our stringent cost control practices and policies.

Expand Market Share Through Disciplined Acquisition Strategy. We may expand on an opportunistic basis, primarily as a means of securing additional asset generation, for example, by acquiring a bank with an established SBA loan program.

Lending Activities

Residential Mortgage Lending. We offer first-lien residential mortgage loans in 49 states and second-lien (home equity) loans as well as home equity lines of credit in 44 states. We offer loans for homebuyers (purchase money) as well as existing homeowners who wish to refinance their current loans. The low interest rate environment has made refinancing an attractive opportunity for homeowners in the past two years. Approximately 81%, 81% and 86% of the loans we originated in 2010, 2011 and the nine months ended September 30, 2012, respectively, were refinances. While we expect the low interest rate environment to continue indefinitely, we have begun introducing programs to increase the proportion of purchase money loans, as this will provide a reliable stream of business in a rising rate environment.

We attract creditworthy loan applicants through disciplined online lead generation efforts and through repeat business from past customers. We track our acquisition costs vigilantly and discontinue any lead sources that are not contributing to a positive margin. We use customer relationship management tools to track prospects and identify the most likely sales opportunities on which to focus our efforts. For the nine months ended September 30, 2012, the weighted average credit score of our mortgage customer was 776 at time of origination.

We currently sell the vast majority of our conforming conventional (fixed rate) loans to the secondary market and thereby avoid the potential interest rate risk of these loans. We retain variable rate non-conforming (jumbo) loans in our portfolio. As rates rise, we will have the opportunity to retain conforming conventional loans on an opportunistic basis.

We also actively promote home equity loans and lines of credit through our Internet channel, leveraging our robust yet easy-to-use customer-facing toolset. We continue to expand our efforts to complement our first lien product.

Consumer Lending. While we offer consumer loans and credit cards through our website to a nationwide consumer base, the majority of our consumer loans have been acquired through indirect dealer networks, primarily horse trailers and recreational vehicles (RVs). We expanded our recreational product dealer network in 2011 and implemented a new loan origination system in Q1 2012 to improve the customer experience and document tracking.

Commercial Real Estate (CRE) Lending. We began offering CRE loans in Indiana and other parts of the Midwest in 2010. We have a team of five full-time employees, most with large regional bank experience. We expect that the majority of our CRE loans will be in office, retail, industrial, and multifamily loans in the Midwest, with credit tenant lease financing on a nationwide basis. While many banks in Central Indiana must address legacy problem CRE loans in their portfolios, we are in a position to meet pent-up demand from qualified borrowers. In 2011, the first full year of CRE loan operations, we attracted $49.8 million in CRE loan commitments. We believe our CRE portfolio will continue its growth pattern, thereby significantly diversifying our loan portfolio.

Commercial and Industrial (C&I) Lending. We began offering C&I loans in the Central Indiana area in 2011. We have a team of seven full-time employees, most with large regional bank experience and strong local relationships. We recently began piloting expanded online account access and treasury management service capabilities in order to begin to attract deposits from these borrowers, further diversifying our deposit mix, reducing our cost of funds, and unlocking a new avenue for non-interest income.

Loan Portfolio Analysis
(dollars in thousands)

			December 31,
	September 30, 2012		2011		2010		2009		2008		2007
Real estate loans:
Residential	$132,297	37.65%	$143,452	43.24%	$106,729	35.30%	$80,781	26.02%	$68,408	21.48%	$87,451	25.28%
Commercial	78,266	22.27%	43,507	13.11%	19,563	6.47%	20,212	6.51%	15,856	4.98%	9,106	2.63%
Total real estate loans	210,563	59.92%	186,959	56.35%	126,292	41.77%	100,993	32.53%	84,264	26.46%	96,557	27.91%
Commercial loans	10,814	3.07%	2,063	0.62%	4,919	1.63%	3,779	1.22%	2,443	0.77%	252	0.07%
Consumer loans	130,055	37.01%	142,783	43.03%	171,122	56.60%	205,702	66.25%	231,732	72.77%	249,124	72.02%
	351,432	100.00%	331,805	100.00%	302,333	100.00%	310,474	100.00%	318,439	100.00%	345,933	100.00%
Less:
Net deferred loan fees, premiums and discounts	3,807		3,421		4,057		5,062		6,344		7,038
Allowance for losses	(6,400)		(5,656)		(6,845)		(10,097)		(4,616)		(3,564)
Total loans	$348,839		$329,570		$299,545		$305,439		$320,167		$349,407

Loan Maturities

The following table shows the contractual maturity distribution and repricing intervals of the outstanding loans in our portfolio as of the end of our most recent completed fiscal year.

(dollars in thousands)

	Real Estate
At December 31, 2011	Residential	Commercial	Commercial	Consumer	Total
Amounts due in:
One year or less	$7,915	$9,796	$718	$2,216	$20,645
More than one to two years	4,375	7,294	348	1,489	$13,506
More than two to three years	1,128	7,131	—	3,398	$11,657
More than three to five years	398	14,590	997	16,839	$32,824
More than five to ten years	2,444	2,716	—	96,384	$101,544
More than ten to fifteen years	3,771	1,980	—	22,457	$28,208
More than fifteen years	123,421	—	—	—	$123,421
Total	$143,452	$43,507	$2,063	$142,783	$331,805

Fixed vs. Adjustable Rate Loans

The following table shows the distribution of the outstanding loans in our portfolio between those with variable or floating interest rates and those with fixed or predetermined interest rates as of December 31, 2011.

	Due after December 31, 2011
(dollars in thousands)	Fixed	Adjustable	Total
Real estate loans:
Residential	$13,619	$129,833	$143,452
Commercial	5,066	38,441	$43,507
Total real estate loans	18,685	168,274	$186,959
Commercial loans	1,345	718	$2,063
Consumer loans	141,372	1,411	$142,783
Total loans	$161,402	$170,403	$331,805

Loan Activity
(dollars in thousands)

	Nine Months ended	Year ended December 31,
	September 30, 2012	2011	2010
Total loans at beginning of period:	$331,805	$302,333	$310,474

Loans originated:
Real estate loans:
Residential	2,883	1,964	3,160
Commercial	10,534	25,732	6,666
Commercial loans	19,304	470	1,259
Consumer loans	18,245	15,304	15,147
Total loans originated	50,966	43,470	26,232

Loans purchased:
Real estate loans:
Residential	—	59,477	52,317
Commercial	8,877	—	—
Commercial loans	—	—	—
Consumer loans	—	—	—
Total loans purchased	8,877	59,477	52,317

Add (Deduct):
Principal repayments	(38,033)	(67,362)	(78,803)
Net other	(2,183)	(6,113)	(7,887)

Net loan activity	19,627	29,472	(8,141)
Total loans at end of period	$351,432	$331,805	$302,333

Non-Performing Assets

Loans are reviewed at least quarterly and any loan whose collectability is doubtful is placed on non-accrual status. Loans are placed on non-accrual status when either principal or interest is 90 days or more past due, unless, in the judgment of management, the loan is well collateralized and in the process of collection. Interest accrued and unpaid at the time a loan is placed on non-accrual status is charged against interest income. Subsequent payments are either applied to the outstanding principal balance or recorded as interest income, depending on the assessment of the ultimate collectability of the loan. Restructured loans include troubled debt restructurings that involved forgiving a portion of interest or principal or making loans at a rate materially less than the market rate to borrowers whose financial condition had deteriorated. Foreclosed and repossessed assets include assets acquired in the settlement of loans. The following table sets forth the amounts and categories of non-performing assets in our portfolio as of the dates indicated.

	September 30,	December 31,
(dollars in thousands)	2012	2011	2010	2009	2008	2007
Non-accrual loans:(1)
Real estate loans:
Residential	$2,025	$876	$2,841	$3,388	$2,383	$309
Commercial	6,683	7,523	3,593	5,186	227	131
Total real estate loans	8,708	8,399	6,434	8,574	2,610	440
Commercial loans	—	—	1,539	—	—	—
Consumer loans	251	224	683	1,726	1,898	845
Total non-accrual loans	8,959	8,623	8,656	10,300	4,508	1,285

Accruing loans past due 90 days or more:
Real estate loans:
Residential	—	75	—	47	38	116
Commercial	—	—	900	—	—	—
Total real estate loans	—	75	900	47	38	116
Commercial loans	—	—	—	—	—	—
Consumer loans	6	56	30	72	29	82
Total accruing loans past due 90 days or more	6	131	930	119	67	198

Total non-accrual and 90 days or more past due loans	8,965	8,754	9,586	10,419	4,575	1,483

Real estate owned:
Residential	273	448	591	126	398	211
Commercial	280	1,064	1,616	—	—	—
Other	—	—	—	—	—	—
Total real estate owned	553	1,512	2,207	126	398	211

Other non-performing assets	2,376	3,113	5,118	2,164	453	284

Total non-performing assets	11,894	13,379	16,911	12,709	5,426	1,978

Troubled debt restructurings:
Real estate loans:
Residential	1,102	817	360	—	—	—
Commercial	—	—	—	—	—	—
Total real estate loans	1,102	817	360	—	—	—
Commercial loans	—	—	—	—	—	—
Consumer loans	313	245	—	—	—	—
Total troubled debt restructurings	1,415	1,062	360	—	—	—

Troubled debt restructurings and total non-performing assets	$13,309	$14,441	$17,271	$12,709	$5,426	$1,978

Total non-performing loans to total loans	2.55%	2.64%	3.17%	3.36%	1.44%	0.43%
Total non-performing assets to total assets	1.89%	2.29%	3.36%	2.52%	1.00%	0.35%
Total non-performing assets and troubled debt restructurings to total assets	2.12%	2.47%	3.43%	2.52%	1.00%	0.35%

(1)         Includes non-performing troubled debt restructurings.

Classified Assets
(dollars in thousands)

	September 30,	December 31,
	2012	2011	2010
Special mention assets	$2,098	$2,222	$3,714
Substandard assets	6,790	7,635	4,736
Doubtful assets	—	—	—
Loss assets	—	—	—
Total classified assets	$8,888	$9,857	$8,450

Delinquencies
(dollars in thousands)

				December 31,
	September 30, 2012			2011			2010
	30-59 Days Past Due	60-89 Days Past Due	90+ Days Past Due	30-59 Days Past Due	60-89 Days Past Due	90+ Days Past Due	30-59 Days Past Due	60-89 Days Past Due	90+ Days Past Due
Real estate loans:
Residential	$145	$25	$1,997	$1,376	$121	$666	$137	$1,780	$1,294
Commercial	—	—	6,683	—	—	7,523	—	—	1,410
Total real estate loans	145	25	8,680	1,376	121	8,189	137	1,780	2,704
Commercial loans	—	—	—	—	—	—	10	—	1,539
Consumer loans	1,151	153	203	1,709	213	206	2,757	455	382
Total	$1,296	$178	$8,883	$3,085	$334	$8,395	$2,904	$2,235	$4,625

Allocation of Allowance for Loan Losses

The determination of the allowance for loan losses and the related provision is one of our critical accounting policies that is subject to significant estimates, as previously discussed. The current level of the allowance for loan losses is a result of management’s assessment of the risks within the portfolio based on the information obtained through the credit evaluation process. We utilize a risk-rating system on non-homogenous CRE and C&I loans that includes regular credit reviews to identify and quantify the risk in the commercial portfolio. Our management conducts quarterly reviews of the entire loan portfolio and evaluates the need to establish allowances on the basis of these reviews.

Management actively monitors asset quality and, when appropriate, charges off loans against the allowance for loan losses. Although management believes it uses the best information available to make determinations with respect to the allowance for loan losses, future adjustments may be necessary if economic conditions differ substantially from the economic conditions in the assumptions used to determine the size of the allowance for loan losses.

The following table reflects allowance for loan losses and its allocations for the periods indicated.

	September 30, 2012
(dollars in thousands)	Amount	% of Total Allowance	% of Total Loans
Real estate loans:
Residential	$1,469	22.95%	37.65%
Commercial	3,332	52.06%	22.27%
Commercial loans	348	5.44%	3.07%
Consumer loans	1,251	19.55%	37.01%
Total allowance for loan losses	$6,400	100.00%	100.00%

	December 31,
	2011			2010			2009			2008			2007
	Amount	% of Total Allowance	% of Total Loans	Amount	% of Total Allowance	% of Total Loans	Amount	% of Total Allowance	% of Total Loans	Amount	% of Total Allowance	% of Total Loans	Amount	% of Total Allowance	% of Total Loans
Real estate loans:
Residential	$1,099	19.43%	43.24%	$2,135	31.19%	35.30%	$765	7.58%	26.02%	$250	5.42%	21.48%	$361	10.13%	25.28%
Commercial	2,485	43.93%	13.11%	1,292	18.88%	6.47%	4,232	41.91%	6.51%	260	5.63%	4.98%	77	2.16%	2.63%
Commercial loans	333	5.89%	0.62%	608	8.88%	1.63%	79	0.78%	1.22%	16	0.35%	0.77%	10	0.28%	0.07%
Consumer loans	1,739	30.75%	43.03%	2,810	41.05%	56.60%	5,021	49.73%	66.25%	4,090	88.60%	72.77%	3,116	87.43%	72.02%
Total allowance for loan losses	$5,656	100.00%	100.00%	$6,845	100.00%	100.00%	$10,097	100.00%	100.00%	$4,616	100.00%	100.00%	$3,564	100.00%	100.00%

Loan Loss Experience

The following table reflects activity in allowance for loan losses for the periods indicated and selected related statistics.

	Nine Months ended September 30,		Fiscal Year ended December 31,
(dollars in thousands)	2012	2011	2011	2010	2009	2008	2007
Allowance at beginning of period:	$5,656	$6,845	$6,845	$10,097	$4,616	$3,564	$3,376
LFC acquisition	—	—	—	—	—	—	855
Provision for loan losses	2,108	1,493	2,440	927	11,564	4,819	1,802
Charge offs:
Real estate loans:
Residential	(479)	(959)	(811)	(1,158)	(1,402)	(125)	(627)
Commercial	(272)	(364)	(698)	(445)	(294)	—	—
Commercial loans	—	(275)	(612)	(61)	(10)	(18)	—
Consumer loans	(1,152)	(1,728)	(2,296)	(3,399)	(5,297)	(4,330)	(2,832)
Total charge-offs	(1,903)	(3,326)	(4,417)	(5,063)	(7,003)	(4,473)	(3,459)

Recoveries:
Real estate loans:
Residential	41	127	141	121	102	10	368
Commercial	—	—	—	17	—	—	—
Commercial loans	75	—	19	—	—	18	—
Consumer loans	423	431	628	746	818	678	622
Total recoveries	539	558	788	884	920	706	990

Net charge-offs	(1,364)	(2,768)	(3,629)	(4,179)	(6,083)	(3,767)	(2,469)

Allowance at end of period	$6,400	$5,570	$5,656	$6,845	$10,097	$4,616	$3,564

Allowance to non-performing loans	71.39%	85.08%	64.61%	71.41%	96.91%	100.90%	243.11%
Allowance to total loans outstanding at end of period	1.82%	1.67%	1.70%	2.26%	3.25%	1.45%	1.03%
Net annualized charge-offs to average loans outstanding during period	-0.47%	-1.10%	-1.05%	-1.35%	-1.85%	-1.12%	-0.69%

Deposit Activities and Other Sources of Funds

We obtain deposits through the ACH network (direct deposit as well as customer-directed transfers of funds from outside financial institutions), remote and mobile deposit capture, mailed checks, wire transfers, and a deposit-taking ATM network. We do not currently solicit brokered deposits, although we have approximately $18.3 million in brokered time deposits at September 30, 2012.

The Bank does not own or operate any ATMs. Through network participation, the Bank’s customers are able to use nearly any ATM worldwide to withdraw cash. The Bank currently rebates up to $6.00 per customer per month for surcharges our customers incur when using an ATM owned by another institution. Management believes this program is more cost effective for the Bank, and more convenient for customers, than it would be to build and maintain a proprietary nationwide ATM network for our customers.

By providing a robust online toolset, quality customer service, and a tremendous value for services offered, we have been able to develop relationships with our retail customers and build brand loyalty. The average retail checking or savings account has been open with us for more than eight years. As a result, we are not dependent upon costly account acquisition campaigns to attract new customers on a continual basis.

Deposits
(dollars in thousands)

	Nine months ended		Fiscal Year ended December 31,
	September 30, 2012		2011		2010		2009
Regular savings accounts	$11,326	2.17%	$7,773	1.60%	$7,384	1.75%	$6,074	1.48%
Non-interest bearing	12,072	2.31%	15,870	3.26%	9,893	2.34%	7,676	1.86%
Interest-bearing	65,189	12.47%	64,006	13.15%	58,075	13.74%	53,108	12.90%
Money market accounts	194,124	37.14%	165,561	34.02%	132,031	31.23%	114,874	27.91%
Certificates of deposit	222,228	42.52%	209,762	43.10%	187,292	44.31%	199,248	48.41%
Brokered deposits	17,890	3.42%	23,898	4.91%	28,284	6.69%	30,844	7.49%
Premiums on brokered deposits	(170)	-0.03%	(205)	-0.04%	(256)	-0.06%	(197)	-0.05%
Total	$522,659	100.00%	$486,665	100.00%	$422,703	100.00%	$411,627	100.00%

Time Deposits at September 30, 2012
(dollars in thousands)

Interest Rate:
< 1.00%	$33,841
1.00% – 1.99%	67,587
2.00% – 2.99%	89,254
3.00% – 3.99%	35,854
4.00% – 4.99%	7,398
5.00% – 5.99%	6,184
Total	$240,118

Time Deposit Maturities at September 30, 2012
(dollars in thousands)

	Period to Maturity					Percentage of Total
	Less than 1 year	> 1 year to 2 years	> 2 years to 3 years	More than 3 years	Total	Certificate Accounts
Interest Rate:
< 1.00%	$31,596	$2,245	$—	$—	$33,841	14.09%
1.00% – 1.99%	39,050	10,897	5,833	11,807	67,587	28.15%
2.00% – 2.99%	12,350	4,137	11,960	60,807	89,254	37.17%
3.00% – 3.99%	1,063	5,680	18,766	10,345	35,854	14.93%
4.00% – 4.99%	5,572	1,826	—	—	7,398	3.08%
5.00% – 5.99%	2,043	—	—	4,141	6,184	2.58%
Total	$91,674	$24,785	$36,559	$87,100	$240,118	100.00%

Time Deposit Maturities of $100,000 or Greater at September 30, 2012
(dollars in thousands)

Certificates of Deposit
Maturity Period:
3 months or less	$21,858
Over 3 through 6 months	16,649
Over 6 through 12 months	20,328
Over 12 months	79,723
Total	$138,558

Federal Home Loan Advances

Although deposits are the primary source of funds for our lending and investment activities and for general business purposes, we may obtain advances from the Federal Home Loan Bank of Indianapolis (“FHLB”) as an alternative to retail deposit funds. The following table is a summary of FHLB borrowings for the periods indicated.

	Nine Months ended September 30,		Fiscal Year ended December 31,
(dollars in thousands)	2012	2011	2011	2010	2009
Balance outstanding at end of period	$40,658	$40,543	$40,573	$30,455	$47,000
Average amount outstanding during period	40,611	37,861	38,539	36,427	49,676
Maximum outstanding at any month end during period	40,658	40,543	40,573	47,000	57,000

Weighted average interest rate at end of period	3.22%	3.22%	3.22%	4.02%	4.10%
Weighted average interest rate during period	3.35%	3.57%	3.52%	4.20%	4.19%

Market Areas

Our only office is located in Indianapolis, Indiana. The low cost of living in Indianapolis (a 2009 Forbes study showed Indianapolis to be the most affordable place to live among the largest 40 MSAs in the United States) gives us access to highly skilled employees and office space at a competitive cost.

The market area for our retail banking activities, primarily residential mortgage and consumer lending and deposit gathering, is nationwide. The physical location of our office is of no consequence to our retail customers.

We serve CRE borrowers in surrounding states in the Midwest, while our more recent expansion into C&I banking focuses on Central Indiana. Both CRE and C&I relationships are highly dependent on strong lender/borrower relationships.

Competition

The markets in which we compete to make loans and attract deposits are highly competitive.

For retail banking activities, we compete with other banks that use the Internet as a primary service channel, including Ally Bank, ING Direct, EverBank and Bank of Internet. However, we also compete with other banks, savings banks, credit unions, investment banks, insurance companies, securities brokerages and other financial institutions, as nearly all have some form of Internet delivery for their services. For residential mortgage lending, competitors that use the Internet as a primary service channel include Quicken Loans and Lending Tree. However, we also compete with the major banks in residential mortgage lending, including Bank of America, Chase and Wells Fargo.

For our commercial lending activities, we compete with larger financial institutions operating in the Midwest and Central Indiana regions, including Key Bank, PNC Bank, Chase, BMO Harris, First Merchants Bank and First Financial Bank. All of these competitors have significantly greater financial resources and higher lending limits and may also offer specialized products and services we do not. For our commercial clients, we offer a highly personalized relationship and fast, local decision making.

In the United States, banking has experienced widespread consolidation over the last decade leading to the emergence of several large nationwide banking institutions. These competitors have significantly greater financial resources and offer many branch locations as well as a variety of services we do not. We have attempted to offset some of the advantages of the larger competitors by leveraging technology to deliver product solutions and better compete in targeted segments. We have positioned ourselves as an alternative to banking conglomerates for consumers who do not wish to subsidize the cost of large branch networks through high fees and unfavorable rates.

We anticipate that consolidation will continue in the financial services industry and perhaps accelerate as a result of ongoing financial stress, intensified competition for the same customer segments and significantly increased regulatory burdens and rules that are expected to increase expenses and put pressure on revenues.

Employees

At September 30, 2012, we had 95 employees, all of whom are full-time employees. None of our employees are currently represented by a union or covered by a collective bargaining agreement. Management believes that its employee relations are satisfactory.

Available Information

Our website is http://www.firstinternetbancorp.com. After our common stock is registered under the Exchange Act, we intend to make available, free of charge, through our website, any materials that we file with or furnish to the SEC pursuant to Section 13(a) of the Exchange Act, including our Annual Reports on Form 10-K, our Quarterly Reports on Form 10-Q, our Current Reports on Form 8-K and amendments to those reports. These materials will be posted on our website as soon as reasonably practicable after we electronically file them with or furnish them to the SEC.

Members of the public may read and copy any materials that we may file in the future with the SEC at its Public Reference Room at 100 F Street, NE, Washington, DC 20549. Information on the operation of the Public Reference Room is available by calling the SEC at 1-800-SEC-0330. The SEC maintains a website that contains reports, proxy and information statements and other information about us and other issuers that file electronically at http://www.sec.gov.

Regulation and Supervision

General

We and the Bank are extensively regulated under federal and state law. We are a registered bank holding company under the Bank Holding Company Act of 1956 (the “BHCA”) and, as such, are subject to regulation, supervision and examination by the Board of Governors of the Federal Reserve System (the “Federal Reserve”). We are required to file reports with the Federal Reserve on a quarterly basis.

The Bank is an Indiana-chartered bank formed pursuant to the Indiana Financial Institutions Act (the “IFIA”). As such, the Bank is regularly examined by and subject to regulations promulgated by the Indiana Department of Financial Institutions (the “DFI”) and the Federal Deposit Insurance Corporation (the “FDIC”) as its primary federal bank regulator. The Bank is not a member of the Federal Reserve System.

The regulatory environment affecting us has been and continues to be altered by the enactment of new statutes and the adoption of new regulations as well as by revisions to, and evolving interpretations of, existing regulations. State and federal banking agencies have significant discretion in the conduct of their supervisory and enforcement activities and their examination policies. Any change in such practices and policies could have a material impact on our operations and shareholders.

The following discussion is intended to be a summary of the material statutes, regulations and regulatory directives that are currently applicable to us. It does not purport to be comprehensive or complete and it is expressly subject to and modified by reference to the text of the applicable statutes, regulations and directives.

The Dodd-Frank Act

The Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) comprehensively reformed the regulation of financial institutions, products and services. Certain provisions of the Dodd-Frank Act noted in this section are also discussed in other sections. Furthermore, many of the provisions of the Dodd-Frank Act require further study or rulemaking by federal agencies, a process which will take months and years to implement fully.

Among other things, the Dodd-Frank Act provides for new capital standards that eliminate the treatment of trust preferred securities as Tier 1 capital. The Company has never issued any trust preferred securities. The Dodd-Frank Act permanently raised deposit insurance levels to $250,000, retroactive to January 1, 2008, and provided unlimited deposit insurance coverage for non-interest bearing transaction accounts through December 31, 2012, which is now mandatory for all insured depository institutions. Pursuant to modifications under the Dodd-Frank Act, deposit insurance assessments are now being calculated based on an insured depository institution’s assets rather than its insured deposits and the minimum reserve ratio of the FDIC’s Deposit Insurance Fund (the “DIF”) has been raised to 1.35%. The payment of interest on business demand deposit accounts is permitted by the Dodd-Frank Act. The Dodd-Frank Act authorized the Federal Reserve to regulate interchange fees for debit card transactions and established new minimum mortgage underwriting standards for residential mortgages. Further, the Dodd-Frank Act barred certain banking organizations from engaging in proprietary trading and from sponsoring and investing in hedge funds and private equity funds, except as permitted under certain limited circumstances. The Dodd-Frank Act empowered the newly established Financial Stability Oversight Council to designate certain activities as posing a risk to the U.S. financial system and to recommend new or heightened standards and safeguards for financial organizations engaging in such activities.

The Dodd-Frank Act also established the Consumer Financial Protection Bureau (the “CFPB”) as an independent bureau of the Federal Reserve. The CFPB has the exclusive authority to prescribe rules governing the provision of consumer financial products and services, which in the case of the Bank will be enforced by the FDIC. Further, the Dodd-Frank Act established the Office of Financial Research, which has the power to require reports from other financial services companies.

Holding Company Regulation

We are subject to supervision and examination as a bank holding company by the Federal Reserve under the BHCA. In addition, the Federal Reserve has the authority to issue orders to bank holding companies to cease and desist from unsafe or unsound banking practices and from violations of conditions imposed by, or violations of agreements with, the Federal Reserve. The Federal Reserve is also empowered, among other things, to assess civil money penalties against companies or individuals who violate Federal Reserve orders or regulations, to order termination of nonbanking activities of bank holding companies, and to order termination of ownership and control of a nonbanking subsidiary by a bank holding company. Federal Reserve approval is also required in connection with bank holding companies’ acquisitions of more than 5% of the voting shares of any class of a depository institution or its holding company and, among other things, in connection with the bank holding company’s engaging in new activities.

Under the BHCA, our activities are limited to businesses so closely related to banking, managing or controlling banks as to be a proper incident thereto. The BHCA also requires a bank holding company to obtain approval from the Federal Reserve before (1) acquiring or holding more than a 5% voting interest in any bank or bank holding company, (2) acquiring all or substantially all of the assets of another bank or bank holding company or (3) merging or consolidating with another bank holding company.

The BHCA also restricts non-bank activities to those which have been determined by the Federal Reserve to be closely related to the business of banking or of managing or controlling banks. We have not filed an election with the Federal Reserve to be treated as a “financial holding company,” a type of holding company that can engage in certain insurance and securities-related activities that are not permitted for a bank holding company.

Source of Strength. Under the Dodd-Frank Act, we are required to serve as a source of financial strength for the Bank in the event of the financial distress of the Bank. This provision codifies the longstanding policy of the Federal Reserve. Although the Dodd-Frank Act requires the federal banking agencies to issue regulations to implement the source of strength provisions, no regulations have been promulgated at this time. In addition, any capital loans by a bank holding company to any of its depository subsidiaries are subordinate to the payment of deposits and to certain other indebtedness. In the event of a bank holding company’s bankruptcy, any commitment by the bank holding company to a federal bank regulatory agency to maintain the capital of a depository subsidiary will be assumed by the bankruptcy trustee and entitled to a priority of payment.

Regulation of Banks, Generally

Business Activities. The Bank derives its lending and investment powers from the IFIA, the Federal Deposit Insurance Act (the “FDIA”) and related regulations.

Loans-to-One Borrower Limitations. Generally, the Bank’s total loans or extensions of credit to a single borrower outstanding at one time, and not fully secured, cannot exceed 15% of the Bank’s unimpaired capital and surplus. If the loans or extensions of credit are fully secured by readily marketable collateral, the Bank may lend up to an additional 10% of its unimpaired capital and surplus.

Capital Requirements—Generally. FDIC regulations require insured non-member banks generally to meet three minimum capital standards:

•                  a ratio of tangible capital to adjusted total assets (tangible capital ratio) of not less than 1.5%;

“Tangible capital” for this purpose is defined to include common stockholders’ equity (including retained earnings), noncumulative perpetual preferred stock and related earnings and minority interests in consolidated subsidiaries, less intangibles and investments in certain “non-includable” subsidiaries.

•                  a ratio of “core capital” to adjusted total assets (“Tier 1 Capital Ratio” or “leverage ratio”) of not less than 4%; and

“Core capital” (also called “Tier 1 Capital”) is defined similarly to tangible capital, but also includes certain qualifying supervisory goodwill and certain purchased credit card relationships.

•                  a ratio of total capital (core and supplementary) to total risk-weighted assets (“Total Risk-Based Capital Ratio”) of not less than 8%, provided that the amount of supplementary capital used to satisfy this requirement may not exceed the amount of core capital.

“Supplementary capital” (also called “Tier 2 Capital”) for this purpose is defined to include cumulative and certain other preferred stock, mandatory convertible debt securities, subordinated debt and the allowance for loan and lease losses (up to a maximum of 1.25% of risk-weighted assets). In addition, up to 45% of unrealized gains on available-for-sale equity securities with a readily determinable fair value may be included in Tier 2 Capital.

In determining the amount of risk-weighted assets for purposes of the risk-based capital requirements, the Bank’s balance sheet assets and the credit conversion values of certain off-balance sheet items are multiplied by specified risk-weights, generally ranging from 0% for cash and obligations issued by the U.S. Government or its agencies to 100% for consumer and commercial loans, as specified by the FDIC regulations based on the degree of risk deemed to be inherent in the particular type of asset.

The FDIC has adopted regulations to implement its capital adequacy requirements through the system of prompt corrective action established by Section 38 of the FDIA. Under the prompt corrective action regulations, a bank is “well capitalized” if it has: (1) a Total Risk-Based Capital Ratio of 10.0% or greater; (2) a Tier 1 (Core) risk-based capital ratio of 6.0% or greater; (3) a leverage ratio of 5.0% or greater; and (4) is not subject to any written agreement, order, capital directive or prompt corrective action directive to meet and maintain a specific capital level for any capital measure. A bank is “adequately capitalized” if it has: (1) a Total Risk-Based Capital Ratio of 8.0% or greater; (2) a Tier 1 (Core) risk-based capital ratio of 4.0% or greater; and (3) a leverage ratio of 4.0% or greater (3.0% under certain circumstances) and does not meet the definition of a “well capitalized” savings association.

Regulators also must take into consideration: (1) concentrations of credit risk, (2) interest rate risk and (3) risks from non-traditional activities, as well as an institution’s ability to manage those risks, when determining the adequacy of an institution’s capital. This evaluation will be made as a part of the institution’s regular safety and soundness examination.

Generally, a bank, upon receiving notice that it is not adequately capitalized (i.e., that it is “undercapitalized”), becomes subject to the prompt corrective action provisions of Section 38 of FDIA that, for example, (1) restrict payment of capital distributions and management fees, (2) require that the FDIC monitor the condition of the bank and its efforts to restore its capital, (3) require submission of a capital restoration plan, (4) restrict the growth of the bank’s assets and (5) require prior regulatory approval of certain expansion proposals. A bank that is required to submit a capital restoration plan must concurrently submit a performance guarantee by each company that controls the bank. A bank that is “critically undercapitalized” (i.e., has a ratio of tangible equity to total assets that is equal to or less than 2.0%) will be subject to further restrictions, and generally will be placed in conservatorship or receivership within 90 days.

We are also subject to capital adequacy regulations of the Federal Reserve. These capital requirements are substantially similar to those applicable to the Bank. For bank holding companies, the minimum Tier 1 risk-based capital ratio is 4% and the minimum Total Risk-Based Capital Ratio is 8%. In addition to the risk-based capital requirements, the Federal Reserve requires top rated bank holding companies to maintain a minimum leverage capital ratio of Tier 1 capital (defined by reference to the risk-based capital guidelines) to its average total consolidated assets of at least 3.0%. For most other bank holding companies, the minimum leverage ratio is 4.0%. Bank holding companies with supervisory, financial, operational or managerial weaknesses, as well as bank holding companies that are anticipating or experiencing significant growth, are expected to maintain capital ratios well above the minimum levels.

In June 2012, the federal banking agencies issued notices of proposed rulemaking that would replace the current risk-based and leveraged capital requirement consistent with agreements reached by the Basel Committee on Banking Supervision (the “Basel Committee”) in response to the recent financial crisis (collectively, “Basel III”). The proposed revisions would include implementation of a new common equity tier 1 minimum capital requirement, a higher minimum tier 1 capital requirement, and, for banking organizations subject to the advanced approaches capital rules, a supplementary leverage ratio that incorporates a broader set of exposures in the denominator measure. Additionally, consistent with Basel III, the agencies proposed to limit a banking organization’s capital distributions and certain discretionary bonus payments if the banking organization does not hold a specified amount of common equity tier 1 capital as well as more conservative standards for including an instrument in regulatory capital. The revisions were also intended to implement section 171 of the Dodd-Frank Act, which requires the agencies to establish minimum risk-based and leverage capital requirements. The revised capital requirements are to become effective on January 1, 2013; however on November 9, 2012, the agencies announced that they did not expect that the proposed revisions would become effective January 1, 2013. Accordingly, the Company is not yet in a position to determine the effect of Basel III on its capital requirements.

TARP/CPP. Under the Troubled Asset Relief Program established by the Emergency Economic Stabilization Act of 2008, the U.S. Treasury Department established the Capital Purchase Program (“TARP/CPP”) by which the Treasury Department purchased senior preferred shares of participating holding companies or financial institutions. We determined that we did not need the capital infusion offered under the TARP/CPP, and so we never issued any preferred shares or other securities to the Treasury Department.

Community Reinvestment Act. Under the Community Reinvestment Act (the “CRA”), as implemented by FDIC regulations, the Bank has a continuing and affirmative obligation, consistent with safe and sound banking practices, to help meet the credit needs of its entire community, including low and moderate income neighborhoods.

The CRA does not establish specific lending requirements or programs for financial institutions nor does it limit an institution’s discretion to develop the types of products and services that it believes are best suited to its particular community, consistent with the CRA. The CRA requires the FDIC, in connection with its examinations of the Bank, to assess the Bank’s record of meeting the credit needs of its entire community and to take that record into account in evaluating certain applications for regulatory approvals that we may file with the FDIC.

The CRA regulations establish an assessment system that bases an association’s rating on its actual performance in meeting community needs. In particular, the assessment system focuses on three tests:

•                  a lending test, to evaluate our record of making loans in our local communities, defined as our CRA assessment areas;

•                  an investment test, to evaluate our record of investing in community development projects, affordable housing and programs benefiting low or moderate income individuals and businesses in our CRA assessment areas or a broader area that includes our assessment areas; and

•                  a service test, to evaluate our delivery of services through our retail banking channels and the extent and innovation of our community development services.

Due to its Internet focus, the Bank does not have the kind of easily defined local community market that most other banks have. As a result, the Bank operates under a CRA Strategic Plan, which was approved by the FDIC and sets forth certain guidelines the Bank must meet in order to achieve a “Satisfactory” rating. The current Strategic Plan expires December 31, 2014; the Bank may elect to submit a new plan for approval prior to that date. The Bank received a “Satisfactory” CRA rating in its most recent CRA examination. Failure of an institution to receive at least a “Satisfactory” rating could inhibit such institution or its holding company from undertaking certain activities, including engaging in certain activities and acquisitions of other financial institutions.

Transactions with Affiliates. The authority of the Bank, like other FDIC-insured banks, to engage in transactions with its “affiliates” is limited by Sections 23A and 23B of the Federal Reserve Act and the Federal Reserve’s Regulation W. An “affiliate” for this purpose is defined generally as any company that owns or controls the Bank or is under common ownership or control with the Bank, but excludes a company controlled by a bank. In general, transactions between the Bank and its affiliates must be on terms that are consistent with safe and sound banking practices and at least as favorable to the Bank as comparable transactions between the Bank and non-affiliates. In addition, covered transactions with affiliates are restricted individually to 10% and in the aggregate to 20% of the Bank’s capital. Collateral ranging from 100% to 130% of the loan amount depending on the quality of the collateral must be provided for an affiliate to secure a loan or other extension of credit from the Bank. The Company is an “affiliate” of the Bank for purposes of Regulation W and Sections 23A and 23B of the Federal Reserve Act. The Bank is in compliance with these provisions.

Loans to Insiders. The Bank’s authority to extend credit to its directors, executive officers and principal stockholders, as well as to entities controlled by such persons (“Related Interests”), is governed by Sections 22(g) and 22(h) of the Federal Reserve Act and Regulation O of the Federal Reserve. Among other things, these provisions require that extensions of credit to insiders: (1) be made on terms that are substantially the same as, and follow credit underwriting procedures that are not less stringent than, those prevailing for comparable transactions with unaffiliated persons and that do not involve more than the normal risk of repayment or present other unfavorable features; and (2) not exceed certain limitations on the amount of credit extended to such persons, individually and in the aggregate, which limits are based, in part, on the amount of the Bank’s capital. In addition, extensions of credit in excess of certain limits must be approved in advance by the Bank’s board of directors. Further, provisions of the Dodd-Frank Act require that after July 21, 2011, any sale or purchase of an asset by the Bank with an insider must be on market terms and if the transaction represents more than 10% of the Bank’s capital stock and surplus it must be approved in advance by a majority of the disinterested directors of the Bank. The Bank is in compliance with these provisions.

Enforcement. The DFI and the FDIC share primary regulatory enforcement responsibility over the Bank and its institution-affiliated parties (“IAPs”), including directors, officers and employees. This enforcement authority includes, among other things, the ability to appoint a conservator or receiver for the Bank, to assess civil money penalties, to issue cease and desist orders, to seek judicial enforcement of administrative orders and to remove directors and officers from office and bar them from further participation in banking. In general, these enforcement actions may be initiated in response to violations of laws, regulations and administrative orders, as well as in response to unsafe or unsound banking practices or conditions.

Standards for Safety and Soundness. Pursuant to the FDIA, the federal banking agencies have adopted a set of guidelines prescribing safety and soundness standards. These guidelines establish general standards relating to internal controls and information systems, internal audit systems, loan documentation, credit underwriting, interest rate risk exposure, asset growth, asset quality, earnings standards, compensation, fees and benefits. In general, the guidelines require appropriate systems and practices to identify and manage the risks and exposures specified in the guidelines.  We believe we are in compliance with the safety and soundness guidelines.

Dividends. The ability of the Bank to pay dividends is limited by state and federal laws and regulations that require the Bank to obtain the prior approval of the DFI before paying a dividend that, together with other dividends it has paid during a calendar year, would exceed the sum of its net income for the year to date combined with its retained net income for the previous two years. The amount of dividends the Bank may pay may also be limited by the principles of prudent bank management.

Capital Distributions. The FDIC may disapprove of a notice or application to make a capital distribution if:

•                  the Bank would be undercapitalized following the distribution;

•                  the proposed capital distribution raises safety and soundness concerns; or

•                  the capital distribution would violate a prohibition contained in any statute, regulation or agreement applicable to the Bank.

Insurance of Deposit Accounts. The Bank is a member of the DIF, which is administered by the FDIC. All deposit accounts at the Bank are insured by the FDIC up to a maximum of $250,000 per depositor. In addition, as noted above, under the Dodd-Frank Act certain noninterest-bearing transaction accounts are fully insured regardless of the dollar amount beginning December 31, 2010 and ending December 31, 2012. This additional deposit insurance coverage replaced the FDIC’s Transaction Account Guarantee Program.

The FDIA, as amended by the Federal Deposit Insurance Reform Act and the Dodd-Frank Act, requires the FDIC to set a ratio of deposit insurance reserves to estimated insured deposits—the designated reserve ratio (the “DRR”)—of at least 1.35%. The FDIC utilizes a risk-based assessment system that imposes insurance premiums based upon a risk matrix that takes into account a bank’s capital level and supervisory rating. On February 27, 2009, the FDIC introduced three possible adjustments to an institution’s initial base assessment rate: (1) a decrease of up to five basis points for long-term unsecured debt, including senior unsecured debt (other than debt guaranteed under the Temporary Liquidity Guarantee Program) and subordinated debt and, for small institutions, a portion of Tier 1 capital; (2) an increase not to exceed 50 percent of an institution’s assessment rate before the increase for secured liabilities in excess of 25 percent of domestic deposits; and (3) for non-Risk Category I institutions, an increase not to exceed 10 basis points for brokered deposits in excess of 10 percent of domestic deposits.

On November 9, 2010, the FDIC proposed to change its assessment base from total domestic deposits to average total assets minus average tangible equity, which is defined as Tier 1 capital, as required in the Dodd-Frank Act. The new assessment formula became effective on April 1, 2011, and was used to calculate the June 30, 2011 assessment. The FDIC plans to raise the same expected revenue under the new base as under the current assessment base. Since the new base is larger than the current base, the proposal would lower the assessment rate schedule to maintain revenue neutrality. Assessment rates would be reduced to a range of 2.5 to 9 basis points on the broader assessment base for banks in the lowest risk category (well capitalized and CAMELS I or II) and up to 30 to 45 basis points for banks in the highest risk category.

FDIC insurance expense, including assessments relating to FICO bonds, totaled $727,000 and $939,000 for 2011 and 2010, respectively. For the nine months ended September 30, 2012 and 2011, FDIC insurance expense, including FICO assessments, totaled $341,000 and $609,000, respectively.

Under the FDIA, the FDIC may terminate deposit insurance upon a finding that the institution has engaged in unsafe and unsound practices, is in an unsafe or unsound condition to continue operations or has violated any applicable law, regulation, rule, order or condition imposed by the FDIC.

Liquidity. The Bank is required to maintain a sufficient amount of liquid assets to ensure its safe and sound operation. To fund its operations, the Bank historically has relied upon core deposits, fed funds lines with correspondent banks, FHLB of Indianapolis borrowings and brokered deposits. The Bank does not currently solicit brokered deposits. The Bank believes it has sufficient liquidity to meet its funding obligations.

Federal Home Loan Bank System. The Bank is a member of the FHLB of Indianapolis, which is one of the regional Federal Home Loan Banks comprising the Federal Home Loan Bank System. Each Federal Home Loan Bank serves as a central credit facility primarily for its member institutions. The Bank, as a member of the FHLB of Indianapolis, is required to acquire and hold shares of capital stock in the FHLB of Indianapolis. While the required percentage of stock ownership is subject to change by the FHLB of Indianapolis, the Bank is in compliance with this requirement with an investment in FHLB of Indianapolis stock at September 30, 2012 of $2.9 million. Any advances from the FHLB of Indianapolis must be secured by specified types of collateral, and long-term advances may be used for the purpose of providing funds to make residential mortgage or commercial loans and to purchase investments. Long term advances may also be used to help alleviate interest rate risk for asset and liability management purposes. The Bank receives dividends on its FHLB of Indianapolis stock.

Federal Reserve System. Although the Bank is not a member of the Federal Reserve System, it is subject to provisions of the Federal Reserve Act and the Federal Reserve’s regulations under which depository institutions may be required to maintain reserves against their deposit accounts and certain other liabilities. In 2008, the Federal Reserve Banks began paying interest on reserve balances. Currently, reserves must be maintained against transaction accounts (primarily NOW and regular checking accounts). The Federal Reserve’s regulations currently require reserves equal to 3% on transaction account balances over $10.7 million and up to $58.8 million, plus 10% on the excess over $58.8 million. These requirements are subject to adjustment annually by the Federal Reserve. The Bank is in compliance with the foregoing reserve requirements. The balances maintained to meet the reserve requirements imposed by the Federal Reserve may be used to satisfy liquidity requirements imposed by the FDIC.

Anti-Money Laundering and the Bank Secrecy Act. Under the Bank Secrecy Act (“BSA”), a financial institution is required to have systems in place to detect and report transactions of a certain size and nature. Financial institutions are generally required to report to the U.S. Treasury any cash transactions involving more than $10,000. In addition, financial institutions are required to file suspicious activity reports for transactions that involve more than $5,000 and which the financial institution knows, suspects or has reason to suspect involves illegal funds, is designed to evade the requirements of the BSA or has no lawful purpose. The Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (the “USA PATRIOT Act”), which amended the BSA, is designed to deny terrorists and others the ability to obtain anonymous access to the U.S. financial system. The USA PATRIOT Act has significant implications for financial institutions and businesses of other types involved in the transfer of money. The USA PATRIOT Act, together with the implementing regulations of various federal regulatory agencies, has caused financial institutions, such as the Bank, to adopt and implement additional policies or amend existing policies and procedures with respect to, among other things, anti-money laundering compliance, suspicious activity, currency transaction reporting, customer identity verification and customer risk analysis.

The United States has imposed economic sanctions that affect transactions with designated foreign countries, nationals and others. These sanctions, which are administered by the Treasury Office of Foreign Assets Control (“OFAC”), take many different forms. Generally, however, they contain one or more of the following elements: (1) restrictions on trade with or investment in a sanctioned country, including prohibitions against direct or indirect imports from and exports to a sanctioned country and prohibitions on “U.S. persons” engaging in financial transactions relating to making investments in, or providing investment-related advice or assistance to, a sanctioned country; and (2) blocking of assets in which the government or specially designated nationals of the sanctioned country have an interest, by prohibiting transfers of property subject to U.S. jurisdiction (including property in the possession or control of U.S. persons). Blocked assets (for example, property and bank deposits) cannot be paid out, withdrawn, set off or transferred in any manner without a license from OFAC.

Consumer Protection Laws. The Bank is subject to a number of federal and state laws designed to protect consumers and prohibit unfair or deceptive business practices. These laws include the Equal Credit Opportunity Act, Fair Housing Act, Home Ownership Protection Act, Fair Credit Reporting Act, as amended by the Fair and Accurate Credit Transactions Act of 2003 (“FACT Act”), the Gramm-Leach-Bliley Act (“GLBA”), the Truth in Lending Act, the CRA, the Home Mortgage Disclosure Act, the Real Estate Settlement Procedures Act, the National Flood Insurance Act and various state law counterparts. These laws and regulations mandate certain disclosure requirements and regulate the manner in which financial institutions must interact with customers when taking deposits, making loans, collecting loans and providing other services. Further, the Dodd-Frank Act established the CFPB, which has the responsibility for making rules and regulations under the federal consumer protection laws relating to financial products and services. The CFPB also has a broad mandate to prohibit unfair or deceptive acts and practices and is specifically empowered to require certain disclosures to consumers and draft model disclosure forms. Failure to comply with consumer protection laws and regulations can subject financial institutions to enforcement actions, fines and other penalties. The FDIC will enforce CFPB rules with respect to the Bank.

Interchange Fees. Pursuant to the Dodd-Frank Act, the Federal Reserve has issued a final rule governing the interchange fees charged on debit card transactions. The rule caps the interchange income that an issuing bank can receive from a debit card holder’s transactions. The rule became effective October 1, 2011. Although the rule does not directly apply to institutions with less than $10 billion in assets, market forces may result in point-of-sale networks paying the same reduced interchange rate to banks of all sizes. If that were to occur, the Bank would receive less income on its debit card customers’ transactions.

Mortgage Reform. The Dodd-Frank Act prescribes certain standards that mortgage lenders must consider before making a residential mortgage loan, including verifying a borrower’s ability to repay such mortgage loan. The Dodd-Frank Act also allows borrowers to assert violations of certain provisions of the Truth-in-Lending Act as a defense to foreclosure proceedings. Under the Dodd-Frank Act, prepayment penalties are prohibited for certain mortgage transactions and creditors are prohibited from financing insurance policies in connection with a residential mortgage loan or home equity line of credit. The Dodd-Frank Act requires mortgage lenders to make additional disclosures prior to the extension of credit, in each billing statement and for negative amortization loans and hybrid adjustable rate mortgages. Additionally, the Dodd-Frank Act prohibits mortgage originators from receiving compensation based on the terms of residential mortgage loans and generally limits the ability of a mortgage originator to be compensated by others if compensation is received from a consumer.

Customer Information Security. The federal banking agencies have adopted final guidelines for establishing standards for safeguarding nonpublic personal information about customers. These guidelines implement provisions of GLBA. Specifically, the Information Security Guidelines established by GLBA require each financial institution, under the supervision and ongoing oversight of its board of directors or an appropriate committee thereof, to develop, implement and maintain a comprehensive written information security program designed to ensure the security and confidentiality of customer information (as defined under GLBA), to protect against anticipated threats or hazards to the security or integrity of such information and to protect against unauthorized access to or use of such information that could result in substantial harm or inconvenience to any customer. The federal banking regulators have issued guidance for banks on response programs for unauthorized access to customer information. This guidance, among other things, requires notice to be sent to customers whose “sensitive information” has been compromised if unauthorized use of this information is “reasonably possible.”

Identity Theft Red Flags. The federal banking agencies jointly issued final rules and guidelines in 2007 implementing Section 114 of the FACT Act and final rules implementing Section 315 of the FACT Act. The rules implementing Section 114 require each financial institution or creditor to develop and implement a written Identity Theft Prevention Program to detect, prevent and mitigate identity theft in connection with the opening of certain accounts or certain existing accounts. In addition, the federal banking agencies issued guidelines to assist financial institutions and creditors in the formulation and maintenance of an Identity Theft Prevention Program that satisfies the requirements of the rules. The rules implementing Section 114 also require credit and debit card issuers to assess the validity of notifications of changes of address under certain circumstances. Additionally, the federal banking agencies issued joint rules, that became effective in 2008, under Section 315 that provide guidance regarding reasonable policies and procedures that a user of consumer reports must employ when a consumer reporting agency sends the user a notice of address discrepancy.

Privacy. GLBA requires financial institutions to implement policies and procedures regarding the disclosure of nonpublic personal information about consumers to nonaffiliated third parties. In general, the statute requires financial institutions to explain to consumers their policies and procedures regarding the disclosure of such nonpublic personal information and, except as otherwise required or permitted by law, financial institutions are prohibited from disclosing such information except as provided in their policies and procedures. The Bank is required to provide notice to its customers on an annual basis disclosing their policies and procedures on the sharing of nonpublic personal information. In December 2009, the federal banking agencies promulgated regulations that incorporate a two-page model form that financial institutions may use to satisfy their privacy disclosure obligations under GLBA. These regulations became effective in January 2011.

ITEM 1A — RISK FACTORS

Before making an investment decision, you should carefully consider all of the risks described in this registration statement. If any of the risks discussed in this registration statement actually occur, or if additional risks and uncertainties not presently known to us or that we do not currently believe to be important to you, materialize, our business, results of operations or financial condition would likely suffer. If this were to happen, the price of our shares could decline significantly and you may lose all or part of your investment. Our forward-looking statements in this registration statement are subject to the following risks and uncertainties. Our actual results could differ materially from those anticipated by our forward-looking statements as a result of the risk factors below.

RISKS RELATED TO OUR BUSINESS

We are subject to extensive governmental regulation, which may result in significant restrictions on our activities, operations, financing and ownership.

We and the Bank are subject to extensive governmental regulation that is intended primarily to protect depositors and the DFI, rather than our shareholders. As a bank holding company, we are regulated primarily by the Federal Reserve. As an Indiana-chartered bank, the Bank is subject to regulation, examination and supervision by the DFI as chartering authority, and the FDIC as the primary federal regulator and deposit insurer. These regulators have the ability, should the situation require, to place significant regulatory and operational restrictions upon us and the Bank. The Bank’s activities are also regulated under consumer protection laws applicable to our lending, deposit and other activities.

Further, we may be required to invest significant management attention and resources to evaluate and make any changes necessary to comply with new statutory and regulatory requirements, including the Dodd-Frank Act and new regulatory capital requirements intended to implement Basel III. Failure to comply with the new requirements may negatively affect our results of operations and financial condition. While we cannot predict what effect any presently contemplated or future changes in the laws or regulations or their interpretations would have on us, these changes could be materially adverse to our investors.

Federal and state laws and regulations govern numerous other matters including permissible types, amounts and terms of extensions of credit and investments; permissible nonbanking activities; the level of reserves against deposits; and restrictions on dividend payments. The DFI and FDIC possess the power to issue cease and desist orders to prevent or remedy unsafe or unsound practices or violations of law by banks subject to their regulation, and the Federal Reserve possesses similar powers with respect to bank holding companies. These and other restrictions limit the manner in which we, and the Bank, may conduct business and obtain financing.

A failure of, or interruption in, the communications and information systems on which we rely to conduct our business could adversely affect our revenues and profitability.

We rely heavily upon communications and information systems to conduct our business. Although we have built a level of redundancy into our information technology infrastructure and update our business continuity plan annually, any failure or interruption of our information systems or the third-party information systems on which we rely as a result of inadequate or failed processes or systems, human errors or external events could cause underwriting or other delays and could result in fewer applications being received, slower processing of applications and reduced efficiency in servicing. In addition, our communication and information systems may present security risks and could be susceptible to hacking or other unauthorized access. The occurrence of any of these events could have a material adverse effect on our business.

Our plans to grow our commercial loan portfolios may not succeed.

We may not succeed in our plans to grow our CRE and C&I loan portfolios. Even if our plans can be implemented successfully, this may not result in the realization of the expected benefits. These loans generally involve higher credit risks than residential real estate and consumer loans and are dependent on our lenders maintaining close relationships with the borrowers. Payments on these loans are often dependent upon the successful operation and management of the underlying business or assets, repayment of such loans may be influenced to a great extent by conditions in the market or the economy. Our failure to achieve or manage this growth could have an adverse effect on our business, future prospects, financial condition or results of operations.

An inadequate allowance for loan losses would reduce our earnings and adversely affect our financial condition and results of operations.

Our success depends to a significant extent upon the quality of our assets, particularly loans. In originating loans, there is a substantial likelihood that credit losses will be experienced. The risk of loss will vary with, among other things, general economic conditions, the type of loan being made, the creditworthiness of the borrower over the term of the loan and, in the case of a collateralized loan, the quality of the collateral. Although we and our regulators regularly review our loan portfolio and evaluate the adequacy of our allowance and believe that the allowance is adequate to absorb such probable losses, there can be no assurance that we will not experience losses in excess of the allowance and be required to increase our provision.

As of September 30, 2012, our allowance for loan losses was $6.4 million, which represented approximately 1.8% of total loans. We had $9.0 million in non-performing loans as of September 30, 2012. The allowance may not prove sufficient to cover future loan losses. Although management uses the best information available to make determinations with respect to the allowance for loan losses, future adjustments may be necessary if economic conditions differ substantially from the assumptions used or adverse developments arise with respect to our non-performing or performing loans. Accordingly, the allowance for loan losses may not be adequate to cover loan losses or significant increases to the allowance may be required in the future if economic conditions should worsen. Any increase in our provision could have a material adverse effect on our financial condition and results of operations.

We have goodwill which, if impaired, would adversely impact our results of operations.

At September 30, 2012, our assets included goodwill of approximately $4.7 million. As required by generally accepted accounting standards, we periodically review our goodwill, intangible assets and long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amounts of these assets may not be recoverable. In the event that we determine in the future that an impairment exists for any reason, we would record an impairment charge in the quarter such determination is made, which could adversely impact our financial position and results of operations.

The market value of some of our investments could decline and adversely affect our financial position.

As of September 30, 2012, we held $4.5 million fair value of investments in private label mortgage-backed and pooled trust securities which had an unrealized loss of $2.5 million at September 30, 2012. Although we use economic models to determine whether an other-than-temporary impairment has occurred, such models have limitations. Although we do not anticipate any decline in the value of these investments, if they experience an other-than-temporary impairment, we would be required to record a write-down or loss and a charge to our earnings.

Our products and services are delivered on a technological platform that is subject to rapid change and transformation.

The Bank conducts its consumer lending and deposit-gathering activities through the Internet. The financial services industry is undergoing rapid technological change, and we face constant evolution of customer demand for technology-driven financial and banking products and services. Many of our competitors have substantially greater resources to invest in technological improvement and product development, marketing and implementation. Any failure to successfully keep pace with and fund technological innovation in the markets in which we compete could have a material adverse impact on our business and results of operations.

We may need additional capital resources in the future and these capital resources may not be available when needed or at all, without which our financial condition, results of operations and prospects could be materially impaired.

If we continue to experience significant growth, we may need to raise additional capital. Our ability to raise capital, if needed, will depend upon our financial performance and condition and on conditions in the capital markets, as well as economic conditions generally. Accordingly, such financing may not be available to us on acceptable terms or at all. If we cannot raise additional capital when needed, it would have a material adverse effect on our financial condition, results of operations and prospects.

The competitive nature of the banking and financial services industry could negatively affect our ability to increase our market share and retain long-term profitability.

Competition in the banking and financial services industry is strong. We compete with commercial banks, savings institutions, mortgage brokerage firms, credit unions, finance companies, mutual funds, insurance companies and brokerage and investment banking firms operating locally and elsewhere. Some of our competitors have greater name recognition and market presence than we do and offer certain services that we do not or cannot provide. In addition, larger competitors may be able to price loans and deposits more aggressively than we do, which could affect our ability to increase our market share and remain profitable on a long-term basis. Our success will depend on the ability of the Bank to compete successfully on a long-term basis within the financial services industry.

Reputational risk and social factors may negatively affect us.

Our ability to attract and retain depositors and customers is highly dependent upon consumer and other external perceptions of our business practices and financial condition. Adverse perceptions could damage our reputation to a level that could lead to difficulties in generating and maintaining deposit accounts, accessing credit markets and increased regulatory scrutiny of our business. Borrower payment behaviors also affect us. To the extent that borrowers determine to stop paying their loans where the financed properties’ market values are less than the amount of their loans, or for other reasons, our costs and losses may increase. Adverse developments or perceptions regarding the business practices or financial condition of our competitors, or our industry as a whole, may also indirectly adversely affect our reputation.

In addition, adverse reputational developments with respect to third parties with whom we have important relationships may adversely affect our reputation. All of the above factors may result in greater regulatory and/or legislative scrutiny, which may lead to laws or regulations that may change or constrain the manner in which we engage with our customers and the products we offer and may also increase our litigation risk. If these risks were to materialize they could negatively affect our business, financial condition and results of operations.

We are dependent upon the services of our management team.

Our future success and profitability is substantially dependent upon our management and the abilities of our senior executives. We believe that our future results will also depend in part upon our ability to attract and retain highly skilled and qualified management. Competition for senior personnel is intense, and we may not be successful in attracting and retaining such personnel. Changes in key personnel and their responsibilities may be disruptive to our businesses and could have a material adverse effect on our businesses, financial condition and results of operations. In particular, the loss of our chief executive officer could have a material adverse effect on our operations.

Fluctuations in interest rates could reduce our profitability and affect the value of our assets.

Like other financial institutions, we are subject to interest rate risk. Our primary source of income is net interest income, which is the difference between interest earned on loans and leases and investments and interest paid on deposits and borrowings. We expect that we will periodically experience imbalances in the interest rate sensitivities of our assets and liabilities and the relationships of various interest rates to each other. Over any defined period of time, our interest-earning assets may be more sensitive to changes in market interest rates than our interest-bearing liabilities, or vice-versa. In addition, the individual market interest rates underlying our loan and lease and deposit products may not change to the same degree over a given time period. In any event, if market interest rates should move contrary to our position, earnings may be negatively affected. In addition, loan and lease volume and quality and deposit volume and mix can be affected by market interest rates as can the businesses of our clients. Changes in levels of market interest rates could have a material adverse effect on our net interest spread, asset quality, origination volume and overall profitability.

Market interest rates are beyond our control, and they fluctuate in response to economic conditions and the policies of various governmental and regulatory agencies, in particular, the Federal Reserve. Changes in monetary policy, including changes in interest rates, may negatively affect our ability to originate loans and leases, the value of assets and our ability to realize gains from the sale of our assets, all of which ultimately could affect our earnings.

We are a holding company dependent on capital distributions from the Bank.

We are a separate and distinct legal entity from the Bank and depend on dividends, distributions and other payments from the Bank to fund all payments on our obligations. The ability of the Bank to pay dividends to us is limited by state and federal law and depends generally on the Bank’s ability to generate net income. If we are unable to comply with applicable provisions of these statutes and regulations, the Bank may not be able to pay dividends to us, and we would not be able to pay dividends on our outstanding common stock.

RISKS RELATED TO OUR COMMON STOCK

There is no established trading market for our common stock and you may not be able to resell your shares.

The shares of our common stock are currently quoted on the over-the-counter market. We have filed this registration statement in order to list our common stock on the NASDAQ Capital Market which we expect will provide a more liquid market for our common stock. However, we cannot guarantee that our application for listing on the NASDAQ Capital Market will be approved and even if it is approved, the listing will not guarantee a significantly more active trading market will develop.

Federal banking laws limit the acquisition and ownership of our common stock.

Because we are a bank holding company, any purchaser of 5% or more of our common stock may be required to file a notice with or obtain the approval of the Federal Reserve under the Change in Bank Control Act of 1978, as amended, or the BHCA. Specifically, under regulations adopted by the Federal Reserve, (1) any other bank holding company may be required to obtain the approval of the Federal Reserve before acquiring 5% or more of our common stock and (2) any person other than a bank holding company may be required to file a notice with and not be disapproved by the Federal Reserve to acquire 10% or more of our common stock.

Anti-takeover provisions could negatively impact our shareholders.

Provisions of Indiana law and provisions of our Articles of Incorporation could make it more difficult for a third party to acquire control of us or have the effect of discouraging a third party from attempting to acquire control of us. We will become subject to certain anti-takeover provisions under the Indiana Business Corporation Law (the “IBCL”). Additionally, our Articles of Incorporation authorize our Board of Directors to issue one or more classes or series of preferred stock without shareholder approval and such preferred stock could be issued as a defensive measure in response to a takeover proposal. These provisions could make it more difficult for a third party to acquire us even if an acquisition might be in the best interest of our shareholders.

Our shares of common stock are not an insured deposit and as such are subject to loss of entire investment.

The shares of our common stock are not a bank deposit and will not be insured or guaranteed by the FDIC or any other government agency. Your investment will be subject to investment risk, and you must be capable of affording the loss of your entire investment.

If we were to issue preferred stock, the rights of holders of our common stock and the value of such common stock could be adversely affected.

Our Board of Directors is authorized to issue classes or series of preferred stock, without any action on the part of the stockholders. The Board of Directors also has the power, without stockholder approval, to set the terms of any such classes or series of preferred stock, including voting rights, dividend rights and preferences over the common stock with respect to dividends or upon the liquidation, dissolution or winding-up of our business and other terms. If we issue preferred stock in the future that has a preference over the common stock with respect to the payment of dividends or upon liquidation, dissolution or winding-up, or if we issue preferred stock with voting rights that dilute the voting power of the common stock, the rights of holders of the common stock or the value of the common stock would be adversely affected.

Upon the effectiveness of this registration statement, we will become subject to evolving and expensive corporate governance regulations and requirements. Our failure to adhere to these requirements or the failure or circumvention of our controls and procedures could seriously harm our business.

Although we are subject to extensive regulation as a financial institution, we have not been required to follow the corporate governance and financial reporting practices and policies required of a company whose stock is registered under the Securities Exchange Act of 1934, as amended, and traded on a national securities exchange. Upon the effectiveness of this registration statement, we will be subject to certain federal, state and other rules and regulations, including applicable requirements of the Dodd-Frank Act and the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”). Compliance with these evolving regulations means we will incur significant legal, accounting and other expenses that we did not incur in the past and are not reflected in our historical financial statements. Compliance will also require a significant diversion of management time and attention, particularly with regard to disclosure controls and procedures and internal control over financial reporting, and will require changes in corporate governance practices. Although we have reviewed, and will continue to review, our disclosure controls and procedures in order to determine whether they are effective, our controls and procedures may not be able to prevent errors or frauds in the future. Faulty judgments, simple errors or mistakes, or the failure of our personnel to adhere to established controls and procedures, may make it difficult for us to ensure that the objectives of the control system will be met. A failure of our controls and procedures to detect other than inconsequential errors or fraud could seriously harm our business and results of operations.

ITEM 2 — FINANCIAL INFORMATION

Management’s Discussion and Analysis of Financial Condition and Results of Operations

The following discussion and analysis of our financial condition and results of operations should be read in conjunction with our consolidated and condensed financial statements and related notes appearing elsewhere in this registration statement. This discussion and analysis includes certain forward-looking statements that involve risks, uncertainties and assumptions. You should review the “Risk Factors” section of this registration statement for a discussion of important factors that could cause actual results to differ materially from the results described in or implied by such forward-looking statements. See “Cautionary Note Regarding Forward-Looking Statements” at the beginning of this registration statement.

Financial Overview

Selected Financial and Other Data
(dollars in thousands)

	Nine Months ended September 30,		Fiscal Year ended December 31,
	2012	2011	2011	2010	2009	2008	2007
Financial Condition:
Total assets	$627,678	$561,293	$585,440	$503,915	$504,615	$543,044	$557,901
Cash and cash equivalents	$24,174	$9,773	$34,778	$32,417	$30,016	$25,780	$65,174
Investment securities available for sale	171,323	149,971	149,270	136,936	133,584	168,807	118,525
Loans held for sale	55,490	44,425	45,091	5,008	7,169	4,203	3,060
Loans receivable, net	348,839	331,041	329,570	299,545	305,439	320,167	349,407
Deposits	522,659	464,106	486,665	422,703	411,627	439,242	461,563
Federal Home Loan Bank advances	40,658	40,543	40,573	30,455	47,000	57,000	48,700
Total shareholders’ equity	60,695	53,986	55,423	48,897	44,764	45,411	46,087

Operating:
Interest and dividends	18,051	18,009	23,944	25,296	28,607	31,155	31,799
Interest expense	6,494	7,384	9,621	10,785	14,859	18,873	20,160
Net interest income	11,557	10,625	14,323	14,511	13,748	12,282	11,639
Provision for loan losses	2,108	1,493	2,440	927	11,564	4,819	1,802
Non-interest income	7,808	1,736	3,559	3,437	2,903	2,585	2,298
Non-interest expenses	11,784	8,301	11,483	10,370	9,341	8,481	8,359
Income (loss) before income taxes	5,473	2,567	3,959	6,651	(4,254)	1,567	3,776
Income taxes	1,421	442	773	1,696	(2,136)	(9)	948
Net income (loss)	$4,052	$2,125	$3,186	$4,955	$(2,118)	$1,576	$2,828

Performance Ratios:
Return on average assets (annualized)	0.88%	0.53%	0.59%	1.01%	-0.40%	0.29%	0.54%
Return on average equity (annualized)	9.36%	5.53%	6.13%	10.21%	-4.59%	3.47%	6.42%
Interest rate spread (annualized) (1)	2.46%	2.60%	2.57%	2.83%	2.42%	2.07%	1.95%
Net interest margin (annualized) (2)	2.62%	2.78%	2.75%	3.06%	2.67%	2.34%	2.27%
Noninterest expense to average assets (annualized)	2.57%	2.09%	2.12%	2.11%	1.76%	1.56%	1.58%
Efficiency ratio (3)	60.85%	67.15%	64.22%	57.78%	56.10%	57.05%	59.98%
Average interest-earning assets to average interest-bearing liabilities	123.26%	124.13%	124.18%	123.83%	120.36%	118.25%	118.60%
Average equity to average assets	9.45%	9.66%	9.61%	9.85%	8.68%	8.38%	8.34%

Capital Ratios:
Total capital to risk weighted assets	11.2%	12.5%	12.4%	12.2%	11.0%	13.2%	11.6%

	Nine Months ended September 30,		Fiscal Year ended December 31,
	2012	2011	2011	2010	2009	2008	2007
Tier 1 capital to risk weighted assets	10.0%	11.3%	11.2%	10.9%	9.8%	12.0%	10.7%
Tier 1 capital to average assets	8.7%	9.0%	8.7%	9.4%	7.7%	8.2%	7.5%

Asset Quality Ratios:
Allowance for loan losses as a percentage of total loans	1.82%	1.67%	1.70%	2.26%	3.25%	1.45%	1.03%
Allowance for loan losses as a percentage of non-performing loans	71.39%	85.08%	64.61%	71.41%	96.91%	100.90%	243.11%
Net (charge-offs) recoveries to average outstanding loans during the period	-0.47%	-1.10%	-1.05%	-1.35%	-1.85%	-1.12%	-0.69%
Non-performing loans as a percentage of total loans	2.55%	1.97%	2.64%	3.17%	3.36%	1.44%	0.43%
Non-performing loans as percentage of total assets	1.89%	1.17%	2.29%	3.36%	2.52%	1.00%	0.35%
Total non-performing assets and troubled debt restructuring as a percentage of total assets	2.12%	1.35%	2.47%	3.43%	2.52%	1.00%	0.35%

Shares and Per Share Data:
Average common shares outstanding:
Basic	1,911,846	1,905,604	1,906,289	1,898,919	1,892,082	1,878,466	1,866,793
Diluted	1,911,846	1,905,604	1,906,289	1,898,919	1,892,082	1,886,466	1,879,550
Per share:
Basic earnings available to common shareholders	2.12	1.12	1.67	2.61	(1.12)	0.84	1.51
Diluted earnings available to common shareholders	2.12	1.12	1.67	2.61	(1.12)	0.84	1.50
Dividends — common stock	—	—	—	—	—	—	—
Dividend payout ratio (4)	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%

Other:
Number of offices	1	1	1	1	2	2	5

(1)         Represents the difference between the weighted average yield on average interest-earning assets and the weighted average cost of interest-bearing liabilities.

(2)         Represents net interest income as a percentage of average interest-earning assets.

(3)         Represents noninterest expense divided by the sum of net interest income and noninterest income.

(4)         Dividends per share divided by diluted earnings per share.

Overview

The primary drivers of our performance since January 1, 2011, have been:

•                  our ability to capitalize on the demand for residential mortgage refinancings due to the ongoing low-rate environment;

•                  our deployment of excess cash into higher-yielding assets and

•                  our ability to maintain high credit quality despite the ongoing difficulties affecting many other banks.

During 2011 and the nine months ended September 30, 2012, we reported net income of $7.2 million. During the same period, total assets increased by $123.8 million, or 24.6% from December 31, 2010. We increased net loans in this period by $49.3 million, or 16.5%, from December 31, 2010. Net interest income totaled $25.9 million in 2011 and the nine months ended September 30, 2012. Our net interest spread on an annualized basis has been relatively steady at 2.57% and 2.46% for 2011 and the first nine months of 2012, respectively. Securities available for sale increased by $34.4 million, or 25.1%, from December 31, 2010. Our regulatory capital ratios have remained well above all required minimums. Non-performing loans as a percentage of total loans declined from 3.17% in 2010 to 2.64% and 2.55% in 2011 and in the nine months ended September 30, 2012, respectively.

Due to our sustained record of performance, our Board of Directors declared a special cash dividend of $0.25 per share payable December 28, 2012, to holders of our common stock on December 10, 2012.

Results of Operations

Nine Months Ended September 30, 2012 vs. Nine Months Ended September 30, 2011

Total interest income remained flat due to the existing low rate environment, increasing to $18.1 million during the nine months ended September 30, 2012, from $18.0 million in the same period in 2011. Average yield on assets decreased by 0.64%, which was offset by an increase of $79.9 million in the average outstanding balance of interest earning assets.

Interest expense from deposits for the first nine months of 2012 decreased by $896,000, or 14.1%, compared to the same period last year, primarily due to the ongoing low rate environment. Despite an increase of $68.5 million in the average balance of interest-bearing deposits, the average cost of funds decreased by 0.52% due primarily to the low-rate environment.

Provision for loan losses increased by $615,000, or 41.2%, as a result of management’s ongoing evaluation of the adequacy of the allowance for loan losses which includes an analysis of the overall size and composition of the portfolio as well as a review of all loans for which full collectability may not be reasonably assured, which considers, among other matters, the estimated net realizable value of the underlying collateral, economic conditions, loan loss experience and other factors that are particularly susceptible to changes that could result in a material change to the borrower’s ability to pay the loan upon maturity.

Gain on loans sold during the period increased by $5.6 million, or 389.9%, compared to the same period in 2011, primarily due to increased loan origination volumes within the residential mortgage department. The existing low rate environment has made refinancing existing mortgages an attractive option for consumers.

Other-than-temporary impairment (“OTTI”) losses decreased by $352,000, or 63.3%, compared to the same period in 2011. Management evaluates investment securities for OTTI on a quarterly basis. Impairment on securities is determined after analyzing the estimated cash flows to be received and the underlying collateral and determining the amount of additional losses needed in the individual pools to create a shortfall in interest or principal payments. In 2012, management’s evaluation indicated OTTI losses on two private label mortgage backed securities (“PLMBS”) and one collateralized debt obligation (“CDO”). Amortized cost remaining on securities with OTTI losses totaled $2.2 million as of September 30, 2012.

Loss on asset disposals decreased by $286,000, or 88.5%, compared to the same period in 2011, primarily as the result of an $189,000 gain on liquidation of a commercial real estate property owned by the company in the third quarter of 2012.

Salaries and employee benefits increased by $2.2 million, or 56.7%, reflecting the addition of 21 full time employees during the nine months ended September 30, 2012 compared to the same period in 2011. Additional staffing took place primarily within the residential mortgage and C&I lending departments to address increased origination volumes.

Marketing, advertising and promotion expenses increased by $474,000, or 88.4%, as the result of the increased usage of third party lead sources to attract potential borrowers to our mortgage website. We acquire mortgage leads from third party sources to drive loan applications.

Consulting and professional fees increased by $524,000, or 102.1%, to accommodate increased legal fees of approximately $452,000 during 2012 incurred through the normal course of operations such as credit collection efforts.

Loan expenses increased by $497,000, or 133.6%, due primarily to $332,000 of expenses related to a non performing commercial real estate credit which was moved to Other Real Estate Owned (“OREO”) in October 2012.

Deposit insurance premiums decreased by $268,000, or 44.0%, due to the decrease of 0.01472% in the Bank’s FDIC assessment rates.

Fiscal Year Ended December 31, 2011 vs. Fiscal Year Ended December 31, 2010

Interest income from loans for 2011 decreased by $1.1 million, or 5.6%, compared to 2010 primarily due to the ongoing low rate environment. Despite an increase of $36.9 million in average loans outstanding, the average yield decreased by 1.01%.

Interest expense from deposits for 2011 decreased by $988,000, or 10.7%, compared to 2010 primarily due to the low rate environment. Despite an increase of $39.4 million in the average balance of interest bearing deposits, the average cost of funds decreased by 0.44%.

Provision for loan losses increased by $1.5 million, or 163.2%, from 2010 to 2011 as a result of management’s ongoing evaluation of the adequacy of the allowance for loan losses which includes an analysis of the overall size and composition of the portfolio as well as a review of all loans for which full collectability may not be reasonably assured which considers, among other matters, the estimated net realizable value of the underlying collateral, economic conditions, loan loss experience and other factors that are particularly susceptible to changes that could result in a material change to the borrower’s ability to pay the loan upon maturity. 2010 provision expense contained a $2.4 million provision reversal related to a single commercial real estate credit re-collateralized in the first quarter of 2010. Provision expense improvements in 2011 occurred due to reduced delinquencies and charge-off activity.

Gain on loans sold during 2011 increased by $592,000, or 19.1%, compared to 2010, primarily due to increased loan origination for refinancings within the residential mortgage department. The ongoing low rate environment has made refinancing existing mortgages an attractive option for consumers.

OTTI losses decreased by $283,000, or 31.1%, compared to 2010. Management’s evaluation of the securities portfolio in 2011 indicated OTTI losses on three PLMBS and one CDO. The amortized cost remaining on securities with OTTI losses totaled $2.7 million as of December 31, 2011.

Loss on asset disposals increased by $710,000, or 207.6%, in 2011, primarily as the result of the write off of $368,000 representing the full value of a minority investment in an Indiana financial institution which disclosed that it may be unable to continue as a going concern. In addition, the Bank wrote down a commercial property in OREO by $288,000 in the fourth quarter of 2011.

Salaries and employee benefits increased $516,000, or 10.8%, reflecting the addition of 22 full time employees during 2011 compared to 2010. We added staff within the residential mortgage department to address increased origination volumes. In addition, the Bank established a C&I lending department in November 2011 to serve a new market.

Marketing, advertising and promotion expenses increased by $667,000, or 248.0%, as the result of the increased usage of third party lead sources to attract potential borrowers to our mortgage website. We acquire mortgage leads from third party sources to drive loan applications.

Average Balance Sheets, Net Interest Earnings

For the periods presented, the following table provides the total dollar amount of interest income from average interest-earning assets and the resulting yields, and the interest expense on average interest-bearing liabilities, expressed both in dollars and rates, and the net interest margin. The table does not reflect any effect of income taxes. Balances are based on the average of daily balances. Non-accrual loans are included in average loan balances.

Average Balance Sheets
(dollars in thousands)

	Nine Months ended September 30,
	2012			2011
	Average Balance	Interest and Dividends	Yield/Cost	Average Balance	Interest and Dividends	Yield/Cost
Assets:
Interest-earning assets:
Loans	$382,909	$14,268	4.98%	$336,274	$13,989	5.56%
Investment securities	175,442	3,658	2.79%	147,904	3,913	3.54%
FHLB stock	2,943	70	3.18%	3,127	64	2.74%
Other interest-earning assets	28,968	55	0.25%	23,081	43	0.25%
Total interest-earning assets	590,262	18,051		510,386	18,009

Noninterest-earning assets	20,790			19,892
Total assets	$611,052			$530,278

Liabilities and equity:
Interest-bearing liabilities
Regular savings accounts	$9,622	$42	0.58%	$7,303	$36	0.66%
Interest-bearing demand deposits	62,034	265	0.57%	55,393	297	0.72%
Money market accounts	183,626	1,073	0.78%	147,327	1,083	0.98%
Certificates and brokered deposits	240,543	4,095	2.27%	217,280	4,955	3.05%
Total interest-bearing deposits	495,825	5,475		427,303	6,371	1.99%
						3.58%
FHLB advances	40,611	1,019	3.35%	37,861	1,013	0.49%
Other borrowings	—	—	0.00%	22	—	2.12%
Total interest-bearing liabilities	536,436	6,494		465,186	7,384

Noninterest-bearing liabilities	9,363			7,694
Other non-interest bearing liabilities	7,298			5,833
Total liabilities	553,097			478,713

Stockholders’ equity	57,955			51,565
Total liabilities and equity	$611,052			$530,278

Net interest income		$11,557			$10,625

Interest rate spread			2.46%			2.60%
Net interest margin			2.62%			2.78%
Average interest-earning assets to average interest-bearing liabilities			110.03%			109.72%

	Year ended December 31,
	2011			2010			2009
	Average Balance	Interest and Dividends	Yield/Cost	Average Balance	Interest and Dividends	Yield/Cost	Average Balance	Interest and Dividends	Yield/Cost
Assets:
Interest-earning assets:
Loans	$346,589	$18,752	5.41%	$309,655	$19,868	6.42%	$328,817	$21,433	6.52%
Investment securities	145,823	5,045	3.46%	133,943	5,294	3.95%	156,709	7,035	4.49%
FHLB stock	3,080	83	2.69%	3,592	68	1.89%	3,637	79	2.17%
Other interest-earning assets	25,383	64	0.25%	27,447	66	0.24%	25,390	60	0.24%
Total interest-earning assets	520,875	23,944		474,637	25,296		514,553	28,607

Noninterest-earning assets	19,938			17,896			16,456
Total assets	$540,813			$492,533			$531,009

Liabilities and equity:
Interest-bearing liabilities
Regular savings accounts	$7,417	$48	0.65%	$6,760	$50	0.74%	$5,767	$65	1.13%
Interest-bearing demand deposits	55,708	386	0.69%	50,963	403	0.79%	46,523	464	1.00%
Money market accounts	151,134	1,444	0.96%	125,223	1,408	1.12%	99,734	1,627	1.63%
Certificates and brokered deposits	220,601	6,388	2.90%	212,553	7,393	3.48%	271,901	10,620	3.91%
Total interest-bearing deposits	434,860	8,266		395,499	9,254		423,925	12,776

FHLB advances	38,539	1,355	3.52%	36,427	1,531	4.20%	49,677	2,083	4.19%
Other borrowings	20	—	0.51%	—	—	0.00%	6	—	0.55%
Total interest-bearing liabilities	473,419	9,621		431,926	10,785		473,608	14,859

Noninterest-bearing liabilities	8,218			7,069			6,266
Other non-interest bearing liabilities	6,863			4,502			4,671
Total liabilities	488,500			443,497			484,545

Stockholders’ equity	52,313			49,036			46,464
Total liabilities and equity	$540,813			$492,533			$531,009

Net interest income		$14,323			$14,511			$13,748

Interest rate spread			2.57%			2.83%			2.42%
Net interest margin			2.75%			3.06%			2.67%
Average interest-earning assets to average interest-bearing liabilities			110.02%			109.89%			108.65%

Rate/Volume Analysis
(dollars in thousands)

The following table sets forth certain information regarding changes in our interest income and interest expense for the periods indicated. For each category of earning assets and interest bearing liabilities, information is provided on changes attributable to (i) changes in volume (change in average volume multiplied by old rate); and (ii) changes in rates (change in rate multiplied by old average volume). Changes in rate/volume (change in rate multiplied by the change in volume) have been allocated to the changes due to volume and rate in proportion to the absolute value of the changes due to volume and rate prior to the allocation.

	Rate/Volume Analysis of Net Interest Income
	Nine Months ended September 30, 2012 vs. 2011 Due to Changes in			Fiscal Year ended December 31, 2011 vs. 2010 Due to Changes in			Fiscal Year ended December 31, 2010 vs. 2009 Due to Changes in
	Volume	Rate	Net	Volume	Rate	Net	Volume	Rate	Net
Interest income
Loans receivable	$2,395	$(2,116)	$279	$2,209	$(3,325)	$(1,116)	$(1,234)	$(331)	$(1,565)
Investment securities	861	(1,116)	(255)	416	(665)	(249)	(957)	(784)	(1,741)
FHLB stock	(6)	12	6	(11)	26	15	(1)	(10)	(11)
Other interest-earning assets	11	1	12	(5)	3	(2)	5	1	6
Total	3,261	(3,219)	42	2,609	(3,961)	(1,352)	(2,187)	(1,124)	(3,311)

Interest expense
Deposits	1,123	(2,019)	(896)	578	(1,566)	(988)	(1,740)	(1,782)	(3,522)
FHLB advances	95	(89)	6	85	(261)	(176)	(557)	5	(552)
Total	1,218	(2,108)	(890)	663	(1,827)	(1,164)	(2,297)	(1,777)	(4,074)

Increase (decrease) in net interest income	$2,043	$(1,111)	$932	$1,946	$(2,134)	$(188)	$110	$653	$763

Liquidity and Capital Resources

The Company’s primary source of funds is dividends from the Bank, the declaration of which is subject to regulatory limits. Historically, the Company has not had significant demands for the use of its cash. However, we declared a special dividend of $0.25 per share of common stock in the fourth quarter of 2012, and our Board of Directors is evaluating whether to pay quarterly dividends.  If we institute quarterly dividends, we expect the amount we pay each quarter will be less than $0.25 per share. At September 30, 2012, the Company, on an unconsolidated basis, had $1.1 million in cash generally available for its cash needs.

At September 30, 2012, we had $195.5 million in cash and investment securities available for sale and $55.5 million in loans held for sale that were generally available for our cash needs. At September 30, 2012, we had the ability to borrow an additional $20.1 million in FHLB advances and correspondent bank fed funds line of credit draws.

At September 30, 2012, approved outstanding loan commitments, including unused lines of credit, amounted to $30.4 million. Certificates of deposit scheduled to mature in one year or less at September 30, 2012, totaled $91.7 million; however, due to our competitive rates, we believe that a majority of maturing deposits will remain with the Bank.

The allowance for loan losses increased $744,000, or 13.2%, from the end of 2011 to $6.4 million as of September 30, 2012 representing 1.8% of total loans outstanding. A total of $1.8 million of the reserve balance relates specifically to $6.2 million of loan balances on three commercial real estate credits. Total past due loans decreased by $1.5 million, or 12.3%, from the end of 2011. As of September 30, 2012, total past due loans represented 2.95% of total loans, a decrease from 3.56% as of December 31, 2011. Certain loans have been modified in troubled debt restructurings, in which economic concessions have been granted to borrowers who have experienced financial difficulties. These concessions typically result from loss mitigation activities and could include reductions in the interest rate, payment extensions, forgiveness of principal, forbearance or other actions. Modifications of terms for our loans and their inclusion as troubled debt restructurings are based on individual facts and circumstances. The impact to the allowance for loan losses due to these modifications was insignificant. In determining whether to restructure a loan, we evaluate the borrower’s financial ability to meet the modified terms of the contract. The loan will only be restructured if the ability to repay is reasonably determined. As a result of this process, we have experienced minimal defaults of loans modified as troubled debt restructurings since January 1, 2011.

Bank-owned life insurance increased 40.2% from the end of 2011 as a result of a $3.0 million purchase completed in the first quarter of 2012.

OREO which is included in other assets decreased by 63.4% during the nine months ended September 30, 2012, primarily as the result of the liquidation of a single commercial real estate asset representing $630,000 during the second quarter of 2012. The current balance of OREO is $553,000 as of September 30, 2012.

Other assets, excluding OREO, decreased by 18.3% since the end of 2011 reflecting a decrease in deferred tax assets due to continued positive earnings and increases in unrealized gains and losses on securities available for sale impacting mark-to-market adjustments within deferred taxes.

Total deposits increased 7.4% from the end of 2011. Due to recent economic conditions, consumers have maintained higher cash balances in bank deposit accounts such as money market savings and short term time deposits.

Total shareholders’ equity increased $5.3 million during the nine months ended September 30, 2012, as a result of net income of $4.1 million during the period ended September 30, 2012 and an increase of $1.2 million in accumulated other comprehensive income due to increased unrealized gains on available-for-sale securities.

At September 30, 2012, the Company and the Bank met applicable requirements to be considered “well-capitalized” under regulatory capital requirements. We believe our capital resources are sufficient to meet our current and expected needs, including any cash dividends we may pay; however, if we continue to experience significant growth, we may require additional capital resources. Although we have limited experience in raising additional capital, we believe our plan to list our common stock on the NASDAQ Capital Market will improve our ability to access capital markets when necessary by enhancing the marketability of our common stock.

Investing Activities

Investment Securities Portfolio

In managing our investment securities portfolio we focus on providing an adequate level of liquidity and establishing an interest rate-sensitive position, while earning an adequate level of investment income without taking undue risk. Investment securities that we intend to hold until maturity are classified as held-to-maturity securities, and all other investment securities are classified as available-for-sale. Currently, all of our investment securities are classified as available-for-sale. The carrying values of available-for-sale investment securities are adjusted for unrealized gains or losses as a valuation allowance and any gain or loss is reported on an after-tax basis as a component of other comprehensive income.

The investment securities portfolio is maintained primarily as a source of liquidity by targeting a weighted average life below five years while providing a higher yield on assets than maintaining balances within an interest bearing cash account. Purchases during 2012 have focused primarily on mortgage-backed securities issued by U.S. government sponsored enterprises.

The following table summarizes the book value and approximate fair value and distribution of our investment securities as of the dates indicated.

			December 31,
	September 30, 2012		2011		2010		2009
(dollars in thousands)	Amortized Cost	Approximate Fair Value	Amortized Cost	Approximate Fair Value	Amortized Cost	Approximate Fair Value	Amortized Cost	Approximate Fair Value
Securities available for sale:
U.S. government-sponsored enterprises	$18,955	$19,936	$24,685	$25,502	$43,444	$43,393	$14,600	$14,549
U.S. government treasuries	—	—	—	—	2,369	2,332	—	—
Municipals	40,789	43,584	40,849	42,761	42,463	40,764	42,961	42,793
Mortgage- and asset-backed securities — government-sponsored enterprises	87,150	89,511	67,354	69,790	37,850	39,981	55,878	58,109
Mortgage- and asset-backed securities — private labeled	3,999	3,643	5,850	5,445	9,720	9,000	14,200	12,600
Other securities	16,769	14,649	8,648	5,772	4,279	1,466	7,770	5,533
Total securities available for sale	$167,662	$171,323	$147,386	$149,270	$140,125	$136,936	$135,409	$133,584

Investment Maturities
(dollars in thousands)

The total amount of securities in an unrealized loss position for greater than 12 months is comprised of municipal, mortgage-backed and other securities. Our management periodically evaluates each security available-for-sale in an unrealized loss position to determine if the impairment is temporary or other than temporary. The unrealized losses are due solely to interest rate changes and we have the ability and intent to hold all investment securities with identified impairments resulting from interest rate changes to the earlier of the forecasted recovery or the maturity of the underlying investment security. As of September 30, 2012, we did not have any investment securities that constituted 10% or more of the stockholders’ equity of any third party issuer.

The following table summarizes the maturity and repricing schedule of our investment securities at their amortized cost and their weighted average yields at September 30, 2012.

	1 year or Less		More than 1 year to 5 years		More than 5 years to 10 years		More than 10 years		Total
	Amortized Cost	Weighted Average Yield	Amortized Cost	Weighted Average Yield	Amortized Cost	Weighted Average Yield	Amortized Cost	Weighted Average Yield	Amortized Cost	Weighted Average Yield
Securities available for sale:
U.S. government-sponsored enterprises	$1	4.13%	$1,203	3.69%	$3,403	5.34%	$14,348	4.45%	$18,955	4.56%
Municipals	1,301	2.37%	2,913	3.27%	9,981	3.47%	26,594	3.75%	40,789	3.60%
Mortgage- and asset-backed securities - government-sponsored enterprises	—	0.00%	235	5.50%	6,750	4.37%	80,165	5.13%	87,150	5.07%
Mortgage- and asset-backed securities - private labeled	—	0.00%	—	0.00%	1,081	4.89%	2,918	2.74%	3,999	3.33%
Other securities	1,500	2.42%	12,233	3.74%	—	0.00%	3,036	1.66%	16,769	3.24%
Total securities available for sale	$2,802		$16,584		$21,215		$127,061		$167,662

Critical Accounting Policies and Estimates

Allowance for Loan Losses. We believe the allowance for loan losses is the critical accounting policy that requires the most significant judgments and assumptions used in the preparation of our consolidated financial statements. An estimate of potential losses inherent in the loan portfolio are determined and an allowance for those losses is established by considering factors including historical loss rates, expected cash flows and estimated collateral values. The allowance for loan losses represents management’s best estimate of losses inherent in the existing loan portfolio. The allowance for loan losses is increased by the provision for loan losses charged to expense and reduced by loans charged off, net of recoveries. Management evaluates the allowance for loan losses quarterly. If the underlying assumptions later prove to be inaccurate based on subsequent loss evaluations, the allowance for loan losses is adjusted.

Management estimates the appropriate level of allowance for loan losses by separately evaluating impaired and non-impaired loans. A specific allowance is assigned to an impaired loan when expected cash flows or collateral do not justify the carrying amount of the loan. The methodology used to assign an allowance to a non-impaired loan is more subjective. Generally, the allowance assigned to non-impaired loans is determined by applying historical loss rates to existing loans with similar risk characteristics, adjusted for qualitative factors including changes in economic conditions, changes in underwriting standards, and changes in the level of credit risk associated with specific industries and markets. Because the economic and business climate in any given industry or market, and its impact on any given borrower, can change rapidly, the risk profile of the loan portfolio is periodically assessed and adjusted when appropriate. Notwithstanding these procedures, there still exists the possibility that the assessment could prove to be significantly incorrect and that an immediate adjustment to the allowance for loan losses would be required.

Investment in Debt and Equity Securities. We classify investments in debt and equity securities as either held-to-maturity or available-for-sale in accordance with Accounting Standards Codification, or ASC, Topic 320, “Accounting for Certain Investments in Debt and Equity Securities.” Securities classified as held-to-maturity would be recorded at cost or amortized cost. Available-for-sale securities are carried at fair value. Fair value calculations are based on quoted market prices when such prices are available. If quoted market prices are not available, estimates of fair value are computed using a variety of pricing sources, including Reuters/EJV, Interactive Data and Standard & Poors. Due to the subjective nature of the valuation process, it is possible that the actual fair values of these investments could differ from the estimated amounts, thereby affecting our financial position, results of operations and cash flows. If the estimated value of investments is less than the cost or amortized cost, Management evaluates whether an event or change in circumstances has occurred that may have a significant adverse effect on the fair value of the investment. If such an event or change has occurred and management determines that the impairment is other-than-temporary, a further determination is made as to the portion of impairment that is related to credit loss. The impairment of the investment that is related to the credit loss is expensed in the period in which the event or change occurred. The remainder of the impairment is recorded in other comprehensive income.

Other Real Estate Owned. Other real estate owned acquired through loan foreclosure is initially recorded at fair value less costs to sell when acquired, establishing a new cost basis. The adjustment at the time of foreclosure is recorded through the allowance for loan losses. Due to the subjective nature of establishing the fair value when the asset is acquired, the actual fair value of the other real estate owned or foreclosed asset could differ from the original estimate. If it is determined that fair value declines subsequent to foreclosure, a valuation adjustment is recorded through noninterest expense. Operating costs associated with the assets after acquisition are also recorded as noninterest expense. Gains and losses on the disposition of other real estate owned and foreclosed assets are netted and posted through noninterest income.

Impairment of Goodwill. As a result of the acquisition of Landmark Financial Corporation, goodwill, an intangible asset with an indefinite life, is reflected on the balance sheet. Goodwill is evaluated for impairment annually, unless there are factors present that indicate a potential impairment, in which case, the goodwill impairment test is performed more frequently than annually.

Deferred Income Tax Assets/Liabilities. Our net deferred income tax asset arises from differences in the dates that items of income and expense enter into our reported income and taxable income. Deferred tax assets and liabilities are established for these items as they arise. From an accounting standpoint, deferred tax assets are reviewed to determine if they are realizable based on the historical level of taxable income, estimates of future taxable income and the reversals of deferred tax liabilities. In most cases, the realization of the deferred tax asset is based on future profitability. If we were to experience net operating losses for tax purposes in a future period, the realization of deferred tax assets would be evaluated for a potential valuation reserve.

Additionally, management reviews our uncertain tax positions annually under ASC Subtopic 740-10, “Accounting for Uncertainty in Income Taxes.” An uncertain tax position is recognized as a benefit only if it is “more likely than not” that the tax position would be sustained in a tax examination, with a tax examination being presumed to occur. The amount actually recognized is the largest amount of tax benefit that is greater than 50% likely to be recognized on examination. For tax positions not meeting the “more likely than not” test, no tax benefit is recorded. A significant amount of judgment is applied to determine both whether the tax position meets the “more likely than not” test as well as to determine the largest amount of tax benefit that is greater than 50% likely to be recognized. Differences between the position taken by management and that of taxing authorities could result in a reduction of a tax benefit or increase to tax liability, which could adversely affect future income tax expense.

Recent Accounting Pronouncements

In May 2011, the Financial Accounting Standards Board (“FASB”), issued ASU No. 2011-04. The amendments in this ASU generally represent clarifications of Topic 820, but also include some instances where a particular principle or requirement for measuring fair value or disclosing information about fair value measurements has changed. This ASU results in common principles and requirements for measuring fair value and for disclosing information about fair value measurements in accordance with U.S. GAAP and IFRS. The amendments in this ASU are to be applied prospectively. For public entities, the amendments are effective during interim and annual periods beginning after December 15, 2011. We have included the required disclosure in the Consolidated Financial Statements in this Registration Statement on Form 10 beginning with the quarter ended September 30, 2012.

In June 2011, FASB issued ASU No. 2011-05. Under the amendments in this ASU, an entity has the option to present the total of comprehensive income, the components of net income, and the components of other comprehensive income either in a single continuous statement of comprehensive income or in two separate but consecutive statements. In both choices, an entity is required to present each component of net income along with total net income, each component of other comprehensive income along with a total for other comprehensive income, and a total amount for comprehensive income. This ASU eliminates the option to present the components of other comprehensive income as part of the statement of changes in stockholders’ equity. The amendments in this ASU do not change the items that must be reported in other comprehensive income or when an item of other comprehensive income must be reclassified to net income. The amendments in this ASU should be applied retrospectively. For public entities, the amendments are effective for fiscal years, and interim periods within those years, beginning after December 15, 2011. We have included the required disclosure in the Consolidated Financial Statements in this Registration Statement on Form 10 beginning with the quarter ended September 30, 2012.

In September 2011, the FASB issued ASU No. 2011-08, Intangibles-Goodwill and Other (Topic 350): Testing Goodwill for Impairment. The amendments in this ASU will allow an entity to first assess qualitative factors to determine whether it is necessary to perform the two-step quantitative goodwill impairment test. Under these amendments, an entity would not be required to calculate the fair value of a reporting unit unless the entity determines, based on a qualitative assessment, that it is more likely than not that its fair value is less than its carrying amount. The amendments include a number of events and circumstances for an entity to consider in conducting the qualitative assessment. ASU 2011-08 is effective for annual and interim goodwill impairment tests performed for fiscal years beginning after December 15, 2011. Early adoption is permitted, including for annual and interim goodwill impairment tests performed as of a date before September 15, 2011, if an entity’s financial statements for the most recent annual or interim period have not yet been issued. We adopted the methodologies prescribed by this ASU effective January 1, 2012. Adoption of this ASU did not have a material effect on our financial position or results of operations.

ASU No. 2011-12 defers the effective date of the requirement to present separate line items on the income statement for reclassification adjustments of items out of accumulated other comprehensive income into net income for all periods presented. The ASU does not change the other requirements of FASB ASU No. 2011-05, Presentation of Comprehensive Income. Entities are still required to present reclassification adjustments within other comprehensive income either on the face of the statement that reports other comprehensive income or in the notes to the financial statements. The requirement to present comprehensive income in either a single continuous statement or two consecutive condensed statements remains for both annual and interim reporting. The deferral of the requirement for the presentation of reclassification adjustments is intended to be temporary until the FASB reconsiders the operational concerns and needs of financial statement users. We have included the required disclosure in the Consolidated Financial Statements in this Registration Statement on Form 10 beginning with the quarter ended September 30, 2012.

In December 2011, the FASB issued ASU 2011-11. The objective of this ASU is to provide enhanced disclosures that will enable users of financial statements to evaluate the effect or potential effect of netting arrangements on an entity’s financial position. This includes the effect or potential effect of rights of setoff associated with an entity’s recognized assets and recognized liabilities within the scope of this ASU. The amendments require enhanced disclosures by requiring improved information about financial instruments and derivative instruments that are either (1) offset in accordance with either Section 210-20-45 or Section 815-10-45 or (2) subject to an enforceable master netting arrangement or similar agreement, irrespective of whether they are offset in accordance with either Section 210-20-45 or Section 815-10-45. An entity is required to apply the amendments for annual reporting periods beginning on or after January 1, 2013, and interim periods within those annual periods. An entity should provide the disclosures required by those amendments retrospectively for all comparative periods presented. We will adopt the methodologies prescribed by this ASU by the date required, and does not anticipate that the ASU will have a material effect on its financial position or results of operations.

Off-Balance Sheet Arrangements

We do not have any off-balance sheet arrangements.

ITEM 3 — PROPERTIES

The Bank currently leases approximately 14,766 square feet of office space in Indianapolis, Indiana under a lease that has a remaining term of approximately 63 months. The Bank has agreed with its landlord to relocate its offices to a new location managed by the same landlord in early 2013. The new leased space will comprise approximately 23,891 square feet of office space. The term of the lease for the new space is eight years from the date the new space is ready for occupancy. The Bank is currently in negotiations with the landlord regarding the expansion of the new leased space by approximately 6,000 square feet. We believe that the new leased space with the expansion will be adequate to meet the Bank’s current and near-term needs.

ITEM 4 — SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of November 29, 2012, the ownership of common stock by each shareholder who we know beneficially owns more than 5% of our outstanding common stock, each director and each named executive officer listed in the Summary Compensation Table, and all executive officers and directors as a group. At November 29, 2012, there were 1,871,590 shares of common stock issued and outstanding, each of which is entitled to one vote.

Beneficial ownership is determined in accordance with the rules of the SEC. To our knowledge and subject to applicable community property laws, each of the holders of stock listed below has sole voting and investment power as to the stock owned unless otherwise noted. The address for each of our directors and named executive officers is c/o First Internet Bancorp, 9200 Keystone Crossing, Suite 800, Indianapolis, Indiana 46240.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)		Percent of Outstanding Shares
David B. Becker	122,209	(2)	6.5%
C. Charles Perfetti	10,000		*
Laurinda A. Swank	3,207		*
Jeffrey K. Harty	3,647	(3)	*
Nicole Lorch	2,490		*
Edward A. Roebuck	—		—
John K. Keach, Jr.	—		—
David R. Lovejoy	6,524	(4)	*
Ralph R. Whitney, Jr.	10,000		*
Jerry Williams	36,812	(5)	2.0%
Jean L. Wojtowicz	24,583	(6)	1.3%
All directors, director nominees, named executive officers and other executive officers as a group (11 persons)	219,272	(7)	11.7%

*	Less than 1%.
(1)

Unless otherwise indicated in the footnotes to this table, (1) the listed beneficial owner has sole voting power and investment power with respect to the number of shares shown and (2) no director or executive officer has pledged as security any shares shown as beneficially owned. There are no options that are currently exercisable or exercisable within 60 days of November 29, 2012. Excludes fractional shares held by any listed beneficial owner.

(2)	All shares are pledged as security against a line of credit.
(3)	Includes 1,000 shares held as trustee of a living trust.
(4)	Includes 6,287 deferred stock rights under our Directors' Deferred Compensation Plan. Deferred stock rights are payable in shares on a one-for-one basis when the holder ceases to serve as a director.
(5)

Includes 6,600 shares held in an IRA; 1,135 shares held by a limited liability company of which Mr. Williams holds voting and investment power; and 9,984 deferred stock rights under our Directors’ Deferred Stock Plan.

(6)	Includes 14,583 deferred stock rights under our Directors’ Deferred Stock Plan.
(7)	Group consists of all directors and executive officers as of November 29, 2012. At November 29, 2012, none of our executive officers or directors held options to acquire any shares.

ITEM 5 — DIRECTORS AND EXECUTIVE OFFICERS

Directors and Executive Officers

Our directors and executive officers are as follows:

Name	Age	Position
David B. Becker	59	Chief Executive Officer, President, Director and Chairman
Nicole S. Lorch	38	Senior Vice President, Retail Banking
C. Charles Perfetti	68	Senior Vice President
Edward A. Roebuck	48	Senior Vice President and Chief Credit Officer
Laurinda A. Swank	41	Chief Financial Officer, Senior Vice President and Secretary
John K. Keach, Jr.	60	Director
David R. Lovejoy	64	Director, Vice Chairman of the Board
Ralph R. Whitney, Jr.	77	Director
Jerry Williams	70	Director
Jean L. Wojtowicz	55	Director

The principal occupation and business experience of each executive officer and director of the Company is as follows:

David B. Becker has served as our Chairman of the Board since 2006 and as our President since 2007. Mr. Becker is the founder of the Bank and has served as an officer and director of the Bank since 1999.

Mr. Becker’s experiences as an entrepreneur in numerous businesses and in acting as our principal executive officer for over five years qualify him for service on our Board of Directors.

Nicole S. Lorch has served as Senior Vice President, Retail Banking since May 2011. Ms. Lorch joined the Company as Director of Marketing in 1999 and served as Vice President, Marketing & Technology from May 2003 to May 2011. She previously served as Director of Marketing at Virtual Financial Services, an online banking services provider, from 1996 to 1999.

C. Charles Perfetti was appointed Senior Vice President in January 2012. Mr. Perfetti joined First Internet Bancorp in 2007 upon our acquisition of Landmark Financial Corporation, where he had served as President from 1989 to 2007. He previously conducted independent real estate and government consulting and served as the Chief Investment Manager of the State of Indiana from 1979 to 1986.

Edward A. Roebuck has served as Senior Vice President, Chief Credit Officer since August 2012. Mr. Roebuck previously served as Senior Asset Manager at PNC Bank from January 2009 to June 2012 and as Chief Credit Officer and Senior Underwriter at National City Bank from 1986 to December 2008.

Laurinda A. Swank has served as Senior Vice President, Chief Financial Officer and Secretary since May 2002. Ms. Swank previously served as Vice President and Controller from 1999 to 2002.  She previously served as Controller at Automotive Finance Corporation, a floorplan financing source for auto dealers nationwide, from 1996 to 1999 as well as a Senior Auditor at Ernst & Young, a public accounting firm, from 1993 to 1996.

John K. Keach, Jr. joined our Board of Directors in November 2012. Mr. Keach is an employee of Old National Bank, a position he has held since September 2012. From 1994 to September 2012, he was Chairman of the Board, President and Chief Executive Officer of Indiana Community Bancorp, a bank holding company headquartered in Columbus, Indiana, that was acquired by Old National in September 2012.

Mr. Keach’s experience as the chief executive officer of a publicly-held bank holding company for more than ten years qualifies him for service on our Board of Directors.

David R. Lovejoy has served as Vice Chairman of the Board since 2006. He has been a director of the Company since 2006 and a director of the Bank since 1999. Mr. Lovejoy previously served as President at the Bank from 2000 to 2006. He is currently a managing director, chief compliance officer and chief financial officer of Greycourt & Co., which provides investment advisor services. Mr. Lovejoy has extensive experience in financial services, corporate development and strategy, corporate restructuring and startup. He has served as the Vice Chairman of Mellon Bank Corporation and Security Pacific Corporation, and as a director of the Los Angeles Branch of the 12th District Federal Reserve Bank and Phelps Dodge Corporation.

Mr. Lovejoy is qualified to serve as a director due to his years of experience in the financial service industries, including his service as an executive of major financial companies and a director of a Federal Reserve Bank

Ralph R. Whitney, Jr. has been a director of the Company since 2006 and a director of the Bank since 1998. Mr. Whitney is a principal at Hammond, Kennedy, Whitney & Co., a New York financial intermediary and private investment banking firm, since 1971. He currently serves a director of Baldwin Technology Company, Inc. and has served as a director of Excel Industries, Inc. and served as chairman of that company’s board of directors from 1983 to 1985, as a director of Dura Automotive Systems, Inc., which merged with Excel Industries, and currently serves as chairman of the board of directors of First Wyoming Capital Corp. and as a director of S.A. Technologies, as well as an advisor to Cheyenne Capital and Access Venture Partners. Mr. Whitney is also a Trustee of the University of Rochester and a director of the University of Wyoming Foundation.

Mr. Whitney’s decades of experience in private equity and investment banking and his service on several boards of directors of public companies qualify him to serve on our Board of Directors.

Jerry Williams has been a director of the Company since 2006 and a director of the Bank since 1998. Mr. Williams has been a practicing attorney for more than 40 years and is associated with Taft Stettinius & Hollister LLP, an Indianapolis-based law firm. He previously served as executive vice president, general counsel and a director of ADESA Corporation, and was responsible for more than 20 acquisitions. He is a past director of NNC Group (and chaired its compensation and audit committees), the Indiana Secondary Market for Education Loans, Inc., a state chartered organization originating and acquiring higher education loans, and Gleaners Food Bank of Indiana, Inc.

Mr. Williams’ career, encompassing his experience in private legal practice in advising businesses and as general counsel and a director of publicly-traded and private companies, qualifies him for service on our Board of Directors.

Jean L. Wojtowicz has been a director of the Company since 2006 and a director of the Bank since 1998. Ms. Wojtowicz founded Cambridge Capital Management Corp., a consulting firm and manager of non-traditional sources of business capital, in 1983 and currently serves as its President. She serves on the boards of directors of publicly traded companies Vectren Corporation and First Merchants Corporation in addition to the National Association of Development Companies and the National Association of Business Development Corporations.

Ms. Wojtowicz is qualified to serve as one of our directors due to the entrepreneurial skills she demonstrated in the founding of her company and her experiences as an advisor to businesses obtaining financing.

ITEM 6 — EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth certain information regarding compensation for the years ended December 31, 2010 and 2011, provided to our principal executive officer and the two other most highly compensated executive officers who received remuneration exceeding $100,000 during the year ended December 31, 2011, whom we refer to as our named executive officers.

Name and Principal Position	Year	Salary ($)	Non-Equity Incentive Plan Compensation ($)(1)	Nonqualified Deferred Compensation Earnings ($)(2)	All Other Compensation ($)(3)	Total ($)
David B. Becker	2011	245,601	61,400	72,557	8,596	388,154
Chief Executive Officer and President	2010	233,906	116,953	46,994	9,381	407,234

Laurinda A. Swank	2011	190,724	47,681	15,741	6,693	260,839
Chief Financial Officer,	2010	179,928	89,964	9,817	6,642	286,351
Senior Vice President and Secretary

C. Charles Perfetti	2011	175,140	43,785	—	16,969	235,894
Senior Vice President	2010	166,800	83,400	—	18,211	268,411

Jeffrey K. Harty	2011	222,212	55,553	27,749	7,777	313,291
former officer	2010	211,630	105,815	17,977	7,731	343,153

(1)	Represents cash bonuses earned during each of the applicable fiscal years under the applicable year’s Senior Management Bonus Plan.
(2)	Represents payments made under applicable Supplemental Employment Retirement Agreements.
(3)	Represents matching contributions under 401k Plan and, with respect to Mr. Perfetti only, automobile allowances totaling $10,800 for 2010 and 2011.

Employment and Other Agreements

The Bank entered into an Employment Agreement with David B. Becker effective as of June 1, 2000, which was subsequently amended as of July 1, 2001 and amended again effective January 1, 2007. Mr. Becker’s Employment Agreement, as amended, provides for an annual base salary of $60,000, subject to review at least annually and adjustment from time to time, and a bonus for each calendar year in an amount up to 120% of his base salary based on performance objectives established by the Bank’s compensation committee or its board of directors. The Employment Agreement had an initial term of one year, which term is automatically extended for an additional year at the end of the term unless the Bank or Mr. Becker provide notice at least ninety days before the expiration date then in effect. In addition to other customary terms, Mr. Becker’s Employment Agreement requires him to maintain confidentiality and entitles him to indemnification by the Bank against claims against him in connection with the performance or nonperformance of his duties, which indemnification is subject to certain customary exceptions.

The Bank entered into an Employment Agreement with Laurinda A. Swank effective as of August 8, 1999. Ms. Swank’s Employment Agreement provides for an annual base salary of $90,000, subject to review at least annually and adjustment from time to time, and a bonus for each calendar year in an amount up to 20% of her base salary based on performance objectives established by the Bank’s compensation committee or its board of directors. The Employment Agreement has an indefinite term subject to termination by the Bank or Ms. Swank upon two weeks written notice. In addition to other customary terms, Ms. Swank’s Employment Agreement requires her to maintain confidentiality and entitles her to indemnification by the Bank against claims against him in connection with the performance or nonperformance of his duties, which indemnification is subject to certain customary exceptions.

The Bank entered into a Severance Agreement with Jeffrey K. Harty, a former officer of the Bank, dated March 30, 2012. Under the terms of the Severance Agreement, Mr. Harty is receiving a cash severance payment of $444,424, being paid in eight quarterly installments ending in 2013. The Bank expensed all of the quarterly installments payable to Mr. Harty in the first quarter of 2012. The Bank also agreed to pay the monthly costs of health and dental plan coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act on Mr. Harty’s behalf through December 2012. Mr. Harty agreed to provide certain consulting services to the Bank through December 31, 2012. If Mr. Harty provides more than 25 hours of consulting services, the Bank will compensate him at the rate of $25 per hour. The Bank also released Mr. Harty from the noncompetition covenant in his employment agreement, but not the non-solicitation covenant and agreement to maintain confidentiality of the Bank’s confidential and proprietary information. Both parties agreed to release the other from any claims, including any claims relating to Mr. Harty’s employment and separation.

Outstanding Equity Awards at Fiscal Year-End

Option Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)
David B. Becker	—	—
Laurinda A. Swank	—	—
C. Charles Perfetti	—	—
Jeffrey K. Harty	30,000	—	19.38

Senior Management Bonus Plan

In January 2012, the compensation committee of the Bank’s board of directors authorized the president of the Bank to determine discretionary bonuses for officers and employees of the Bank that (a) may not be more favorable than the terms of the 2012 Senior Management Bonus Plan and (b) may not encourage or reward excessive risk taking. In addition to other employees, all of our Named Executive Officers (excluding Mr. Harty) are named participants in the 2012 Senior Management Bonus Plan.

The 2012 Senior Management Bonus Plan requires that 2012 performance must exceed the following thresholds:

•                  The Bank must have satisfactory capital, asset quality, management, earnings and asset liability management (CAMEL) ratings.

•                  The Bank must have an operating income of at least $4.8 million (after accounting for any bonuses under the plan).

•                  We must declare in 2012 and pay not later than January 31, 2013 a dividend to shareholders of at least $0.25 per share.

If all of the thresholds are met in 2012 and if the Bank achieves a return on average assets above 0.65%, then the participants in the 2012 Senior Management Bonus Plan may receive a bonus based on the following table.

Return on Average Assets	Maximum Bonus (% of 2012 Base Salary)
less than 0.65%	—
0.65% to less than 0.75%	10%
0.75% to less than 0.85%	25%
0.85% or greater	50%

If the Bank’s return on average assets is 0.85% or greater and the Bank’s operating income exceeds $6 million (after accounting for any bonuses under the plan), then half of the bonus will be paid in cash and the other half will be paid in a combination of cash (in an amount sufficient to cover the Bank’s withholding obligations) and shares of Company common stock; however, the executive may elect to receive the bonus entirely in common stock. The number of shares issuable will be determined using the value of Company common stock on the date the award was granted for accounting purposes.

If the Bank restates its financial statements for the applicable fiscal year, then the Bank’s board of directors will determine the maximum bonus that each participant could have been paid based on the restated financial statements. If such amount exceeds the actual bonus paid to a participant, then the participant may be paid such difference. If such amount is less than the actual bonus paid to a participant, then the participant must repay the difference to the Bank.

Participants in the 2012 Senior Management Bonus Plan must be employed with the Bank during all of 2012 and at the time bonuses are paid to receive any bonus under the plan. In the event of death or termination due to disability during 2012 or before the bonuses for 2012 are paid, a pro-rata portion of the bonus amount will be paid to the employee or their beneficiary.

Potential Payments upon Termination or Change-in-Control

Each of Mr. Becker and Ms. Swank’s Employment Agreements provides that if the executive’s employment is terminated by the Bank for cause, the executive will receive all amounts then due to the executive for his or her respective service. If the executive’s employment is terminated due to a change in control, the Bank will pay all accrued compensation and a lump-sum severance payment equal to two times the executive’s then current base annual salary, all restrictions on any outstanding incentive awards (including equity awards) will lapse and become 100% vested. If the executive’s employment is terminated for any other reason, the Bank will pay all accrued compensation and a lump sum severance payment equal to one month of his or her base annual salary for each year of service to the Bank, subject to a maximum of one year of base annual salary.

The Bank has also entered into Supplemental Executive Retirement Agreements with David B. Becker and Laurinda A. Swank. Under their respective agreements, after they have completed 15 or more years of service with the Bank, the Bank will pay supplemental retirement benefits to them upon termination of their employment for reasons other than death or after their sixtieth birthday. The maximum amount payable under each of the agreements is equal to 30% of the highest annual base salary rate paid by the Bank to the executive during the five years before the date the benefit is triggered. If the benefit is triggered before the executive has completed 15 years of service with the Bank, no benefit is payable. If the benefit is triggered after the executive has completed 15 years of service with the Bank, but before the executive’s sixtieth birthday, the benefit will equal the a 15-year fixed annuity derived from the total balance sheet liability accrued on the Bank’s records with respect to the payment of benefits under the agreement, crediting interest on the unpaid balance at an annual rate of four percent, compounded annually. If the benefit is triggered on or after the executive’s sixtieth birthday, the benefit phases in after each additional year from 85% of the maximum amount payable after the executive’s sixtieth birthday to 100% of the maximum amount payable after the executive’s sixty-fifth birthday. If the executive’s employment is terminated due to disability at any time, the Bank will pay the full benefit as if the executive had served past their sixty-fifth birthday. If the executive’s employment is terminated due to death, Bank will pay to the executive an amount equal to the total balance sheet liability accrued on the Bank’s records with respect to the payment of benefits under the agreement.

Each Supplemental Executive Retirement Agreement provides for, among other things, the maintenance of confidentiality, regulatory compliance and good standing by the executive. Each Supplemental Executive Retirement Agreement includes additional covenants not to compete with or solicit employees, vendors, consultants, independent contractors of customers from the Bank, which covenants are generally enforceable against the executive by the Bank during the term of their employment with the Bank and for a period of two years thereafter.

Compensation Committee Interlocks and Insider Participation

During the year ended December 31, 2011, no person who served as a member of our Compensation Committee was, during such period, an officer or employee of our company, or has ever been one of our officers, and no such person had any transaction with us required to be disclosed in “Item 7 — Certain Relationships and Related Transactions” below. During the year ended December 31, 2011, (1) none of our executive officers served as a member of the compensation committee of another entity, one of whose executive officers served on our Compensation Committee; (2) none of our executive officers served as a director of another entity, one of whose executive officers served on our Compensation Committee; and (3) none of our executive officers served as a member of the compensation committee of another entity, one of whose executive officers served as one of our directors.

Director Compensation

The following table sets forth certain information regarding compensation of person who served as a non-employee director during the year ended December 31, 2011.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Total ($)
David R. Lovejoy	5,400	15,000	20,400
Ralph R. Whitney, Jr.	11,500	15,000	26,500
Jerry Williams	12,500	15,000	27,500
Jean L. Wojtowicz	18,600	15,000	33,600

We compensate our non-employee directors for their services in common stock or cash. As of January 1, 2012, non-employee directors are eligible to receive the following compensation

•                  Annual Retainer. We pay non-employee directors a $20,000 annual retainer either in shares of common stock or deferred stock rights under the Directors’ Deferred Stock Plan. Each deferred stock right is payable as a share of common stock when the holder ceases to serve as a director. The retainer fully vests as of the last day of the same year. If a director’s service is terminated during the vesting period, they receive a pro rata portion of the annual retainer based on the number of full months served using the grant date valuation to determine the number of vested whole shares to be purchased by the pro rata retainer. Any remaining balance due to the director is paid in cash. The remainder of the unvested retainer is forfeited.

•                  Audit Committee Meeting Fees. We pay each non-employee director a $600 meeting fee for each audit committee meeting attended. An annual fee of $9,000 is paid to the chair of the audit committee and other members receive an annual fee of $2,500, both of which are paid pro rata over the year on at least a quarterly basis.

•                  Compensation Committee Meeting Fees. We pay each non-employee director a $600 meeting fee for each compensation committee meeting attended. An annual fee of $3,500 is paid to the chair of the compensation committee, paid pro rata over the year on at least a quarterly basis.

•                  Reimbursement of Meeting Expenses. We reimburse our non-employee directors for their reasonable expenses incurred in attending regular, special and board committee meetings.

ITEM 7 — CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS, AND DIRECTOR INDEPENDENCE

Director Independence

Our Board of Directors currently consists of six directors. Our Board of Directors has determined that all five of our non-employee directors are independent, as defined under the applicable rules of the NASDAQ Stock Market. The non-employee directors are John K. Keach, Jr., David R. Lovejoy, Ralph R. Whitney, Jr., Jerry Williams and Jean L. Wojtowicz.

Related Party Transactions

Our credit card processing services are provided by OneBridge, Inc. (“OneBridge”). David B. Becker, our Chairman, President and Chief Executive Officer, is an owner and executive officer of OneBridge. During 2010, 2011 and the nine months ended September 30, 2012, we paid OneBridge approximately $150,000, $128,000 and $86,000, respectively.

The transactions with OneBridge have been approved by a majority of our disinterested directors after full disclosure of Mr. Becker’s interest. OneBridge provides similar services to other financial institutions on a nationwide basis. The Board of Directors believes the terms of the transactions with OneBridge are no less favorable to us than what would be available in an arms’-length transaction with an unrelated person.

The Bank offers loans to directors, officers and employees in the ordinary course of business on substantially the same terms, including interest rate and collateral, as those prevailing at the time for comparable loans with person not related to the lender, and which do not involve more than the normal risk of collectability or present other unfavorable features. All such loans were performing in accordance with their terms as of the date of this registration statement. Federal regulations permit executive officers and directors to participate in loan programs that are available to other employees, so long as the director or executive officer is not given preferential treatment compared to other participating employees.

Although the Sarbanes-Oxley Act generally prohibits a public company from extending credit, arranging for the extension of credit or renewing an extension of credit in the form of a personal loan to an officer or director, there are several exceptions to this general prohibition, including loans made by an FDIC-insured depository institution that is subject to the insider lending restrictions of the Federal Reserve Act. All loans to our directors and officers comply with the Federal Reserve Act and the Federal Reserve’s Regulation O and, therefore, are excepted from the prohibitions of Section 402.

ITEM 8 — LEGAL PROCEEDINGS

We are not party to any material pending legal proceedings.

ITEM 9 — MARKET PRICE OF AND DIVIDENDS ON THE COMPANY’S COMMON STOCK AND RELATED STOCKHOLDER MATTERS

Market Information

Since 2005, our shares of common stock (and prior to the formation of the Company, shares of the common stock of the Bank) have been traded in the over-the-counter market and quoted on the over-the-counter market under the symbol “FIBP.” There is a limited trading market for our common stock. The following table sets forth the range of high and low bid quotations for each quarter within the two most recent fiscal years and the subsequent interim period. These quotations as reported on the over-the-counter market reflect inter-dealer prices without retail mark-up, mark-down, or commissions and may not necessarily represent actual transactions.

	High	Low
Period	(US$)	(US$)
Year Ended December 31, 2010:
First Quarter	7.10	4.26
Second Quarter	11.50	7.10
Third Quarter	12.50	8.50
Fourth Quarter	12.50	10.50
Year Ended December 31, 2011:
First Quarter	11.40	10.25
Second Quarter	12.00	10.10
Third Quarter	11.74	9.25
Fourth Quarter	11.50	9.70
Year Ending December 31, 2012:
First Quarter	15.90	10.25
Second Quarter	16.00	13.45
Third Quarter	17.05	14.63
Fourth Quarter (through November 27, 2012)	19.75	16.00

As of November 29, 2012, we had 1,871,590 shares of common stock issued and outstanding, and there were 193 holders of record of our common stock.

We plan to submit a listing application to the Nasdaq Stock Market, LLC for listing of our common stock on the NASDAQ Capital Market. There can be no assurance that the listing application will be approved or, if it is approved, that a significantly more active trading market will develop.

After this registration statement becomes effective, we intend to file with the SEC one or more registration statements on Form S-8 covering approximately 520,000 shares of our common stock issuable under our 2006 Stock Option Plan and our Directors’ Deferred Stock Plan.

Dividends

On November 20, 2012, we announced a special cash dividend of $0.25 per share of common stock payable on December 28, 2012, to the holders of record as of December 10, 2012. This is the first cash dividend we have ever paid.  Our Board of Directors is currently considering paying cash dividends in a lesser amount on a quarterly basis in 2013. However, the declaration and amount of any future cash dividends will be subject to the sole discretion of our Board of Directors and will depend upon many factors, including our financial condition, earnings, capital requirements of our operating subsidiaries, legal requirements, regulatory constraints and other factors deemed relevant by our Board of Directors. Moreover, if we determine to begin paying quarterly dividends in the future, there can be no assurance that we will continue to pay such dividends.

Equity Compensation Plan Information

The following information regarding our equity compensation plans is as of December 31, 2011.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted-average exercise price of outstanding options, warrants and rights		Number of securities remaining available for future issuances under equity compensation plans
Equity compensation plans approved by security holders(1)	90,000	(2)	$19.38	(2)	307,900
Equity compensation plans not approved by security holders(3)	32,629	(4)	—	(4)	67,207
Total	122,629		$19.38		375,107

(1)                                 Consists of our 2006 Stock Option Plan.

(2)                                 All of the 90,000 stock options outstanding on December 31, 2011, expired unexercised on April 15, 2012.

(3)                                 Consists of our Directors’ Deferred Stock Plan.

(4)                                 Consists of deferred stock rights which have no exercise price and are payable in shares of common stock on a one-for one basis when the holder ceases to serve as a director.

ITEM 10 — RECENT SALES OF UNREGISTERED SECURITIES

The only securities we have issued during the three years preceding the filing of this registration statement are the following deferred stock rights we issued to our non-employee directors under our Directors’ Deferred Stock Plan:

Effective January 1, 2010, we issued 9,024 deferred stock rights, comprised of 2,256 deferred stock rights issued to each of Mr. Lovejoy, Mr. Whitney, Mr. Williams and Ms. Wojtowicz.

Effective January 1, 2011, we issued 5,456 deferred stock rights, comprised of 1,364 deferred stock rights issued to each of Mr. Lovejoy, Mr. Whitney, Mr. Williams and Ms. Wojtowicz.

Effective January 1, 2012, we issued 7,808 deferred stock rights, comprised of 1,952 deferred stock rights issued to each of Mr. Lovejoy, Mr. Whitney, Mr. Williams and Ms. Wojtowicz.

ITEM 11 — DESCRIPTION OF SECURITIES TO BE REGISTERED

General

The following description of our capital stock is a summary only and is qualified in its entirety by reference to our Articles of Incorporation, as amended, and amended and restated Bylaws, which are included as Exhibits 3.1 and 3.2 to this registration statement, respectively.

We are authorized to issue up to 50,000,000 shares of capital stock with no par value; of which 5,000,000 shares may be issued as preferred stock and 45,000,000 shares may be issued as common stock. 86,221 shares of the preferred stock available for issuance are designated as “Non-Voting Common Stock.”

As of November 29, 2012, there were 1,871,590 shares of our common stock outstanding. There were no shares of preferred stock or Non-Voting Common Stock outstanding as of the same date.

Common Stock

General. Except as described below under “Important Provisions of Indiana Laws—Control Share Acquisitions,” each holder of common stock is entitled to one vote for each share on all matters to be voted upon by the common shareholders. There are no cumulative voting rights. Subject to preferences to which holders of any shares of preferred stock may be entitled, holders of common stock will be entitled to receive ratably any dividends that may be declared from time to time by the Board of Directors out of funds legally available for that purpose. In the event of our liquidation, dissolution or winding up, holders of common stock will be entitled to share in our assets remaining after the payment or provision for payment of our debts and other liabilities, and the satisfaction of any liquidation preferences granted to the holders of any shares of preferred stock that may be outstanding. Holders of common stock have no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions that apply to the common stock. All shares of common stock currently outstanding are fully paid and nonassessable. The rights, preferences and privileges of the holders of common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock that we may designate in the future.

Transfer Agent and Registrar. The transfer agent and registrar for our common stock is Registrar and Transfer Company.

Preferred Stock

We are authorized to issue up to 5,000,000 shares of preferred stock in one or more series with respect to which our Board of Directors may, without shareholder approval, determine voting, conversion and other rights which could adversely affect the rights of the holders of common stock.

The rights of the holders of our common stock would generally be subject to the prior rights of the preferred stock with respect to dividends, liquidation preferences and other matters. The dividend rights, dividend rates, conversion rights, conversion prices, voting rights, redemption rights and terms (including sinking fund provisions, if any), the redemption price or prices and the liquidation preferences of any series of the authorized preferred stock and the numbers of such shares of preferred stock in each series will be established by our Board of Directors as such shares are to be issued. It is not possible to state the actual effect of the preferred stock on the rights of holders of common stock until our Board of Directors determines the rights of the holders of a series of the preferred stock. However, such effects might include (1) restrictions on dividends; (2) dilution of the voting power to the extent that the shares of preferred stock were given voting rights; (3) dilution of the equity interest and voting power if the shares of preferred stock were convertible into common stock; and (4) restrictions upon any distribution of assets to the holders of common stock upon liquidation or dissolution until the satisfaction of any liquidation preference granted to holders of the preferred stock.

Furthermore, although we have no present intention to do so, our Board of Directors could direct us to issue, in one or more transactions, shares of preferred stock, additional shares of common stock or rights to purchase such shares (subject to the limits imposed by applicable laws and the rules of the NASDAQ Stock Market) in amounts which could make more difficult and, therefore, less likely, a takeover, proxy contest, change in our management or any other extraordinary corporate transaction, which might be opposed by the incumbent Board of Directors. Any issuance of preferred stock or of common stock could have the effect of diluting the earnings per share, book value per share and voting power of common stock held by our shareholders.

Under regulations adopted by the Federal Reserve under the BHCA, if the holders of any series of the preferred stock are or become entitled to vote for the election of directors, such series may then be deemed a “class of voting securities” and a holder of 10% or more of such series that is a company may then be subject to regulation as a bank holding company. In addition, at such time as such series is deemed a class of voting securities, (1) any holder that is a bank holding company may be required to obtain the approval of the Federal Reserve to acquire or retain more than 5% of that series and (2) any person may be required to obtain the approval of the Federal Reserve to acquire or retain 10% or more of that series.

Number of Directors; Removal; Vacancies

Our Bylaws provide that we are to have not less than three or more than eleven directors, with the actual number determined from time to time by resolution of the Board of Directors. Our Articles of Incorporation provide that any director may be removed for a specific cause found and determined by the vote of a majority of the entire Board of Directors. In addition, any or all directors may be removed with our without cause at a meeting of shareholders called for such purpose by the affirmative vote of the holders of a majority of the outstanding shares entitled to be cast generally in the election of directors.

Special Meetings of Shareholders; Limitations on Shareholder Action by Written Consent

Our Bylaws provide that special meetings of our shareholders may be called only by our Chairman of the Board of Directors, Chief Executive Officer, President or a majority of the Board of Directors acting with or without a meeting, or by the holders of 25% or more of the outstanding shares entitled to be voted on the matters to be considered at such meeting. The only matters that may be considered at any special meeting of the shareholders are the matters specified in the notice of the meeting.

Although our Bylaws permit shareholders to act by written consent if the consent is signed by the shareholders holding sufficient shares to approve the action, once our common stock is registered under the Exchange Act, the IBCL provides that any actions required or permitted to be taken by our shareholders may not be effected by written consent unless the written consent describing the action taken is signed by all shareholders entitled to vote on the action.

Amendments; Vote Requirements

Our Articles of Incorporation may be amended if the amendment is recommended by the Board of Directors and approved by a majority of the votes entitled to be cast if the amendment would create dissenters’ rights or otherwise if the votes cast favoring the proposal exceed the votes cast opposing the proposal at a meeting at which a quorum is present. Our Bylaws may only be amended by action of the Board of Directors.

Advance Notice Requirements for Shareholder Proposals and Nomination of Directors

Our Bylaws provide that shareholders seeking to bring business before an annual meeting of shareholders, or to nominate candidates for election as directors at an annual meeting of shareholders, must provide timely notice in writing. To be timely, a shareholder’s notice must be delivered to or mailed and received at our principal executive offices not less than 90 days prior to the meeting. However, in the event that less than 70 days’ notice or public disclosure of such meeting date is given, such notice will be timely only if received not later than the close of business on the tenth day following the date on which notice of the date of the annual meeting was mailed to shareholders or made public, whichever first occurs. Our Bylaws also specify requirements as to the form and content of a shareholder’s notice.

Important Provisions of Indiana law

Control Share Acquisitions. Under Chapter 42 of the IBCL, an acquiring person or group who makes a “control share acquisition” in an “issuing public corporation” may not exercise voting rights on any “control shares” unless these voting rights are conferred by a majority vote of the disinterested shareholders of the issuing public corporation at a special meeting of those shareholders held upon the request and at the expense of the acquiring person. If control shares acquired in a control share acquisition are accorded full voting rights and the acquiring person has acquired control shares with a majority or more of all voting power, all shareholders of the issuing public corporation have dissenters’ rights to receive the fair value of their shares pursuant to Chapter 44 of the IBCL.

Under the IBCL, “control shares” are shares acquired by a person that, when added to all other shares of the issuing public corporation owned by that person or in respect to which that person may exercise or direct the exercise of voting power, would otherwise entitle that person to exercise voting power of the issuing public corporation in the election of directors within any of the following ranges:

•                  one-fifth or more but less than one-third;

•                  one-third or more but less than a majority; or

•                  a majority or more.

A “control share acquisition” means, subject to specified exceptions, the acquisition, directly or indirectly, by any person of ownership of, or the power to direct the exercise of voting power with respect to, issued and outstanding control shares. For the purposes of determining whether an acquisition constitutes a control share acquisition, shares acquired within 90 days or under a plan to make a control share acquisition are considered to have been acquired in the same acquisition.

An “issuing public corporation” means a corporation which has (1) 100 or more shareholders; (2) its principal place of business or its principal office in Indiana, or that owns or controls assets within Indiana having a fair market value of greater than $1,000,000; and (3) (a) more than 10% of its shareholders resident in Indiana, (b) more than 10% of its shares owned of record or owned beneficially by Indiana residents or (c) 1,000 shareholders resident in Indiana.

The overall effect of these provisions may be to render more difficult or to discourage a merger, a tender offer, a proxy contest or the assumption of control by a holder of a large block of our common stock or other person, or the removal of incumbent management, even if those actions may be beneficial to our shareholders generally.

The provisions described above do not apply if, before a control share acquisition is made, the corporation’s articles of incorporation or by-laws, including a by-law adopted by the corporation’s board of directors, provide that the provisions do not apply to the corporation. Our Articles of Incorporation and Bylaws do not currently exclude us from Chapter 42.

Certain Business Combinations. Chapter 43 of the IBCL restricts the ability of a “resident domestic corporation” to engage in any combinations with an “interested shareholder” for five years after the date the interested shareholder became such, unless the combination or the purchase of shares by the interested shareholder on the interested shareholder’s date of acquiring shares is approved by the board of directors of the resident domestic corporation before that date. If the combination was not previously approved, then the interested shareholder may effect a combination after the five-year period only if that shareholder receives approval from a majority of the disinterested shareholders or the offer meets specified “fair price” criteria.

For purposes of the above provisions, “resident domestic corporation” means an Indiana corporation that has 100 or more shareholders. “Interested shareholder” means any person, other than the resident domestic corporation or its subsidiaries, who is (1) the beneficial owner, directly or indirectly, of 10% or more of the voting power of the outstanding voting shares of the resident domestic corporation or (2) an affiliate or associate of the resident domestic corporation, which at any time within the five-year period immediately before the date in question, was the beneficial owner, directly or indirectly, of 10% or more of the voting power of the then-outstanding shares of the resident domestic corporation.

The definition of “beneficial owner” for purposes of Chapter 43 means a person who, directly or indirectly, owns the shares, has the right to acquire or vote the subject shares (excluding voting rights under revocable proxies made in accordance with federal law), has any agreement, arrangement or understanding for the purpose of acquiring, holding or voting or disposing of the subject shares or holds any “derivative instrument” that includes the opportunity, directly or indirectly, to profit or share in any profit derived from any increase in the value of the subject shares.

The above provisions do not apply to corporations that elect not to be subject to Chapter 43 in an amendment to their articles of incorporation approved by a majority of the disinterested shareholders. That amendment, however, cannot become effective until 18 months after its passage and would apply only to share acquisitions occurring after its effective date. Our Articles of Incorporation do not exclude us from Chapter 43.

Mandatory Classified Board of Directors. Under Section 23-1-33-6(c) of the IBCL, a corporation with a class of voting shares registered with the SEC under Section 12 of the Exchange Act must have a classified board of directors unless the corporation adopts a by-law expressly electing not to be governed by this provision by the later of July 31, 2009 or 30 days after the corporation’s voting shares are first registered under Section 12 of the Exchange Act. Within thirty days of this Registration Statement becoming effective, our Board of Directors will consider whether to adopt a bylaw provision electing not to be subject to the mandatory classified board requirement.

ITEM 12 — INDEMNIFICATION OF DIRECTORS AND OFFICERS

Chapter 37 of the IBCL authorizes every Indiana corporation to indemnify its officers and directors under certain circumstances against liability incurred in connection with proceedings to which the officers or directors are made a party by reason of their relationship to the corporation. Officers and directors may be indemnified where they have acted in good faith, which means, in the case of official action, they reasonably believed the conduct was in the corporation’s best interests, and in all other cases, they reasonably believed the action taken was not against the best interests of the corporation, and in the case of criminal proceedings they had reasonable cause to believe the action was lawful or there was no reasonable cause to believe the action was unlawful. Chapter 37 also requires every Indiana corporation to indemnify any of its officers or directors (unless limited by the articles of incorporation of the corporation) who were wholly successful, on the merits or otherwise, in the defense of any such proceeding against reasonable expenses incurred in connection with the proceeding. A corporation may also, under certain circumstances, pay for or reimburse the reasonable expenses incurred by an officer or director who is a party to a proceeding in advance of final disposition of the proceeding. Chapter 37 states that the indemnification provided for therein is not exclusive of any other rights to which a person may be entitled under the articles of incorporation, by-laws or resolutions of the board of directors or shareholders.

Our Articles of Incorporation provide for indemnification of our directors against any judgments, settlements, penalties, fines, other liabilities and reasonable expenses that they may incur, excepting only for liabilities or expenses incurred in matters as to which the indemnified person is adjudged to have committed gross misconduct or fraud.

We maintain directors’ and officers’ liability insurance policies, which insure against liabilities that directors or officers may incur in such capacities. These insurance policies, together with the indemnification agreements, may be sufficiently broad to permit indemnification of our directors and officers for liabilities, including reimbursement of expenses incurred, arising under the securities laws or otherwise.

ITEM 13 — FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

See our consolidated financial statements beginning on page F-1.

ITEM 14 — CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

None.

ITEM 15 — FINANCIAL STATEMENTS AND EXHIBITS

(a)                                 Financial Statements

See our consolidated financial statements beginning on page F-1.

(b)                                 Exhibits

Refer to the Exhibit Index immediately following the signature page of this report, which is incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

FIRST INTERNET BANCORP

Date: November 30, 2012	By:	/s/ David B. Becker
		Name:	David B. Becker
		Title:	Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description
3.1	Articles of Incorporation of First Internet Bancorp
3.2	Amended and Restated Bylaws of First Internet Bancorp
10.1	First Internet Bancorp 2006 Stock Option Plan
10.2	First Internet Bancorp Directors’ Deferred Stock Plan
10.3	Employment Agreement between First Internet Bank of Indiana and David B. Becker conformed to reflect all amendments through January 1, 2007
10.4	Employment Agreement between First Internet Bank of Indiana and Laurinda A. Swank dated August 8, 1999
10.5	2012 Senior Management Bonus Plan
10.6	Form of Supplemental Executive Retirement Agreement between First Internet Bank of Indiana and certain employees
10.7	Severance Agreement with Jeffrey K. Harty dated March 30, 2012
21.1	List of Subsidiaries

First Internet Bancorp

As of September 30, 2012 (Unaudited) and December 31, 2011 and 2010
and Nine Months Ended September 30, 2012 and 2011 (Unaudited) and
Years Ended December 31, 2011 and 2010

Contents

Report of Independent Registered Public Accounting Firm	F-2

Consolidated Financial Statements

Balance Sheets as of September 30, 2012 (Unaudited) and December 31, 2011 and 2010	F-3

Statements of Income for the Nine Months Ended September 30, 2012 and 2011 (Unaudited) and Years Ended December 31, 2011 and 2010	F-4

Statements of Comprehensive Income for the Nine Months Ended September 30, 2012 and 2011 (Unaudited) and Years Ended December 31, 2011 and 2010	F-5

Statements of Shareholders’ Equity for the Nine Months Ended September 30, 2012 (Unaudited) and Years Ended December 31, 2011 and 2010	F-6

Statements of Cash Flows for the Nine Months Ended September 30, 2012 and 2011 (Unaudited) and Years Ended December 31, 2011 and 2010	F-7

Notes to Financial Statements as of September 30, 2012 (Unaudited) and December 31, 2011 and 2010 and Nine Months Ended September 30, 2012 and 2011 (Unaudited) and Years Ended December 31, 2011 and 2010

F-8

Report of Independent Registered Public Accounting Firm

Audit Committee, Board of Directors and Shareholders

First Internet Bancorp

Indianapolis, Indiana

We have audited the accompanying consolidated balance sheets of First Internet Bancorp as of December 31, 2011 and 2010, and the related consolidated statements of income, comprehensive income, shareholders’ equity and cash flows for the years then ended.  The Company’s management is responsible for these financial statements.  Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement.  The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting.  Our audits included consideration of internal control over financial reporting as a basis for designing auditing procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting.  Accordingly, we express no such opinion.  Our audits also included examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management and evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of First Internet Bancorp as of December 31, 2011 and 2010, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

/s/ BKD, LLP

Indianapolis, Indiana

November 30, 2012

First Internet Bancorp

Consolidated Balance Sheets

As of September 30, 2012 (Unaudited) and
December 31, 2011 and 2010

(Dollar Amounts in Thousands except per share data)

	September 30,	December 31,
	2012	2011	2010
	(Unaudited)
Assets

Cash and due from banks	$1,910	$1,582	$2,354
Interest-bearing demand deposits	22,264	33,196	30,063
Total cash and cash equivalents	24,174	34,778	32,417
Securities available for sale - at fair value (amortized cost of $167,662 in 2012 (unaudited), $147,386 in 2011 and $140,125 in 2010)	171,323	149,270	136,936
Loans held for sale	55,490	45,091	5,008
Loans receivable - net of allowance for loan losses of $6,400 at September 30, 2012 (unaudited), $5,656 and $6,845 at December 31, 2011 and 2010	348,839	329,570	299,545
Accrued interest receivable	2,263	2,129	2,095
Federal Home Loan Bank of Indianapolis stock	2,943	2,943	3,259
Bank-owned life insurance - at cash surrender value	11,442	8,161	7,869
Goodwill	4,687	4,687	4,687
Prepaid expenses and other assets	6,517	8,811	12,099

Total assets	$627,678	$585,440	$503,915

Liabilities and Shareholders’ Equity
Liabilities
Deposits	$522,659	$486,665	$422,703
Advances from Federal Home Loan Bank	40,658	40,573	30,455
Accrued payroll and related expenses	1,686	1,153	563
Accrued interest payable	98	120	126
Accrued expenses and other liabilities	1,882	1,506	1,171
Total liabilities	566,983	530,017	455,018

Commitments and Contingencies

Shareholders’ Equity
Preferred stock, no par value; 4,913,779 shares authorized; issued and outstanding - none
Voting common stock, no par value; 45,000,000 shares authorized; 1,871,590 shares issued and outstanding	41,366	41,306	41,246
Nonvoting common stock, no par value; 86,221 shares authorized; issued and outstanding	—	—	—
Retained earnings	16,949	12,897	9,711
Accumulated other comprehensive income (loss) (net of income taxes of $1,281 in 2012 (unaudited), $664 in 2011 and ($1,129) in 2010)	2,380	1,220	(2,060)
Total shareholders’ equity	60,695	55,423	48,897

Total liabilities and shareholders’ equity	$627,678	$585,440	$503,915

See Notes to Consolidated Financial Statements

First Internet Bancorp

Consolidated Statements of Income

Nine Months Ended September 30, 2012 and 2011 (Unaudited) and
Years Ended December 31, 2011 and 2010

(Dollar Amounts in Thousands except per share data)

	Nine Months Ended September 30,		Years Ended December 31,
	2012	2011	2011	2010
	(Unaudited)
Interest Income
Securities - taxable	$2,459	$2,707	$3,436	$3,591
Securities — non-taxable	1,269	1,270	1,692	1,771
Loans	14,268	13,989	18,752	19,868
Federal funds sold and other short-term investments	55	43	64	66
Total interest income	18,051	18,009	23,944	25,296

Interest Expense
Deposits	5,475	6,371	8,266	9,254
Other borrowed funds	1,019	1,013	1,355	1,531
Total interest expense	6,494	7,384	9,621	10,785

Net Interest Income	11,557	10,625	14,323	14,511

Provision for Loan Losses	2,108	1,493	2,440	927

Net Interest Income After Provision for Loan Losses	9,449	9,132	11,883	13,584

Noninterest Income
Service charges and fees	719	876	1,157	1,267
Gain on loans sold	6,991	1,427	3,690	3,098
Other-than-temporary impairment
Total loss related to other than temporarily impaired securities	(1,508)	(2,044)	(2,036)	(2,776)
Portion of loss recognized in other comprehensive income (loss)	1,304	1,488	1,410	1,867
Other-than-temporary impairment loss recognized in net income	(204)	(556)	(626)	(909)
Gain on sale of securities	49	84	84	16
Loss on asset disposals	(37)	(323)	(1,052)	(342)
Other	290	228	306	307
Total noninterest income	7,808	1,736	3,559	3,437

Noninterest Expense
Salaries and employee benefits	6,066	3,871	5,311	4,795
Marketing, advertising and promotion	1,010	536	936	269
Consulting and professional fees	1,037	513	777	729
Data processing	682	695	915	964
Loan expenses	869	372	526	735
Premises and equipment	1,092	1,136	1,481	1,150
Deposit insurance premium	341	609	727	939
Other	687	569	810	789
Total noninterest expense	11,784	8,301	11,483	10,370

Income Before Income Taxes	5,473	2,567	3,959	6,651

Income Tax Provision	1,421	442	773	1,696

Net Income	$4,052	$2,125	$3,186	$4,955

Income Per Share of Common Stock
Basic	$2.12	$1.12	$1.67	$2.61
Diluted	2.12	1.12	1.67	2.61

Weighted-Average Number of Common Shares Outstanding
Basic	1,911,846	1,905,604	1,906,289	1,898,919
Diluted	1,911,846	1,905,604	1,906,289	1,898,919

See Notes to Consolidated Financial Statements

First Internet Bancorp

Consolidated Statements of Comprehensive Income

Nine Months Ended September 30, 2012 and 2011 (Unaudited) and
Years Ended December 31, 2011 and 2010

(Dollar Amounts in Thousands except per share data)

	Nine Months Ended September 30,		Years Ended December 31,
	2012	2011	2011	2010
	(Unaudited)

Net income	$4,052	$2,125	$3,186	$4,955

Other comprehensive income (loss)
Net unrealized holding gains on securities available for sale	3,130	6,087	6,567	510
Reclassification adjustment for gains realized	(49)	(84)	(84)	(7)
Net unrealized holding losses on securities available for sale for which an other-than-temporary impairment has been recognized in income	(1,508)	(2,044)	(2,036)	(2,776)
Reclassification adjustment for other-than-temporary impairment loss recognized in income	204	556	626	909
Other comprehensive income (loss) before tax	1,777	4,515	5,073	(1,364)

Income tax provision (benefit)	617	1,597	1,793	(483)

Other comprehensive income (loss) - net of tax	1,160	2,918	3,280	(881)

Comprehensive income	$5,212	$5,043	$6,466	$4,074

See Notes to Consolidated Financial Statements

First Internet Bancorp

Consolidated Statements of Shareholders’ Equity

Nine Months Ended September 30, 2012 (Unaudited) and
Years Ended December 31, 2011 and 2010

(Dollar Amounts in Thousands except per share data)

		Accumulated
	Voting and	Other
	Nonvoting	Comprehensive		Total
	Common	Income	Retained	Shareholders’
	Stock	(Loss)	Earnings	Equity
Balance, January 1, 2010	$41,186	$(1,179)	$4,756	$44,763
Comprehensive income
Net income			4,955	4,955
Unrealized loss on securities available for sale for which an other-than-temporary impairment has been recognized in income - net of income tax		(335)		(335)
Unrealized loss on securities available for sale - net of income tax		(546)		(546)
Total comprehensive income				4,074
Issuance of directors deferred stock rights	60			60

Balance, December 31, 2010	41,246	(2,060)	9,711	48,897

Comprehensive income
Net income			3,186	3,186
Unrealized gain on securities available for sale for which an other-than-temporary impairment has been recognized in income - net of income tax		294		294
Unrealized gain on securities available for sale - net of income tax		2,986		2,986
Total comprehensive income				6,466
Issuance of directors deferred stock rights	60			60

Balance, December 31, 2011	41,306	1,220	12,897	55,423

Comprehensive income
Net income (unaudited)			4,052	4,052
Unrealized gain on securities available for sale for which an other-than-temporary impairment has been recognized in income - net of income tax (unaudited)		65		65
Unrealized gain on securities available for sale - net of income tax (unaudited)		1,095		1,095
Total comprehensive income (unaudited)				5,212
Issuance of directors deferred stock rights (unaudited)	60			60

Balance, September 30, 2012 (Unaudited)	$41,366	$2,380	$16,949	$60,695

See Notes to Consolidated Financial Statements

First Internet Bancorp

Consolidated Statements of Cash Flows

Nine Months Ended September 30, 2012 and 2011 (Unaudited) and
Years Ended December 31, 2011 and 2010

(Dollar Amounts in Thousands except per share data)

	Nine Months Ended September 30,		Years Ended December 31,
	2012	2011	2011	2010
	(Unaudited)
Operating Activities
Net income	$4,052	$2,125	$3,186	$4,955
Adjustments to reconcile net income to net cash from operating activities
Depreciation	229	187	251	361
Amortization and accretion on securities	1,743	105	341	145
Amortization on FHLB prepayment penalties	85	88	118	88
Loss from disposal of fixed assets	1	64	64	15
(Gain) loss from real estate owned	(127)	57	346	102
Loss from impairment of other asset	—	—	368	—
Increase in cash surrender value of bank-owned life insurance	(281)	(218)	(292)	(294)
Provision for loan losses	2,108	1,493	2,440	927
Deferred income taxes	(744)	(948)	(938)	1,328
Director fees and officer compensation	60	45	60	60
Loss on other-than-temporary impairment of security	204	556	626	909
Gain from sale of available-for-sale securities	(49)	(84)	(84)	(7)
Loans originated for sale	(523,761)	(237,400)	(373,512)	(236,676)
Proceeds from sale of loans	520,353	199,410	337,119	241,935
Gain on loans sold	(6,991)	(1,427)	(3,690)	(3,098)
Changes in assets and liabilities
Accrued interest receivable	(134)	(148)	(34)	161
Prepaid expenses and other assets	1,523	2,857	1,287	(207)
Accrued expenses and other liabilities	887	798	919	637
Net cash provided by (used in) operating activities	(842)	(32,440)	(31,425)	11,341

Investing Activities
Net decrease in loans	(11,920)	25,489	25,499	54,535
Loans purchased	(9,737)	(59,660)	(59,660)	(52,393)
BOLI purchased	(3,000)	—	—	—
Proceeds from liquidation of real estate owned	1,365	1,499	2,046	640
Maturities of securities available for sale	33,351	37,455	58,383	32,968
Proceeds from sale of securities available for sale	3,477	11,350	11,350	3,056
Proceeds from redemption of FHLB stock	—	316	316	379
Purchase of securities available for sale	(59,002)	(57,903)	(77,877)	(41,788)
Capital expenditures	(290)	(153)	(233)	(780)
Net cash used in investing activities	(45,756)	(41,607)	(40,176)	(3,383)

Financing Activities
Net increase in deposits	35,994	41,403	63,962	11,075
Repayment of FHLB advances	—	(5,000)	(5,000)	(28,633)
Proceeds from FHLB advances	—	15,000	15,000	12,000
Net cash provided by (used in) financing activities	35,994	51,403	73,962	(5,558)

Net Increase (Decrease) in Cash and Cash Equivalents	(10,604)	(22,644)	2,361	2,400

Cash and Cash Equivalents, Beginning of Period	34,778	32,417	32,417	30,017

Cash and Cash Equivalents, End of Period	$24,174	$9,773	$34,778	$32,417

Supplemental Disclosures of Cash Flows Information
Cash paid during the year for interest	$6,516	$7,412	$9,627	$10,793
Cash paid (refund) during the year for taxes	735	(327)	614	1,110
Loans transferred to real estate owned	280	1,182	1,696	2,824

See Notes to Consolidated Financial Statements

First Internet Bancorp

Notes to Consolidated Financial Statements

As of September 30, 2012 (Unaudited) and December 31, 2011 and 2010
and Nine Months Ended September 30, 2012 and 2011 (Unaudited) and
Years Ended December 31, 2011 and 2010

(Dollar Amounts in Thousands except per share data)

Note 1:                                     Summary of Significant Accounting Policies

The accounting policies of First Internet Bancorp (Company) conform to accounting principles generally accepted in the United States of America. A summary of the Company’s significant accounting policies follows:

Description of Business

The Company was incorporated on September 15, 2005, and was approved to consummate a plan of exchange on March 21, 2006, whereas the Company became a single-bank holding company with 100% ownership in First Internet Bank of Indiana (Bank).

The Bank was incorporated on October 28, 1998, and was approved to accept FDIC-insured deposits on December 28, 1998. The Bank commenced operations to the public on February 22, 1999. The Bank provides commercial and retail banking, with operations conducted on the World Wide Web (Internet) at www.firstib.com and through its corporate office located in Indianapolis, Indiana. The majority of the Bank’s income is derived from retail lending activities and investments in securities. The Bank is subject to competition from other financial institutions. The Bank is regulated by certain state and federal agencies and undergoes periodic examinations by those regulatory authorities.

Principles of Consolidation

The consolidated financial statements include the accounts of the Company and its subsidiary. All significant intercompany accounts and transactions have been eliminated in consolidation.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Actual results could differ from those estimates. Estimates most susceptible to change in the near term include the allowance for loan losses and the fair value of securities available for sale.

Unaudited Interim Financial Statements

The interim consolidated financial statements at September 30, 2012 and for the nine months ended September 30, 2012 and 2011 and the related footnote information are unaudited.  Such unaudited interim financial statements have been prepared in accordance with the requirements for presentation of interim financial statements of Regulation S-X and are in accordance with U.S. GAAP.  In the opinion of management, the accompanying unaudited consolidated financial statements contain all adjustments (consisting only of normal recurring accruals) considered necessary for a fair presentation of the results of operations for the interim periods.  The results of operations for the nine months ended September 30, 2012, are not necessarily indicative of the results that may be expected for the entire year or any other interim period.

First Internet Bancorp

Notes to Consolidated Financial Statements
As of September 30, 2012 (Unaudited) and December 31, 2011 and 2010
and Nine Months Ended September 30, 2012 and 2011 (Unaudited) and
Years Ended December 31, 2011 and 2010
(Dollar Amounts in Thousands except per share data)

Securities

The Company classifies its securities in one of three categories and accounts for the investments as follows:

•                  Securities that the Company has the positive intent and ability to hold to maturity are classified as “securities held to maturity” and reported at amortized cost.

•                  Securities that are acquired and held principally for the purpose of selling them in the near term with the objective of generating economic profits on short-term differences in market characteristics are classified as “securities held for trading” and reported at fair value, with unrealized gains and losses included in earnings.

•                  Securities not classified as either held to maturity or trading securities are classified as “securities available for sale” and reported at fair value, with unrealized gains and losses, after applicable taxes, excluded from earnings and reported in a separate component of shareholders’ equity. Declines in the value of debt securities and marketable equity securities that are considered to be other than temporary are recorded as an other-than-temporary impairment of securities available for sale with the unrealized losses recorded in the consolidated statements of operations.

Interest and dividend income, adjusted by amortization of premium or discount, is included in earnings using the effective interest rate method. Purchases and sales of securities are recorded in the consolidated balance sheets on the trade date. Gains and losses from security sales or disposals are recognized as of the trade date in the consolidated statements of operations for the period in which securities are sold or otherwise disposed of. Gains and losses on sales of securities are determined on the specific-identification method.

Loans Held for Sale

Loans originated and intended for sale in the secondary market are carried at the lower of cost or fair value in the aggregate. Net unrealized losses, if any, are recognized through a valuation allowance by charges to noninterest income. Gains and losses on loan sales are recorded in noninterest income, and direct loan origination costs and fees are deferred at origination of the loan and are recognized in noninterest income upon sale of loan.

Revenue Recognition

Interest income on loans is based on the principal balance outstanding and is recognized as earned on the interest method, except for interest on loans on nonaccrual status, which is recorded as a reduction of loan principal when received.

Premiums and discounts are amortized using the effective interest rate method.

Loan fees, net of certain direct origination costs, primarily salaries and wages, are deferred and amortized to interest income as a yield adjustment over the life of the loan.

First Internet Bancorp

Notes to Consolidated Financial Statements
As of September 30, 2012 (Unaudited) and December 31, 2011 and 2010
and Nine Months Ended September 30, 2012 and 2011 (Unaudited) and
Years Ended December 31, 2011 and 2010
(Dollar Amounts in Thousands except per share data)

Loans

Loans that management has the intent and ability to hold for the foreseeable future or until maturity or payoff are reported at their outstanding principal balance adjusted for unearned income, charge-offs, the allowance for loan losses, any unamortized deferred fees or costs on originated loans and unamortized premiums or discounts on purchased loans.

For loans recorded at cost, interest income is accrued based on the unpaid principal balance. Loan origination fees, net of certain direct origination costs, as well as premiums and discounts, are deferred and amortized as a level yield adjustment over the respective term of the loan.

Allowance for Loan Losses Methodology

Company policy is designed to ensure that an adequate allowance for loan losses (“ALLL”) will be maintained. Primary responsibility for ensuring that the Company has processes in place to consistently assess the adequacy of the ALLL rests with the Board. The Board has charged the Chief Financial Officer (“CFO”) with responsibility for establishing the methodology to be used and to assess the adequacy of the ALLL quarterly. Quarterly, the Board will review recommendations from the CFO to adjust the allowance as appropriate.

The methodology employed by the CFO for each portfolio segment will, at a minimum, contain the following:

1.              Loans will be segmented by type of loan.

2.              The required ALLL for types of performing homogeneous loans which do not have a specific reserve will be determined by applying a factor based on historical losses averaged over the past 12 months adjusted for qualitative factors as outlined below. In those instances where the Company expands into a new credit offering and historical experience is not available, the CFO will develop factors based on industry experience and best practices.

3.              All criticized, classified and impaired loans will be tested for impairment by applying one of three methodologies:

a.              Present value of future cash flows;

b.              Fair value of collateral less cost to sell; or

c.               The loan’s observable market price

4.              All troubled debt restructurings (“TDR”) are considered impaired loans.

5.              Loans tested for impairment will be removed from other pools to prevent layering (double-counting).

6.              The required ALLL for each group of loans will be added together to determine the total required ALLL for the Company. The required ALLL will be compared to the current ALLL to determine the provision required to increase the ALLL or credit to decrease the ALLL.

First Internet Bancorp

Notes to Consolidated Financial Statements
As of September 30, 2012 (Unaudited) and December 31, 2011 and 2010
and Nine Months Ended September 30, 2012 and 2011 (Unaudited) and
Years Ended December 31, 2011 and 2010
(Dollar Amounts in Thousands except per share data)

The historical loss experience is determined by portfolio segment and is based on the actual loss history experienced by the Company over the prior 12 months. Management believes the historical loss experience methodology is appropriate in the current economic environment, as it captures loss rates that are comparable to the current period being analyzed.

We also factor in the following qualitative considerations:

1.              Changes in policies and procedures;

2.              Changes in national, regional and local economic and business conditions;

3.              Changes in the composition and size of the portfolio and in the terms of loans;

4.              Changes in the experience, ability and depth of lending management and other relevant staff;

5.              Changes in the volume and severity of past due loans, the volume of nonaccrual loans, and the volume and severity of adversely classified or graded loans;

6.              Changes in the quality of the Company’s loan review system;

7.              Changes in the value of underlying collateral for collateral-dependent loans;

8.              The existence and effect of any concentration of credit and changes in the level of such concentrations; and

9.              The effect of other external factors such as competition and legal and regulatory requirements on the level of estimated credit losses in the existing portfolio.

Provision for Loan Losses

A provision for estimated losses on loans is charged to operations based upon management’s evaluation of the potential losses. Such an evaluation, which includes a review of all loans for which full collectability may not be reasonably assured considers, among other matters, the estimated net realizable value of the underlying collateral, as applicable, economic conditions, loan loss experience and other factors that are particularly susceptible to changes that could result in a material adjustment in the near term. While management endeavors to use the best information available in making its evaluations, future allowance adjustments may be necessary if economic conditions change substantially from the assumptions used in making the evaluations.

ASC Topic 310, Receivables, requires that impaired loans be measured based on the present value of expected future cash flows discounted at the loans effective interest rates or the fair value of the underlying collateral and allows existing methods for recognizing interest income.

First Internet Bancorp

Notes to Consolidated Financial Statements
As of September 30, 2012 (Unaudited) and December 31, 2011 and 2010
and Nine Months Ended September 30, 2012 and 2011 (Unaudited) and
Years Ended December 31, 2011 and 2010
(Dollar Amounts in Thousands except per share data)

Nonaccrual Loans

Any loan which becomes 90 days delinquent or has the full collection of principal and interest in doubt will be considered for nonaccrual status. At the time a loan is placed on nonaccrual, all accrued but unpaid interest will be reversed from interest income. Placing the loan on nonaccrual does not relieve the borrower of the obligation to repay interest. A loan placed on nonaccrual may be restored to accrual status when all delinquent principal and interest has been brought current, and the Company expects full payment of the remaining contractual principal and interest.

Impaired Loans

A loan is designated as impaired when, based on current information or events, it is probable that the Company will be unable to collect all amounts due (principal and interest) according to the contractual terms of the loan agreement. Payments with insignificant delays not exceeding 90 days outstanding are not considered impaired. Certain nonaccrual and substantially all delinquent loans may be considered to be impaired. Generally, loans are placed on nonaccrual status at 90 days past due and accrued interest is reversed against earnings, unless the loan is well-secured and in the process of collection. The accrual of interest on impaired and nonaccrual loans is discontinued when, in management’s opinion, the borrower may be unable to meet payments as they become due.

Troubled Debt Restructurings (TDR)

The loan portfolio includes certain loans that have been modified in a TDR, where economic concessions have been granted to borrowers who have experienced financial difficulties. These concessions typically result from loss mitigation efforts and could include reductions in the interest rate, payment extensions, forgiveness of principal, forbearance or other actions. Certain TDRs are classified as nonperforming at the time of restructuring and typically are returned to performing status after considering the borrower’s sustained repayment performance for a reasonable period.

When loans are modified in a TDR, any possible impairment similar to other impaired loans is evaluated based on the present value of expected future cash flows, discounted at the contractual interest rate of the original loan agreement, or use the current fair value of the collateral, less selling costs for collateral dependent loans. If it is determined that the value of the modified loan is less than the recorded balance of the loan, impairment is recognized through a specific allowance or charge-off to the allowance. In periods subsequent to modification, all TDRs, including those that have payment defaults, are evaluated for possible impairment, and impairment is recognized through the allowance.

First Internet Bancorp

Notes to Consolidated Financial Statements
As of September 30, 2012 (Unaudited) and December 31, 2011 and 2010
and Nine Months Ended September 30, 2012 and 2011 (Unaudited) and
Years Ended December 31, 2011 and 2010
(Dollar Amounts in Thousands except per share data)

Policy for Charging Off Loans

A loan should be charged off at any point in time when it no longer can be considered a bankable asset, meaning collectable within the parameters of policy. A secured loan generally should be charged off to the estimated fair value of the collateral no later than when it is 120 days past due as to principal or interest. An unsecured loan generally should be charged off no later than when it is 180 days past due as to principal or interest. All charge-offs are approved by the Credit Review Committee.

Federal Home Loan Bank (FHLB) Stock

Federal law requires a member institution of the FHLB system to hold common stock of its district FHLB according to a predetermined formula. This investment is stated at cost, which represents redemption value, and may be pledged as collateral for FHLB advances.

Real Estate Owned

Real estate owned represents real estate acquired through foreclosure or deed in lieu of foreclosure and is recorded at its fair value less estimated costs to sell. When property is acquired, it is recorded at its fair value at the date of acquisition, with any resulting write-down charged against the allowance for loan losses. Any subsequent deterioration of the property is charged directly to operating expense. Costs relating to the development and improvement of real estate owned are capitalized, whereas costs relating to holding and maintaining the property are charged to expense as incurred. The Company has $1,512 and $2,207 of real estate owned as of December 31, 2011 and 2010, respectively. The Company has $553 (unaudited) of real estate owned as of September 30, 2012.

Equipment

Equipment is stated at cost, less accumulated depreciation. Depreciation is computed on the straight-line method over the estimated useful lives, which range from three to five years.

Income Taxes

Deferred income tax assets and liabilities reflect the impact of temporary differences between amounts of assets and liabilities for financial reporting purposes and the basis of such assets and liabilities as measured by tax laws and regulations. Deferred income tax expense or benefit is based upon the change in deferred tax assets and liabilities from period to period, subject to an ongoing assessment of realization of deferred tax assets. Deferred tax assets are reduced by a valuation allowance if, based on the weight of evidence available, it is more likely than not that some portion or all of a deferred tax asset will not be realized.

First Internet Bancorp

Notes to Consolidated Financial Statements
As of September 30, 2012 (Unaudited) and December 31, 2011 and 2010
and Nine Months Ended September 30, 2012 and 2011 (Unaudited) and
Years Ended December 31, 2011 and 2010
(Dollar Amounts in Thousands except per share data)

The Company files income tax returns in the U.S. federal and Indiana jurisdictions. With few exceptions, the Company is no longer subject to U.S. federal, state and local examinations by tax authorities for years before 2007.

ASC Topic 740-10, Accounting for Uncertainty in Income Taxes, prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. It also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. The Company did not identify any uncertain tax positions that it believes should be recognized in the consolidated financial statements.

Earnings Per Share

Earnings per share of common stock are based on the weighted-average number of basic shares and dilutive shares outstanding during the year.

The following is a reconciliation of the weighted-average common shares for the basic and diluted earnings per share computations for the nine months ended September 30, 2012 and 2011 and the years ended December 31, 2011 and 2010:

	September 30,		December 31,
	2012	2011	2011	2010
	(Unaudited)
Basic earnings per share
Weighted-average common shares	1,911,846	1,905,604	1,906,289	1,898,919

Diluted earnings per share
Weighted-average common shares	1,911,846	1,905,604	1,906,289	1,898,919
Dilutive effect of stock compensation	—	—	—	—
Dilutive effect of stock options	—	—	—	—

Weighted-average common and incremental shares	1,911,846	1,905,604	1,906,289	1,898,919

Number of stock options excluded from the calculation of earnings per share as the options’ exercise prices were greater than the average market price of the Company’s common stock	—	90,000	90,000	203,000

Dividend Restrictions

Banking regulations require maintaining certain capital levels and may limit the dividends paid by the Bank to the Company or by the Company to shareholders. As of September 30, 2012 and December 31, 2011 approximately $12,894 (unaudited) and $6,693 was available to be paid as dividends to the Company by the Bank.

First Internet Bancorp

Notes to Consolidated Financial Statements
As of September 30, 2012 (Unaudited) and December 31, 2011 and 2010
and Nine Months Ended September 30, 2012 and 2011 (Unaudited) and
Years Ended December 31, 2011 and 2010
(Dollar Amounts in Thousands except per share data)

Stock Compensation

At December 31, 2011, the Company has a stock-based employee compensation plan using the fair value recognition provisions of ASC Topic 718, Stock Based Compensation. The plan is described more fully in Note 9.

Comprehensive Income

Comprehensive income consists of net income and other comprehensive income (loss). Other comprehensive income (loss) includes unrealized gains and losses on securities available for sale, which are also recognized as separate components of equity. Accumulated other comprehensive income (loss) at September 30, 2012 and 2011, December 31, 2011 and 2010 is solely related to unrealized gains and losses on investment securities.

Reclassification adjustments have been determined for all components of other comprehensive income or loss reported in the consolidated statements of changes in shareholders’ equity.

Statements of Cash Flows

Cash and cash equivalents are defined to include cash on-hand, noninterest and interest-bearing amounts due from other banks and federal funds sold. Generally, federal funds are sold for one-day periods. The Company reports net cash flows for customer loan transactions and deposit transactions.

Bank-Owned Life Insurance

Bank-owned life insurance policies are carried at their cash surrender value. The Company recognizes tax-free income from the periodic increases in the cash surrender value of these policies and from death benefits.

Goodwill

Goodwill is tested annually for impairment. If the implied fair value of goodwill is lower than its carrying amount, goodwill impairment is indicated and goodwill is written down to its implied fair value. Subsequent increases in goodwill value are not recognized in the consolidated financial statements.

First Internet Bancorp

Notes to Consolidated Financial Statements
As of September 30, 2012 (Unaudited) and December 31, 2011 and 2010
and Nine Months Ended September 30, 2012 and 2011 (Unaudited) and
Years Ended December 31, 2011 and 2010
(Dollar Amounts in Thousands except per share data)

Current Economic Conditions

The current protracted economic decline continues to present financial institutions with circumstances and challenges which in some cases have resulted in large declines in the fair values of investments and other assets, constraints on liquidity and significant credit quality problems. Due to national, state and local economic conditions, values for commercial and development real estate have declined significantly, and the market for these properties is depressed. The accompanying consolidated financial statements have been prepared using values and information currently available to the Company. Given the volatility of current economic conditions, the values of assets and liabilities recorded in the consolidated financial statements could change rapidly, resulting in material future adjustments in asset values, the allowance for loan losses and capital that could negatively impact the Company’s ability to meet regulatory capital requirements and maintain sufficient liquidity. Furthermore, the Company’s regulators could require material adjustments to asset values or the allowance for loan losses for regulatory capital purposes that could affect the Company’s measurement of regulatory capital and compliance with the capital adequacy guidelines under the regulatory framework for prompt corrective action.

Reclassifications

Certain reclassifications have been made to the 2010 financial statements to conform to the 2011 financial statement presentation. These reclassifications had no effect on net income.

Note 2:                                     Cash and Cash Equivalents

Effective July 21, 2010, the FDIC’s insurance limits were permanently increased to $250. At September 30, 2012 and December 31, 2011, the Company’s interest-bearing cash accounts did not exceed federally insured limits. At September 30, 2012, $1 and $22,261 (unaudited) of cash is held by the FHLB of Indianapolis and the Federal Reserve Bank of Chicago, respectively. At December 31, 2011, approximately $2 and $33,192 of cash is held by the FHLB of Indianapolis and Federal Reserve Bank of Chicago, respectively, which is not federally insured.

The Company is required to maintain reserve funds in cash and/or on deposit with the Federal Reserve Bank. The reserve required at September 30, 2012 was $107 (unaudited) and December 31, 2011 was $219.

First Internet Bancorp

Notes to Consolidated Financial Statements
As of September 30, 2012 (Unaudited) and December 31, 2011 and 2010
and Nine Months Ended September 30, 2012 and 2011 (Unaudited) and
Years Ended December 31, 2011 and 2010
(Dollar Amounts in Thousands except per share data)

Note 3:                                     Securities

The amortized cost and approximate fair values of investment securities are as follows:

	September 30, 2012
	Amortized	Gross Unrealized		Fair
	Cost	Gains	Losses	Value
	(Unaudited)
Securities available for sale
U.S. government-sponsored enterprises	$18,955	$981	$—	$19,936
Municipals	40,789	2,936	(141)	43,584
Mortgage-backed and asset-backed securities — government-sponsored enterprises	87,150	2,411	(50)	89,511
Mortgage-backed and asset-backed securities — private labeled	3,999	35	(391)	3,643
Other securities	16,769	104	(2,224)	14,649

Total available for sale	$167,662	$6,467	$(2,806)	$171,323

	December 31, 2011
	Amortized	Gross Unrealized		Fair
	Cost	Gains	Losses	Value
Securities available for sale
U.S. government-sponsored enterprises	$24,685	$817	$—	$25,502
Municipals	40,849	2,290	(378)	42,761
Mortgage-backed and asset-backed securities — government-sponsored enterprises	67,354	2,456	(20)	69,790
Mortgage-backed and asset-backed securities — private labeled	5,850	56	(461)	5,445
Other securities	8,648	41	(2,917)	5,772

Total available for sale	$147,386	$5,660	$(3,776)	$149,270

First Internet Bancorp

Notes to Consolidated Financial Statements
As of September 30, 2012 (Unaudited) and December 31, 2011 and 2010
and Nine Months Ended September 30, 2012 and 2011 (Unaudited) and
Years Ended December 31, 2011 and 2010
(Dollar Amounts in Thousands except per share data)

	December 31, 2010
	Amortized	Gross Unrealized		Fair
	Cost	Gains	Losses	Value
Securities available for sale
U.S. government-sponsored enterprises	$43,444	$263	$(314)	$43,393
U.S. government treasuries	2,369	—	(37)	2,332
Municipals	42,463	270	(1,969)	40,764
Mortgage-backed and asset-backed securities — government-sponsored enterprises	37,850	2,141	(10)	39,981
Mortgage-backed and asset-backed securities — private labeled	9,720	105	(825)	9,000
Other securities	4,279	12	(2,825)	1,466

Total available for sale	$140,125	$2,791	$(5,980)	$136,936

The carrying value of securities at September 30, 2012 and December 31, 2011 is shown below by their contractual maturity date. Actual maturities will differ because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

	September 30, 2012		December 31, 2011
	Available for Sale		Available for Sale
	Amortized	Fair	Amortized	Fair
	Cost	Value	Cost	Value
	(Unaudited)
Within one year	$2,802	$2,889	$1,500	$1,542
One to five years	16,349	16,438	12,583	12,399
Five to ten years	13,384	13,969	13,709	14,246
After ten years	43,978	44,873	46,390	45,848
	76,513	78,169	74,182	74,035
Mortgage-backed and asset-backed securities — government-sponsored enterprises	87,150	89,511	67,354	69,790
Mortgage-backed and asset-backed securities — private labeled	3,999	3,643	5,850	5,445

Totals	$167,662	$171,323	$147,386	$149,270

Gross gains of $49 and $98 (unaudited) and gross losses of $0 and $14 (unaudited) resulting from sales of available-for-sale securities during the nine months ended September 30, 2012 and 2011, respectively.

Gross gains of $98 and $7, and gross losses of $14 and $0 resulting from sales of available-for-sale securities were realized for the years ended December 31, 2011 and 2010, respectively.

First Internet Bancorp

Notes to Consolidated Financial Statements
As of September 30, 2012 (Unaudited) and December 31, 2011 and 2010
and Nine Months Ended September 30, 2012 and 2011 (Unaudited) and
Years Ended December 31, 2011 and 2010
(Dollar Amounts in Thousands except per share data)

Certain investments in debt securities are reported in the consolidated financial statements at an amount less than their historical cost. Total fair value of these investments at December 31, 2011 and 2010 was $20,239 and $55,144, which is approximately 14% and 40%, respectively, of the Company’s available-for-sale investment portfolio. The total fair value of these investments at September 30, 2012 was $27,189 (unaudited), which is approximately 16% (unaudited) of the Company’s available-for-sale investment portfolio. These declines primarily resulted from fluctuations in market interest rates after purchase.

Except as discussed below, management believes the declines in fair value for these securities are temporary.

Should the impairment of any of these securities become other than temporary, the cost basis of the investment will be reduced and the resulting loss recognized in net income in the period the other-than-temporary impairment is identified.

The following tables show the Company’s investments’ gross unrealized losses and fair value, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position at September 30, 2012, December 31, 2011 and 2010:

	September 30, 2012
	Less Than 12 Months		12 Months or Longer		Total
	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized
	Value	Losses	Value	Losses	Value	Losses
	(Unaudited)
Securities available for sale:
Municipals	$1,329	$(4)	$2,392	$(137)	$3,721	$(141)
Mortgage-backed and asset-backed securities - government-sponsored enterprises	12,901	(50)	—	—	12,901	(50)
Mortgage-backed and asset-backed securities — private labeled	—	—	1,755	(391)	1,755	(391)
Other securities	3,978	(22)	4,834	(2,202)	8,812	(2,224)

	$18,208	$(76)	$8,981	$(2,730)	$27,189	$(2,806)

	December 31, 2011
	Less Than 12 Months		12 Months or Longer		Total
	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized
	Value	Losses	Value	Losses	Value	Losses
Securities available for sale:
Municipals	$221	$(2)	$4,687	$(376)	$4,908	$(378)
Mortgage-backed and asset-backed securities - government-sponsored enterprises	8,229	(20)	—	—	8,229	(20)
Mortgage-backed and asset-backed securities — private labeled	—	—	2,871	(461)	2,871	(461)
Other securities	3,761	(239)	470	(2,678)	4,231	(2,917)

	$12,211	$(261)	$8,028	$(3,515)	$20,239	$(3,776)

First Internet Bancorp

Notes to Consolidated Financial Statements
As of September 30, 2012 (Unaudited) and December 31, 2011 and 2010
and Nine Months Ended September 30, 2012 and 2011 (Unaudited) and
Years Ended December 31, 2011 and 2010
(Dollar Amounts in Thousands except per share data)

	December 31, 2010
	Less Than 12 Months		12 Months or Longer		Total
	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized
	Value	Losses	Value	Losses	Value	Losses
Securities available for sale:
U.S. government-sponsored enterprises	$18,330	$(312)	$466	$(2)	$18,796	$(314)
U.S. government treasuries	2,332	(37)	—	—	2,332	(37)
Municipals	24,785	(1,486)	3,108	(483)	27,893	(1,969)
Mortgage-backed and asset-backed securities - government-sponsored enterprises	493	(10)	—	—	493	(10)
Mortgage-backed and asset-backed securities — private labeled	—	—	5,176	(825)	5,176	(825)
Other securities	—	—	454	(2,825)	454	(2,825)

	$45,940	$(1,845)	$9,204	$(4,135)	$55,144	$(5,980)

Municipals

The unrealized losses on the Company’s investments in municipal securities were caused by interest rate changes. The contractual terms of those investments do not permit the issuer to settle the securities at a price less than the amortized cost bases of the investments. Because the Company does not intend to sell the investments and it is not more likely than not the Company will be required to sell the investments before recovery of their amortized cost bases, which may be maturity, the Company does not consider those investments to be other than temporarily impaired at September 30, 2012 (unaudited) or December 31, 2011.

Mortgage-Backed Securities

The unrealized losses on the Company’s investment in mortgage-backed securities were caused by interest rate changes. The Company expects to recover the amortized cost basis over the term of the securities. Because the decline in market value is attributable to changes in interest rates and not credit quality, and because the Company does not intend to sell the investments and it is not more likely than not the Company will be required to sell the investments before recovery of their amortized cost bases, which may be maturity, the Company does not consider those investments to be other than temporarily impaired at September 30, 2012 (unaudited) or December 31, 2011.

First Internet Bancorp

Notes to Consolidated Financial Statements
As of September 30, 2012 (Unaudited) and December 31, 2011 and 2010
and Nine Months Ended September 30, 2012 and 2011 (Unaudited) and
Years Ended December 31, 2011 and 2010
(Dollar Amounts in Thousands except per share data)

Other Securities

The Company’s unrealized loss on investments in other securities is primarily made up of two investments. The first investment is a $2,000 par investment in I-PreTSL I B-2 pooled trust security. The unrealized loss was primarily caused by a sector downgrade by several industry analysts. The Company currently expects to recover the entire amortized cost basis of the investment. The determination of no credit loss was calculated by comparing expected discounted cash flows based on performance indicators of the underlying assets in the security to the carrying value of the investment. Because the Company does not intend to sell the investment and it is not more likely than not the Company will be required to sell the investment before recovery of its amortized cost basis, which may be maturity, it does not consider the remainder of the investment to be other than temporarily impaired at September 30, 2012 (unaudited) or December 31, 2011. The second investment is discussed in the next section.

Other-Than-Temporary Impairment

The Company routinely conducts periodic reviews to identify and evaluate investment securities to determine whether an other-than-temporary impairment has occurred. Economic models are used to determine whether an other-than-temporary impairment has occurred on these securities.

An other-than-temporary impairment has been recognized on a $2,000 par investment in ALESCO IV Series B2 pooled trust security. The unrealized loss was primarily caused by (a) a decrease in performance and (b) a sector downgrade by several industry analysts. The Company currently expects ALESCO IV to settle the security at a price less than the amortized cost basis of the investment (that is, the Company expects to recover less than the entire amortized cost basis of the security). The Company has recognized a loss equal to the credit loss, establishing a new, lower amortized cost basis. The credit loss was calculated by comparing expected discounted cash flows based on performance indicators of the underlying assets in the security to the carrying value of the investment. Because the Company does not intend to sell the investment and it is not more likely than not the Company will be required to sell the investment before recovery of its new, lower amortized cost basis, which may be maturity, it does not consider the remainder of the investment in ALESCO IV to be other than temporarily impaired at September 30, 2012 or December 31, 2011.

For identified mortgage-backed securities in the investment portfolio, an extensive, quarterly review is conducted to determine if an other-than-temporary impairment has occurred. Various inputs to the economic models are used to determine if an unrealized loss is other than temporary. The most significant inputs are voluntary prepay rates, default rates, liquidation rates and loss severity.

First Internet Bancorp

Notes to Consolidated Financial Statements
As of September 30, 2012 (Unaudited) and December 31, 2011 and 2010
and Nine Months Ended September 30, 2012 and 2011 (Unaudited) and
Years Ended December 31, 2011 and 2010
(Dollar Amounts in Thousands except per share data)

To determine if the unrealized loss for mortgage-backed securities is other than temporary, the Company projects total estimated defaults of the underlying assets (mortgages) and multiplies that calculated amount by an estimate of realizable value upon sale in the marketplace (severity) in order to determine the projected collateral loss. The Company also evaluates the current credit enhancement underlying the bond to determine the impact on cash flows. If the Company determines that a given mortgage-backed security position will be subject to a write-down or loss, the Company records the expected credit loss as a charge to earnings.

Credit Losses Recognized on Investments

Certain debt securities have experienced fair value deterioration due to credit losses, as well as due to other market factors, but are not otherwise other than temporarily impaired.

The following table provides information about debt securities for which only a credit loss was recognized in income and other losses are recorded in other comprehensive loss.

Accumulated Credit Losses
Credit losses on debt securities held
January 1, 2010	$300
Additions related to other-than-temporary losses not previously recognized	489
Additions related to increases in previously recognized other-than-temporary losses	420

December 31, 2010	1,209
Additions related to increases in previously recognized other-than-temporary losses	626

December 31, 2011	1,835
Reductions related to actual losses incurred	(170)
Additions related to other-than-temporary losses not previously recognized	43
Additions related to increases in previously recognized other-than-temporary losses	161

September 30, 2012 (Unaudited)	$1,869

First Internet Bancorp

Notes to Consolidated Financial Statements
As of September 30, 2012 (Unaudited) and December 31, 2011 and 2010
and Nine Months Ended September 30, 2012 and 2011 (Unaudited) and
Years Ended December 31, 2011 and 2010
(Dollar Amounts in Thousands except per share data)

Note 4:                                     Loans Receivable

Categories of loans include:

	September 30,	December 31,
	2012	2011	2010
	(Unaudited)
Real estate loans
Residential	$132,297	$143,452	$106,729
Commercial	78,266	43,507	19,563
Total real estate loans	210,563	186,959	126,292
Commercial loans	10,814	2,063	4,919
Consumer loans	130,055	142,783	171,122
Total loans	351,432	331,805	302,333
Deferred loan origination costs and premiums and discounts on purchased loans	3,807	3,421	4,057
Allowance for loan losses	(6,400)	(5,656)	(6,845)

Total net loans	$348,839	$329,570	$299,545

The risk characteristics of each loan portfolio segment are as follows:

Commercial Real Estate:  These loans are viewed primarily as cash flow loans and secondarily as loans secured by real estate. Commercial real estate lending typically involves higher loan principal amounts, and the repayment of these loans is generally dependent on the successful operation of the property securing the loan or the business conducted on the property securing the loan. Commercial real estate loans may be more adversely affected by conditions in the real estate markets or in the general economy. The properties securing the Company’s commercial real estate portfolio are diverse in terms of property type and geographic location. Management monitors and evaluates Commercial real estate loans based on property financial performance, collateral value and other risk grade criteria. As a general rule, the Company avoids financing special use projects or properties outside of its designated marketing areas unless other underwriting factors are present to help mitigate risk. In addition, management tracks the level of owner-occupied commercial real estate loans versus nonowner occupied loans.

Commercial:  Commercial loans are primarily based on the identified cash flows of the borrower and secondarily on the underlying collateral provided by the borrower. The cash flows of borrowers, however, may not be as expected, and the collateral securing these loans may fluctuate in value. Most commercial loans are secured by the assets being financed or other business assets such as accounts receivable or inventory and may incorporate a personal guarantee; however, some short-term loans may be made on an unsecured basis. In the case of loans secured by accounts receivable, the availability of funds for the repayment of these loans may be substantially dependent on the ability of the borrower to collect amounts due from its customers.

First Internet Bancorp

Notes to Consolidated Financial Statements
As of September 30, 2012 (Unaudited) and December 31, 2011 and 2010
and Nine Months Ended September 30, 2012 and 2011 (Unaudited) and
Years Ended December 31, 2011 and 2010
(Dollar Amounts in Thousands except per share data)

Residential and Consumer:  With respect to residential loans that are secured by 1-4 family residences and are generally owner occupied, the Company generally establishes a maximum loan-to-value ratio and requires private mortgage insurance if that ratio is exceeded. Home equity loans are typically secured by a subordinate interest in 1-4 family residences, and consumer loans are secured by consumer assets such as automobiles or recreational vehicles. Some consumer loans are unsecured, such as small installment loans and certain lines of credit. Repayment of these loans is primarily dependent on the personal income of the borrowers, which can be impacted by economic conditions in their market areas such as unemployment levels. Repayment can also be impacted by changes in property values on residential properties. Risk is mitigated by the fact that the loans are of smaller individual amounts and spread over a large number of borrowers.

The following tables present the balance and activity in the allowance for loan losses and the recorded investment in loans based on portfolio segment and impairment method for the nine months ended September 30, 2012 and 2011:

	September 30, 2012
	Residential Real Estate	Commercial Real Estate	Commercial	Consumer	Total
	(Unaudited)
Allowance for loan losses:
Balance, beginning of period	$1,099	$2,485	$333	$1,739	$5,656
Provision charged to expense	808	1,119	(60)	241	2,108
Losses charged off	(479)	(272)	—	(1,152)	(1,903)
Recoveries	41	—	75	423	539

Balance, end of period	1,469	3,332	348	1,251	6,400
Ending balance: individually evaluated for impairment	183	1,883	—	56	2,122

Ending balance: collectively evaluated for impairment	$1,286	$1,449	$348	$1,195	$4,278

Loans:
Ending balance	$132,297	$78,266	$10,814	$130,055	$351,432
Ending balance: individually evaluated for impairment	3,127	6,790	—	563	10,480

Ending balance: collectively evaluated for impairment	$129,170	$71,476	$10,814	$129,492	$340,952

First Internet Bancorp

Notes to Consolidated Financial Statements
As of September 30, 2012 (Unaudited) and December 31, 2011 and 2010
and Nine Months Ended September 30, 2012 and 2011 (Unaudited) and
Years Ended December 31, 2011 and 2010
(Dollar Amounts in Thousands except per share data)

	September 30, 2011
	Residential Real Estate	Commercial Real Estate	Commercial	Consumer	Total
	(Unaudited)
Allowance for loan losses:
Balance, beginning of period	$2,135	$1,292	$608	$2,810	$6,845
Provision charged to expense	(258)	881	266	604	1,493
Losses charged off	(625)	(698)	(275)	(1,727)	(3,325)
Recoveries	127	—	—	430	557

Balance, end of period	1,379	1,475	599	2,117	5,570
Ending balance: individually evaluated for impairment	223	951	275	76	1,525

Ending balance: collectively evaluated for impairment	$1,156	$524	$324	$2,041	$4,045

Loans:
Ending balance	$151,329	$29,431	$4,056	$148,118	$332,934
Ending balance: individually evaluated for impairment	1,439	3,844	599	379	6,261

Ending balance: collectively evaluated for impairment	$149,890	$25,587	$3,457	$147,739	$326,673

The following tables present the balance and activity in the allowance for loan losses and the recorded investment in loans based on portfolio segment and impairment method as of December 31, 2011 and 2010:

	December 31, 2011
	Residential Real Estate	Commercial Real Estate	Commercial	Consumer	Total
Allowance for loan losses:
Balance, beginning of year	$2,135	$1,292	$608	$2,810	$6,845
Provision charged to expense	(366)	1,891	318	597	2,440
Losses charged off	(811)	(698)	(612)	(2,296)	(4,417)
Recoveries	141	—	19	628	788

Balance, end of year	1,099	2,485	333	1,739	5,656
Ending balance: individually evaluated for impairment	93	1,329	—	52	1,474

Ending balance: collectively evaluated for impairment	$1,006	$1,156	$333	$1,687	$4,182

Loans:
Ending balance	$143,452	$43,507	$2,063	$142,783	$331,805
Ending balance: individually evaluated for impairment	1,693	7,634	—	499	9,826

Ending balance: collectively evaluated for impairment	$141,759	$35,873	$2,063	$142,284	$321,979

First Internet Bancorp

Notes to Consolidated Financial Statements
As of September 30, 2012 (Unaudited) and December 31, 2011 and 2010
and Nine Months Ended September 30, 2012 and 2011 (Unaudited) and
Years Ended December 31, 2011 and 2010
(Dollar Amounts in Thousands except per share data)

	December 31, 2010
	Residential Real Estate	Commercial Real Estate	Commercial	Consumer	Total
Allowance for loan losses:
Balance, beginning of year	$1,489	$3,491	$79	$5,038	$10,097
Provision charged to expense	1,683	(1,771)	590	425	927
Losses charged off	(1,158)	(445)	(61)	(3,399)	(5,063)
Recoveries	121	17	—	746	884

Balance, end of year	2,135	1,292	608	2,810	6,845
Ending balance: individually evaluated for impairment	723	883	540	151	2,297

Ending balance: collectively evaluated for impairment	$1,412	$409	$68	$2,659	$4,548

Loans:
Ending balance	$106,729	$19,563	$4,919	$171,122	$302,333
Ending balance: individually evaluated for impairment	3,074	3,593	1,539	689	8,895

Ending balance: collectively evaluated for impairment	$103,655	$15,970	$3,380	$170,433	$293,438

The Company utilizes a risk grading matrix to assign a risk grade to each of its commercial loans. Loans are graded on a scale of 1 to 8. A description of the general characteristics of the 8 risk grades is as follows:

•                  Grades 1 & 2 - These grades are assigned to loans with very high credit quality borrowers of investment or near investment grade or where the loan is primarily secured by cash or conservatively margined high quality marketable securities. These borrowers are generally publicly traded, have significant capital strength, possess investment grade public debt ratings, demonstrate low leverage, exhibit stable earnings and growth and have ready access to various financing alternatives.

•                  Grades 3 & 4 - Loans assigned these grades include loans to borrowers possessing solid credit quality with acceptable risk. Borrowers in these grades are differentiated from higher grades on the basis of size (capital and/or revenue), leverage, asset quality, stability of the industry or specific market area and quality/coverage of collateral. These borrowers generally have a history of consistent earnings and reasonable leverage.

•                  Grade 5 - This grade includes “pass grade” loans to borrowers which require special monitoring because of deteriorating financial results, declining credit ratings, decreasing cash flow, increasing leverage, marginal collateral coverage or industry stress that has resulted or may result in a changing overall risk profile.

First Internet Bancorp

Notes to Consolidated Financial Statements
As of September 30, 2012 (Unaudited) and December 31, 2011 and 2010
and Nine Months Ended September 30, 2012 and 2011 (Unaudited) and
Years Ended December 31, 2011 and 2010
(Dollar Amounts in Thousands except per share data)

•                  Grade 6 - This grade is for “Special Mention” loans in accordance with regulatory guidelines. This grade is intended to include loans to borrowers whose credit quality has clearly deteriorated and where risk of further decline is possible unless active measures are taken to correct the situation. Weaknesses are considered potential at this state and are not yet fully defined.

•                  Grade 7 - This grade includes “Substandard” loans in accordance with regulatory guidelines. Loans categorized in this grade possess a well-defined credit weakness, and the likelihood of repayment from the primary source is uncertain. Significant financial deterioration has occurred, and very close attention is warranted to ensure the full repayment without loss. Collateral coverage may be marginal, and the accrual of interest has been suspended.

•                  Grade 8 - This grade includes “Doubtful” loans in accordance with regulatory guidelines. Such loans have been placed on nonaccrual status and may be heavily dependent upon collateral possessing a value that is difficult to determine or based upon some near-term event which lacks clear certainty. These loans have all of the weaknesses of those classified as Substandard; however, based on existing conditions, these weaknesses make full collection of the principal balance highly improbable.

The following tables present the credit risk profile of the Company’s loan portfolio based on rating category and payment activity as of September 30, 2012, December 31, 2011 and 2010:

	September 30, 2012
	Commercial Real Estate	Commercial
	(Unaudited)
Rating:
1-5 Pass	$69,818	$10,374
6 Special Mention	1,658	440
7 Substandard	6,790	—
8 Doubtful	—	—

Total	$78,266	$10,814

	September 30, 2012
	Residential Real Estate	Consumer
	(Unaudited)
Performing	$130,272	$129,804
Nonperforming (nonaccrual)	2,025	251

Total	$132,297	$130,055

First Internet Bancorp

Notes to Consolidated Financial Statements
As of September 30, 2012 (Unaudited) and December 31, 2011 and 2010
and Nine Months Ended September 30, 2012 and 2011 (Unaudited) and
Years Ended December 31, 2011 and 2010
(Dollar Amounts in Thousands except per share data)

	December 31, 2011
	Commercial Real Estate	Commercial
Rating:
1-5 Pass	$34,172	$1,541
6 Special Mention	1,700	522
7 Substandard	7,635	—
8 Doubtful	—	—

Total	$43,507	$2,063

	December 31, 2011
	Residential Real Estate	Consumer
Performing	$142,576	$142,559
Nonperforming (nonaccrual)	876	224

Total	$143,452	$142,783

	December 31, 2010
	Commercial Real Estate	Commercial
Rating:
1-5 Pass	$12,662	$3,370
6 Special Mention	3,704	10
7 Substandard	3,197	1,539
8 Doubtful	—	—

Total	$19,563	$4,919

	December 31, 2010
	Residential Real Estate	Consumer
Performing	$103,888	$170,439
Nonperforming (nonaccrual)	2,841	683

Total	$106,729	$171,122

First Internet Bancorp

Notes to Consolidated Financial Statements
As of September 30, 2012 (Unaudited) and December 31, 2011 and 2010
and Nine Months Ended September 30, 2012 and 2011 (Unaudited) and
Years Ended December 31, 2011 and 2010
(Dollar Amounts in Thousands except per share data)

The following tables present the Company’s loan portfolio aging analysis as of September 30, 2012, December 31, 2011 and 2010:

	September 30, 2012
	30-59 Days Past Due	60-89 Days Past Due	90 Days or More Past Due	Total Past Due	Current	Total Loans Receivable	Nonaccrual Loans	Total Loans 90 Days or More Past Due and Accruing
	(Unaudited)
Real estate loans
Residential	$145	$25	$1,997	$2,167	$130,130	$132,297	$2,025	$—
Commercial	—	—	6,683	6,683	71,583	78,266	6,683	—
Commercial	—	—	—	—	10,814	10,814	—	—
Consumer	1,151	153	203	1,507	128,548	130,055	251	6

Total	$1,296	$178	$8,883	$10,357	$341,075	$351,432	$8,959	$6

	December 31, 2011
	30-59 Days Past Due	60-89 Days Past Due	90 Days or More Past Due	Total Past Due	Current	Total Loans Receivable	Nonaccrual Loans	Total Loans 90 Days or More Past Due and Accruing
Real estate loans
Residential	$1,376	$121	$666	$2,163	$141,289	$143,452	$876	$75
Commercial	—	—	7,523	7,523	35,984	43,507	7,523	—
Commercial	—	—	—	—	2,063	2,063	—	—
Consumer	1,709	213	206	2,128	140,655	142,783	224	56

Total	$3,085	$334	$8,395	$11,814	$319,991	$331,805	$8,623	$131

	December 31, 2010
	30-59 Days Past Due	60-89 Days Past Due	90 Days or More Past Due	Total Past Due	Current	Total Loans Receivable	Nonaccrual Loans	Total Loans 90 Days or More Past Due and Accruing
Real estate loans
Residential	$137	$1,780	$1,294	$3,211	$103,518	$106,729	$2,841	$—
Commercial	—	—	1,410	1,410	18,153	19,563	3,593	900
Commercial	10	—	1,539	1,549	3,370	4,919	1,539	—
Consumer	2,757	455	382	3,594	167,528	171,122	683	30

Total	$2,904	$2,235	$4,625	$9,764	$292,569	$302,333	$8,656	$930

A loan is considered impaired, in accordance with the impairment accounting guidance (ASC 310-10-35-16) when, based on current information and events, it is probable the Company will be unable to collect all amounts due from the borrower in accordance with the contractual terms of the loan. Impaired loans include nonperforming commercial loans but also include loans modified in troubled debt restructurings where concessions have been granted to borrowers experiencing financial difficulties. These concessions could include a reduction in the interest rate on the loan, payment extensions, forgiveness of principal, forbearance or other actions intended to maximize collection.

First Internet Bancorp

Notes to Consolidated Financial Statements
As of September 30, 2012 (Unaudited) and December 31, 2011 and 2010
and Nine Months Ended September 30, 2012 and 2011 (Unaudited) and
Years Ended December 31, 2011 and 2010
(Dollar Amounts in Thousands except per share data)

The following table present the Company’s impaired loans as of September 30, 2012:

	September 30, 2012
	Recorded Balance	Unpaid Principal Balance	Specific Allowance	Average Balance	Interest Income
	(Unaudited)
Loans without a specific valuation allowance
Residential real estate loans	$2,870	$3,157	$—	$1,594	$26
Commercial real estate loans	530	535	—	344	—
Commercial loans	—	—	—	—	—
Consumer loans	426	642	—	387	—

Loans with a specific valuation allowance
Residential real estate loans	$257	$309	$183	$534	$—
Commercial real estate loans	6,260	6,562	1,883	6,995	5
Commercial loans	—	—	—	—	—
Consumer loans	137	253	56	92	—

Total impaired loans
Residential real estate loans	$3,127	$3,466	$183	$2,128	$26
Commercial real estate loans	6,790	7,097	1,883	7,339	5
Commercial loans	—	—	—	—	—
Consumer loans	563	895	56	479	—

The following table presents average impaired loans and interest income for the nine months ended September 30, 2011:

	September 30, 2011
	Average Balance	Interest Income
	(Unaudited)
Loans without a specific valuation allowance
Residential real estate loans	$795	$—
Commercial real estate loans	275	—
Commercial loans	260	—
Consumer loans	202	—

Loans with a specific valuation allowance
Residential real estate loans	$1,400	$—
Commercial real estate loans	3,992	5
Commercial loans	806	—
Consumer loans	335	1

Total impaired loans
Residential real estate loans	$2,195	$—
Commercial real estate loans	4,267	5
Commercial loans	1,066	—
Consumer loans	537	1

First Internet Bancorp

Notes to Consolidated Financial Statements
As of September 30, 2012 (Unaudited) and December 31, 2011 and 2010
and Nine Months Ended September 30, 2012 and 2011 (Unaudited) and
Years Ended December 31, 2011 and 2010
(Dollar Amounts in Thousands except per share data)

The following tables present the Company’s impaired loans as of December 31, 2011 and 2010:

	December 31, 2011
	Recorded Balance	Unpaid Principal Balance	Specific Allowance	Average Balance	Interest Income
Loans without a specific valuation allowance
Residential real estate loans	$1,328	$1,529	$—	$902	$—
Commercial real estate loans	—	—	—	220	—
Commercial loans	—	—	—	208	—
Consumer loans	388	612	—	239	—

Loans with a specific valuation allowance
Residential real estate loans	$365	$373	$93	$1,193	$—
Commercial real estate loans	7,634	8,096	1,329	4,721	6
Commercial loans	—	—	—	645	—
Consumer loans	111	131	52	290	1

Total impaired loans
Residential real estate loans	$1,693	$1,902	$93	$2,095	$—
Commercial real estate loans	7,634	8,096	1,329	4,941	6
Commercial loans	—	—	—	853	—
Consumer loans	499	743	52	529	1

	December 31, 2010
	Recorded Balance	Unpaid Principal Balance	Specific Allowance
Loans without a specific valuation allowance
Residential real estate loans	$1,148	$1,148	$—
Commercial real estate loans	—	—	—
Commercial loans	842	842	—
Consumer loans	278	278	—

Loans with a specific valuation allowance
Residential real estate loans	$1,926	$1,933	$723
Commercial real estate loans	3,593	3,750	883
Commercial loans	697	697	540
Consumer loans	411	411	151

Total impaired loans
Residential real estate loans	$3,074	$3,080	$723
Commercial real estate loans	3,593	3,750	883
Commercial loans	1,539	1,539	540
Consumer loans	689	689	151

First Internet Bancorp

Notes to Consolidated Financial Statements
As of September 30, 2012 (Unaudited) and December 31, 2011 and 2010
and Nine Months Ended September 30, 2012 and 2011 (Unaudited) and
Years Ended December 31, 2011 and 2010
(Dollar Amounts in Thousands except per share data)

Average impaired loans outstanding totaled $8,418 and $8,104 for the years ended December 31, 2011 and 2010.

Loans classified as a troubled debt restructuring during the nine months ended September 30, 2012 and 2011 are shown in the tables below. These modifications consisted primarily of interest rate and maturity date concessions.

	September 30, 2012
	Modifications
	Number	Recorded Balance Before	Recorded Balance After
	(Unaudited)
Real estate loans:
Commercial	—	$—	$—
Residential	1	29	29
Commercial loans	—	—	—
Consumer loans	7	157	133

Total	8	$186	$162

	September 30, 2011
	Modifications
	Number	Recorded Balance Before	Recorded Balance After
	(Unaudited)
Real estate loans:
Commercial	—	$—	$—
Residential	3	751	751
Commercial loans	—	—	—
Consumer loans	8	142	83

Total	11	$893	$834

First Internet Bancorp

Notes to Consolidated Financial Statements
As of September 30, 2012 (Unaudited) and December 31, 2011 and 2010
and Nine Months Ended September 30, 2012 and 2011 (Unaudited) and
Years Ended December 31, 2011 and 2010
(Dollar Amounts in Thousands except per share data)

Troubled debt restructured loans which had payment defaults during the nine months ended September 30, 2012 and 2011 are shown in the tables below. Default occurs when a loan is 90 days or more past due or transferred to nonaccrual within 12 months of restructuring.

	September 30, 2012
	Number of Defaults	Recorded Balance
	(Unaudited)
Real estate loans:
Commercial	—	$—
Residential	1	29
Commercial loans and leases	—	—
Consumer loans	2	32

Total	3	$61

	September 30, 2011
	Number of Defaults	Recorded Balance
	(Unaudited)
Real estate loans:
Commercial	—	$—
Residential	2	285
Commercial loans and leases	—	—
Consumer loans	4	16

Total	6	$301

First Internet Bancorp

Notes to Consolidated Financial Statements
As of September 30, 2012 (Unaudited) and December 31, 2011 and 2010
and Nine Months Ended September 30, 2012 and 2011 (Unaudited) and
Years Ended December 31, 2011 and 2010
(Dollar Amounts in Thousands except per share data)

Loans classified as a troubled debt restructuring during the year ended December 31, 2011 are shown in the table below. These modifications consisted primarily of interest rate and maturity date concessions.

	December 31, 2011
	Modifications
	Number	Recorded Balance Before	Recorded Balance After
Real estate loans:
Commercial	—	$—	$—
Residential	3	751	751
Commercial loans	—	—	—
Consumer loans	11	196	123

Total	14	$947	$874

Troubled debt restructured loans which had payment defaults during the year ended December 31, 2011 are shown in the table below. Default occurs when a loan is 90 days or more past due or transferred to nonaccrual within 12 months of restructuring.

	December 31, 2011
	Number of Defaults	Recorded Balance
Real estate loans:
Commercial	—	$—
Residential	2	285
Commercial loans and leases	—	—
Consumer loans	6	45

Total	8	$330

First Internet Bancorp

Notes to Consolidated Financial Statements
As of September 30, 2012 (Unaudited) and December 31, 2011 and 2010
and Nine Months Ended September 30, 2012 and 2011 (Unaudited) and
Years Ended December 31, 2011 and 2010
(Dollar Amounts in Thousands except per share data)

Note 5:                         Equipment

Equipment included in other assets consists of the following:

	September 30,	December 31,
	2012	2011	2010
	(Unaudited)
Furniture and equipment	$3,502	$3,460	$3,409
Less accumulated depreciation	(2,649)	(2,667)	(2,534)

	$853	$793	$875

Note 6:                         Goodwill

The change in the carrying amount of goodwill was:

Balance as of January 1, 2010	$4,687
Changes in goodwill during the year	—

Balance as of December 31, 2010	4,687
Changes in goodwill during the year	—

Balance as of December 31, 2011	4,687
Changes in goodwill during the period (unaudited)	—

Balance as of September 30, 2012 (Unaudited)	$4,687

First Internet Bancorp

Notes to Consolidated Financial Statements
As of September 30, 2012 (Unaudited) and December 31, 2011 and 2010
and Nine Months Ended September 30, 2012 and 2011 (Unaudited) and
Years Ended December 31, 2011 and 2010
(Dollar Amounts in Thousands except per share data)

Note 7:                         Deposits

Deposits are as follows:

	September 30,	December 31,
	2012	2011	2010
	(Unaudited)

Regular savings accounts	$11,326	$7,773	$7,384
Noninterest-bearing demand deposit accounts	12,072	15,870	9,893
Interest-bearing demand deposit accounts	65,189	64,006	58,075
Money market accounts	194,124	165,561	132,031
Total transaction accounts	282,711	253,210	207,383

Certificates of deposits	222,228	209,762	187,292
Brokered deposits	17,890	23,898	28,284
Premiums on brokered deposits	(170)	(205)	(256)

Total deposits	$522,659	$486,665	$422,703

Certificates of deposit in the amount of $100 or more totaled approximately $138,558 (unaudited), $124,929 and $98,605 at September 30, 2012, December 31, 2011 and 2010, respectively.

A summary of certificate accounts by scheduled maturities is as follows:

	September 30,	December 31,
	2012	2011
	(Unaudited)

2012	$34,926	$77,429
2013	64,424	28,734
2014	33,152	28,602
2015	37,468	34,535
2016	59,524	58,738
Thereafter	10,624	5,622

	$240,118	$233,660

First Internet Bancorp

Notes to Consolidated Financial Statements
As of September 30, 2012 (Unaudited) and December 31, 2011 and 2010
and Nine Months Ended September 30, 2012 and 2011 (Unaudited) and
Years Ended December 31, 2011 and 2010
(Dollar Amounts in Thousands except per share data)

Note 8:                                     FHLB Advances

The Company has outstanding FHLB advances of $40,658 (unaudited), $40,573 and $30,455 as of September 30, 2012, December 31, 2011 and 2010, respectively. Advances, at interest rates from 0.49 to 4.57 percent (unaudited) at September 30, 2012 and 0.49 to 4.57 percent at December 31, 2011, are subject to restrictions or penalties in the event of prepayment. The advances are collateralized by mortgage loans pledged and held by the Company and investment securities pledged by the Company and held in safekeeping with the FHLB. Mortgage loans pledged were approximately $0 (unaudited), $5,806 and $9,187 as of September 30, 2012, December 31, 2011 and 2010, respectively, and the fair value of investment securities pledged was approximately $46,327 (unaudited), $53,117 and $46,321 as of September 30, 2012, December 31, 2011 and 2010, respectively. The FHLB advances are scheduled to mature according to the following schedule:

	September 30,	December 31,
	2012	2011
	(Unaudited)

2013	$19,000	$19,000
2014	5,000	5,000
2015	11,000	11,000
2016	3,000	3,000
Thereafter	3,000	3,000
	41,000	41,000
Deferred prepayment penalties on advance restructure	(342)	(427)

	$40,658	$40,573

Amounts advanced totaling $10,000 (unaudited) at September 30, 2012 and $10,000 at December 31, 2011 are subject to an option for the FHLB to convert the entire advance to a periodic adjustable rate one year after the date of the advance. If the FHLB exercises its option to convert the advance to an adjustable rate, the advance will be pre-payable at the Company’s option, at par without a penalty fee.

First Internet Bancorp

Notes to Consolidated Financial Statements
As of September 30, 2012 (Unaudited) and December 31, 2011 and 2010
and Nine Months Ended September 30, 2012 and 2011 (Unaudited) and
Years Ended December 31, 2011 and 2010
(Dollar Amounts in Thousands except per share data)

Note 9:                                     Benefit Plans

401(k) Plan

The Company has a 401(k) plan established for substantially all full-time employees, as defined. Employee contributions are limited to the maximum established by the Internal Revenue Service on an annual basis. The Company has elected to match contributions equal to 100% of the first 1% of employee deferrals and then 50% on deferrals over 1% up to a maximum of 6% of an individual’s total eligible salary, as defined by the plan. Employer-matching contributions begin vesting after one year at a rate of 50% per year of employment and are fully vested after the completion of two years of service. Contributions each year during the years ended December 31, 2011 and 2010, totaled approximately $137 and $117, respectively. Contributions during the nine months ended September 30, 2012 and 2011 were $149 and 91 (unaudited), respectively.

Employment Agreements

The Company has entered into employment agreements with certain officers that provide for the continuation of salary and certain benefits for a specified period of time under certain conditions. Under the terms of the agreements, these payments could occur in the event of a change in control of the Company, as defined, along with other specific conditions.

Stock Options

The Company has a qualified stock option plan for Directors and key employees of the Company (Stock Option Plan) and has reserved 400,000 shares of common stock that may be issued pursuant to the Stock Option Plan. The option exercise price per share is the fair value of a share on the date of grant, and the stock options become exercisable in a series of three equal and successive annual installments, with the first one-third vesting at the end of one year measured from the grant date of the option. Each option grant expires within ten years of the grant date. The options are nontransferable and are forfeited upon termination of employment. The Company has a policy to satisfy option exercises from authorized but unissued shares.

The fair value of each option award is estimated on the date of grant using a Black-Scholes option valuation model that utilizes various assumptions. Expected volatility is based on the historical volatility of the Company’s stock and other factors. The Company uses historical data to estimate option exercises and employee terminations. The expected term of options granted represents the period of time the options are expected to be outstanding. The risk-free rate for periods within the contractual life of the option is based on the U.S. Treasury yield curve in effect at the time of the grant.

First Internet Bancorp

Notes to Consolidated Financial Statements
As of September 30, 2012 (Unaudited) and December 31, 2011 and 2010
and Nine Months Ended September 30, 2012 and 2011 (Unaudited) and
Years Ended December 31, 2011 and 2010
(Dollar Amounts in Thousands except per share data)

The following is an analysis of activity in the Stock Option Plan for the period ended September 30, 2012 and the stock options outstanding at the end of the period:

September 30, 2012
Weighted-
		Weighted-	Average	Aggregate
		Average	Remaining Life	Intrinsic
	Shares	Exercise Price	(In Years)	Value
(Unaudited)

Outstanding, beginning of year	90,000	$19.38
Expired	(90,000)	19.38

Outstanding, end of year	—		—	$—

Exercisable, end of year	—		—	$—

The following is an analysis of activity in the Stock Option Plan for the year ended December 31, 2011 and the stock options outstanding at the end of the year:

	December 31, 2011
			Weighted-
		Weighted-	Average	Aggregate
		Average	Remaining Life	Intrinsic
	Shares	Exercise Price	(In Years)	Value

Outstanding, beginning of year	202,500	$21.81
Expired	(112,500)	23.75

Outstanding, end of year	90,000	19.38	0.3	$—

Exercisable, end of year	90,000	19.38	0.3	$—

First Internet Bancorp

Notes to Consolidated Financial Statements
As of September 30, 2012 (Unaudited) and December 31, 2011 and 2010
and Nine Months Ended September 30, 2012 and 2011 (Unaudited) and
Years Ended December 31, 2011 and 2010
(Dollar Amounts in Thousands except per share data)

Directors Deferred Stock Plan

The Company has adopted a stock compensation plan for members of the Board of Directors (Directors Deferred Stock Plan). The Company has reserved 120,000 shares of common stock that may be issued pursuant to the Directors Deferred Stock Plan. During 2011, this amount was increased from 60,000 shares. The plan provides directors the option to elect to receive up to 100% of their annual retainer in either common stock or deferred stock rights. Monthly meeting fees are paid in cash. The deferred stock right is payable to the director on the basis of one common share for each deferred stock right. Director compensation totaled $108 and $114 in 2011 and 2010, respectively, of which $60 and $60 in 2011 and 2010, respectively, were paid in either common stock or deferred stock rights. Director compensation totaled $104 and $82 (unaudited) during the nine months ended September 30, 2012 and 2011, of which $60 and $45 (unaudited) in the nine months ended September 30, 2012 and 2011 were paid in either common stock or deferred stock rights. The common stock and deferred stock rights are granted on January 1 at fair value and vest from January 1st until December 31st. The Company recognizes compensation expense ratably over the vesting period based upon the fair value of the stock on the grant date.

The following is an analysis of deferred stock rights and common stock related to the Directors Deferred Stock Plan:

	September 30, 2012		December 31, 2011
	Deferred	Common	Deferred	Common
	Rights	Shares	Rights	Shares
	(Unaudited)

Outstanding, beginning of period	37,629		32,173
Granted	7,808		5,456
Exercised	—		—

Outstanding, end of period	45,437		37,629

First Internet Bancorp

Notes to Consolidated Financial Statements
As of September 30, 2012 (Unaudited) and December 31, 2011 and 2010
and Nine Months Ended September 30, 2012 and 2011 (Unaudited) and
Years Ended December 31, 2011 and 2010
(Dollar Amounts in Thousands except per share data)

Note 10:                              Income Taxes

The provision (credit) for income taxes consists of the following:

	Nine Months Ended September 30,	Years Ended December 31,
	2012	2011	2010
	(Unaudited)

Current	$2,165	$1,711	$368
Deferred	(744)	(938)	1,328

Total	$1,421	$773	$1,696

Income tax provision (credit) is reconciled to the 34% statutory rate applied to pre-tax income as follows:

	Nine Months Ended September 30,	Years Ended December 31,
	2012	2011	2010
	(Unaudited)

Statutory rate times pre-tax income	$1,861	$1,346	$2,261
Add (subtract) the tax effect of:
Income from tax-exempt securities	(402)	(525)	(537)
State income tax, net of federal tax effect	35	31	61
Bank-owned life insurance	(96)	(99)	(100)
Other differences	23	20	11

Total income taxes	$1,421	$773	$1,696

First Internet Bancorp

Notes to Consolidated Financial Statements
As of September 30, 2012 (Unaudited) and December 31, 2011 and 2010
and Nine Months Ended September 30, 2012 and 2011 (Unaudited) and
Years Ended December 31, 2011 and 2010
(Dollar Amounts in Thousands except per share data)

The net deferred tax asset consists of the following:

	September 30,	December 31,
	2012	2011	2010
	(Unaudited)

Deferred tax assets (liabilities)
Allowance for loan losses	$2,240	$1,995	$2,423
Unrealized (gain) loss on available for sale securities	(1,281)	(664)	1,129
Other than temporarily impaired securities	441	432	428
Mark to market adjustments	627	17	(1,543)
Depreciation	(209)	(260)	(249)
Deferred compensation	439	409	337
Deferred loan origination fees	(112)	(59)	(50)
AMT credit carry forward	—	—	463
Prepaid assets	(81)	(89)	(65)
Other	265	421	184

Total deferred tax assets, net	$2,329	$2,202	$3,057

Note 11:                              Related Party Transactions

At September 30, 2012, December 31, 2011 and 2010, certain directors, executive officers and/or companies in which these individuals had a 10% or more beneficial ownership were indebted to the Company as follows:

	Nine Months Ended September 30,	Years Ended December 31,
	2012	2011	2010
	(Unaudited)

Beginning balance	$50	$241	$291
New loans	—	—	—
Repayments	(1)	(191)	(50)

Ending balance	$49	$50	$241

First Internet Bancorp

Notes to Consolidated Financial Statements
As of September 30, 2012 (Unaudited) and December 31, 2011 and 2010
and Nine Months Ended September 30, 2012 and 2011 (Unaudited) and
Years Ended December 31, 2011 and 2010
(Dollar Amounts in Thousands except per share data)

In management’s opinion, such loans and other extensions of credit and deposits were made in the ordinary course of business and were made on substantially the same terms (including interest rates and collateral) as those prevailing at the time for comparable transactions with other persons. Further, in management’s opinion, these loans did not involve more than normal risk of collectability or present other unfavorable features.

Deposits from related parties held by the Company at September 30, 2012, December 31, 2011 and 2010 totaled $13,946 (unaudited), $10,353 and $10,738, respectively.

The Company’s card processing services are provided by OneBridge, which is controlled by a shareholder of the Company. Total expenses incurred related to card processing provided by OneBridge during the years ended December 31, 2011 and 2010, were approximately $128 and $150, respectively, and were $86 and $98 (unaudited) for the nine months ended September 30, 2012 and 2011.

Note 12:                              Regulatory Capital Requirements

The Company is subject to regulatory capital requirements administered by federal banking regulatory agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Company’s consolidated financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company must meet specific capital guidelines that involve quantitative measures of the Company’s assets, liabilities and certain off-balance sheet items as calculated under regulatory accounting practices. The Company’s capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings and other factors. Furthermore, the Company’s regulators could require adjustments to regulatory capital not reflected in these financial statements.

Quantitative measures that have been established by regulation to ensure capital adequacy require the Company to maintain minimum capital amounts and ratios (set forth in the table below) of total and Tier 1 capital (as defined in the regulations) to risk-weighted assets (as defined) and of Tier 1 capital (as defined) to average assets (as defined).

First Internet Bancorp

Notes to Consolidated Financial Statements
As of September 30, 2012 (Unaudited) and December 31, 2011 and 2010
and Nine Months Ended September 30, 2012 and 2011 (Unaudited) and
Years Ended December 31, 2011 and 2010
(Dollar Amounts in Thousands except per share data)

To be categorized as well capitalized, the Company must maintain minimum total risk-based, Tier 1 risk-based and Tier 1 leverage ratios as set forth in the table. As of September 30, 2012 (unaudited), December 31, 2011 and 2010, the most recent notification from the FDIC categorized the Company as well capitalized under the regulatory framework for prompt corrective action. There are no conditions or events since that notification that management believes have changed the Company’s categories.

					Minimum to be
			Minimum		Well Capitalized
			Capital		Under Prompt
	Actual		Requirement		Corrective Actions
	Amount	Ratio	Amount	Ratio	Amount	Ratio

As of September 30, 2012 (Unaudited):
Total capital (to risk-weighted assets)
Consolidated	$60,060	11.2%	$42,952	8.0%	N/A	N/A
Bank	58,875	11.0%	42,926	8.0%	$53,658	10.0%
Tier 1 capital (to risk-weighted assets)
Consolidated	53,628	10.0%	21,476	4.0%	N/A	N/A
Bank	52,443	9.8%	21,463	4.0%	32,195	6.0%
Tier 1 capital (to average assets)
Consolidated	53,628	8.7%	24,637	4.0%	N/A	N/A
Bank	52,443	8.5%	24,625	4.0%	30,782	5.0%
As of December 31, 2011:
Total capital (to risk-weighted assets)
Consolidated	$55,088	12.4%	$35,530	8.0%	N/A	N/A
Bank	53,793	12.2%	35,425	8.0%	$44,281	10.0%
Tier 1 capital (to risk-weighted assets)
Consolidated	49,516	11.2%	17,765	4.0%	N/A	N/A
Bank	48,237	10.9%	17,712	4.0%	26,569	6.0%
Tier 1 capital (to average assets)
Consolidated	49,516	8.7%	22,660	4.0%	N/A	N/A
Bank	48,237	8.5%	22,603	4.0%	28,254	5.0%
As of December 31, 2010:
Total capital (to risk-weighted assets)
Consolidated	$51,361	12.2%	$33,779	8.0%	N/A	N/A
Bank	49,929	11.9%	33,654	8.0%	$42,067	10.0%
Tier 1 capital (to risk-weighted assets)
Consolidated	46,059	10.9%	16,889	4.0%	N/A	N/A
Bank	44,646	10.6%	16,827	4.0%	25,240	6.0%
Tier 1 capital (to average assets)
Consolidated	46,059	9.4%	19,583	4.0%	N/A	N/A
Bank	44,646	9.1%	19,532	4.0%	24,415	5.0%

First Internet Bancorp

Notes to Consolidated Financial Statements
As of September 30, 2012 (Unaudited) and December 31, 2011 and 2010
and Nine Months Ended September 30, 2012 and 2011 (Unaudited) and
Years Ended December 31, 2011 and 2010
(Dollar Amounts in Thousands except per share data)

Note 13:                              Commitments and Contingencies

In the normal course of business, the Company makes various commitments to extend credit which are not reflected in the accompanying consolidated financial statements. At September 30, 2012, December 31, 2011 and 2010, the Company had outstanding loan commitments totaling approximately $30,388 (unaudited), $23,840 and $14,714, respectively.

As of December 31, 2011, the Company leased its office facility under an operating lease expiring July 2018. As of September 30, 2012, the Company leases its office facility under an amended operating lease expiring January 2021. The lease is subject to additional rentals based on building operating costs and property taxes in excess of specified amounts. Future minimum cash lease payments are as follows:

	September 30,	December 31,
	2012	2011
	(Unaudited)

2012	$88	$247
2013	473	299
2014	492	304
2015	501	310
2016	509	315
Thereafter	2,166	509
	$4,229	$1,984

Note 14:                              Fair Value of Financial Instruments

ASC Topic 820, Fair Value Measurements, defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Topic 820 also specifies a fair value hierarchy which requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. The standard describes three levels of inputs that may be used to measure fair value:

Level 1                        Quoted prices in active markets for identical assets or liabilities

Level 2                        Observable inputs other than Level 1 prices, such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities

Level 3                        Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities

First Internet Bancorp

Notes to Consolidated Financial Statements
As of September 30, 2012 (Unaudited) and December 31, 2011 and 2010
and Nine Months Ended September 30, 2012 and 2011 (Unaudited) and
Years Ended December 31, 2011 and 2010
(Dollar Amounts in Thousands except per share data)

Following is a description of the valuation methodologies and inputs used for assets measured at fair value on a recurring basis and recognized in the accompanying consolidated balance sheets, as well as the general classification of such assets pursuant to the valuation hierarchy.

Securities

Where quoted market prices are available in an active market, securities are classified within Level 1 of the valuation hierarchy. Level 1 securities include highly liquid mutual funds. If quoted market prices are not available, then fair values are estimated by using pricing models, quoted prices of securities with similar characteristics or discounted cash flows.

Level 2 securities include U.S. government-sponsored enterprises, mortgage and asset-backed securities and obligations of state, municipals and certain corporate securities. Matrix pricing is a mathematical technique widely used in the banking industry to value investment securities without relying exclusively on quoted prices for specific investment securities but rather relying on the investment securities’ relationship to other benchmark quoted investment securities.

In certain cases where Level 1 or Level 2 inputs are not available, securities are classified within Level 3 of the hierarchy and include certain other securities. Fair values are calculated using discounted cash flows. Discounted cash flows are calculated based off of the anticipated future cash flows updated to incorporate loss severities and volatility. Rating agency and industry research reports as well as default and deferral activity are reviewed and incorporated into the calculation.

The following tables present the fair value measurements of securities available for sale recognized in the accompanying consolidated balance sheets measured at fair value on a recurring basis and the level within the fair value hierarchy in which the fair value measurements fall at September 30, 2012, December 31, 2011 and 2010:

		September 30, 2012
		Fair Value Measurements Using
		Quoted Prices
		in Active	Significant
		Markets for	Other	Significant
		Identical	Observable	Unobservable
	Fair	Assets	Inputs	Inputs
	Value	(Level 1)	(Level 2)	(Level 3)
	(Unaudited)

U.S. government-sponsored enterprises	$19,936	$—	$19,936	$—
Municipals	43,584	—	43,584	—
Mortgage-backed and asset-backed securities - government-sponsored enterprises	89,511	—	89,511	—
Mortgage-backed and asset-backed securities - private labeled	3,643	—	3,643	—
Other securities	14,649	1,571	12,228	850

	$171,323	$1,571	$168,902	$850

First Internet Bancorp

Notes to Consolidated Financial Statements
As of September 30, 2012 (Unaudited) and December 31, 2011 and 2010
and Nine Months Ended September 30, 2012 and 2011 (Unaudited) and
Years Ended December 31, 2011 and 2010
(Dollar Amounts in Thousands except per share data)

		December 31, 2011
		Fair Value Measurements Using
		Quoted Prices
		in Active	Significant
		Markets for	Other	Significant
		Identical	Observable	Unobservable
	Fair	Assets	Inputs	Inputs
	Value	(Level 1)	(Level 2)	(Level 3)

U.S. government-sponsored enterprises	$25,502	$—	$25,502	$—
Municipals	42,761	—	42,761	—
Mortgage-backed and asset-backed securities - government-sponsored enterprises	69,790	—	69,790	—
Mortgage-backed and asset-backed securities - private labeled	5,445	—	5,445	—
Other securities	5,772	1,541	3,761	470

	$149,270	$1,541	$147,259	$470

		December 31, 2010
		Fair Value Measurements Using
		Quoted Prices
		in Active	Significant
		Markets for	Other	Significant
		Identical	Observable	Unobservable
	Fair	Assets	Inputs	Inputs
	Value	(Level 1)	(Level 2)	(Level 3)

U.S. government-sponsored enterprises	$43,393	$—	$43,393	$—
U.S. government treasuries	2,332	—	2,332	—
Municipals	40,764	—	40,764	—
Mortgage-backed and asset-backed securities - government-sponsored enterprises	39,981	—	39,981	—
Mortgage-backed and asset-backed securities - private labeled	9,000	—	9,000	—
Other securities	1,466	1,012	—	454

	$136,936	$1,012	$135,470	$454

First Internet Bancorp

Notes to Consolidated Financial Statements
As of September 30, 2012 (Unaudited) and December 31, 2011 and 2010
and Nine Months Ended September 30, 2012 and 2011 (Unaudited) and
Years Ended December 31, 2011 and 2010
(Dollar Amounts in Thousands except per share data)

The following is a reconciliation of the beginning and ending balances of recurring fair value measurements recognized in the accompanying consolidated balance sheets using significant unobservable (Level 3) inputs:

Securities Available for Sale

Balance, January 1, 2010	$1,609
Total realized and unrealized gains and losses
Included in net income	(421)
Included in other comprehensive loss	(734)

Balance, December 31, 2010	454
Total realized and unrealized gains and losses
Included in net income	(132)
Included in other comprehensive loss	148

Balance, December 31, 2011	470
Total realized and unrealized gains and losses
Included in net income (unaudited)	(112)
Included in other comprehensive loss (unaudited)	492

Balance, September 30, 2012 (Unaudited)	$850

Following is a description of the valuation methodologies and inputs used for assets measured at fair value on a nonrecurring basis and recognized in the accompanying consolidated balance sheets, as well as the general classification of such assets pursuant to the valuation hierarchy.

Impaired Loans (collateral dependent)

Loans for which it is probable that the Company will not collect all principal and interest due according to contractual terms are measured for impairment. Allowable methods for determining the amount of impairment include estimating fair value using the fair value of the collateral for collateral dependent loans.

If the impaired loan is identified as collateral dependent, then the fair value method of measuring the amount of impairment is utilized. This method requires obtaining a current independent appraisal of the collateral and applying a discount factor to the value.

Impaired loans that are collateral dependent are classified within Level 3 of the fair value hierarchy when impairment is determined using the fair value method.

First Internet Bancorp

Notes to Consolidated Financial Statements
As of September 30, 2012 (Unaudited) and December 31, 2011 and 2010
and Nine Months Ended September 30, 2012 and 2011 (Unaudited) and
Years Ended December 31, 2011 and 2010
(Dollar Amounts in Thousands except per share data)

The following tables present the fair value measurements of impaired loans recognized in the accompanying consolidated balance sheets measured at fair value on a nonrecurring basis and the level within the fair value hierarchy in which the fair value measurements fall at September 30, 2012, December 31, 2011 and 2010:

September 30, 2012
Fair Value Measurements Using
Quoted Prices
		in Active	Significant
		Markets for	Other	Significant
		Identical	Observable	Unobservable
	Fair	Assets	Inputs	Inputs
	Value	(Level 1)	(Level 2)	(Level 3)
(Unaudited)

Impaired loans	$5,463	$—	$—	$5,463

December 31, 2011
Fair Value Measurements Using
Quoted Prices
		in Active	Significant
		Markets for	Other	Significant
		Identical	Observable	Unobservable
	Fair	Assets	Inputs	Inputs
	Value	(Level 1)	(Level 2)	(Level 3)

Impaired loans	$7,309	$—	$—	$7,309

December 31, 2010
Fair Value Measurements Using
Quoted Prices
		in Active	Significant
		Markets for	Other	Significant
		Identical	Observable	Unobservable
	Fair	Assets	Inputs	Inputs
	Value	(Level 1)	(Level 2)	(Level 3)

Impaired loans	$4,330	$—	$—	$4,330

First Internet Bancorp

Notes to Consolidated Financial Statements
As of September 30, 2012 (Unaudited) and December 31, 2011 and 2010
and Nine Months Ended September 30, 2012 and 2011 (Unaudited) and
Years Ended December 31, 2011 and 2010
(Dollar Amounts in Thousands except per share data)

Unobservable (Level 3) Inputs

The following tables present quantitative information about unobservable inputs used in recurring and nonrecurring Level 3 fair value measurements other than goodwill.

	Fair Value at
	September 30, 2012	Valuation Technique	Unobservable Inputs	Weighted Average
	(Unaudited)

Collateral dependent impaired loans	$5,463	Market comparable properties	Marketability discount	22%

	Fair Value at
	December 31, 2011	Valuation Technique	Unobservable Inputs	Weighted Average

Collateral dependent impaired loans	$7,309	Market comparable properties	Marketability discount	20%

The following methods were used to estimate the fair value of all other financial instruments recognized in the accompanying consolidated balance sheets at amounts other than fair value:

Cash and Cash Equivalents

For these instruments, the carrying amount is a reasonable estimate of fair value.

Loans Held For Sale

The fair value of these financial instruments approximates carrying value.

Loans Receivable

The fair value of loans receivable is estimated by discounting future cash flows using current rates at which similar loans would be made to borrowers with similar credit ratings and remaining maturities.

Accrued Interest Receivable

The fair value of these financial instruments approximates carrying value.

Federal Home Loan Bank Stock

The carrying amount approximates fair value.

First Internet Bancorp

Notes to Consolidated Financial Statements
As of September 30, 2012 (Unaudited) and December 31, 2011 and 2010
and Nine Months Ended September 30, 2012 and 2011 (Unaudited) and
Years Ended December 31, 2011 and 2010
(Dollar Amounts in Thousands except per share data)

Deposits

The fair value of noninterest-bearing demand deposits and savings and NOW accounts is the amount payable as of the reporting date. The fair value of fixed maturity certificates of deposit is estimated using rates currently offered for deposits of similar remaining maturities.

FHLB Advances

The fair value of fixed rate advances is estimated using rates currently offered for similar remaining maturities.

Accrued Interest Payable

The fair value of these financial instruments approximates carrying value.

Commitments

The fair value of commitments to extend credit are based on fees currently charged to enter into similar agreements with similar maturities and interest rates. The Company determined that the fair value of commitments was zero based on the contractual value of outstanding commitments at December 31, 2011 and 2010.

The following schedules includes the carrying value and estimated fair value of all financial assets and liabilities at September 30, 2012 and December 31, 2011:

	September 30, 2012
	Fair Value Measurements Using
		Quoted Prices
		In Active	Significant
		Market for	Other	Significant
		Identical	Observable	Unobservable
	Carrying	Assets	Inputs	Inputs
	Amount	(Level 1)	(Level 2)	(Level 3)
	(Unaudited)

Cash and cash equivalents	$24,174	$24,174	$—	$—
Securities available for sale	171,323	1,571	168,902	850
Loans held for sale	55,490	—	55,490	—
Loans receivable - net	348,839	—	—	348,371
Accrued interest receivable	2,263	2,263	—	—
FHLB stock	2,943	2,943	—	—

Deposits	522,659	282,711	—	247,197
FHLB advances	40,658	—	43,229	—
Accrued interest payable	98	98	—	—

First Internet Bancorp

Notes to Consolidated Financial Statements
As of September 30, 2012 (Unaudited) and December 31, 2011 and 2010
and Nine Months Ended September 30, 2012 and 2011 (Unaudited) and
Years Ended December 31, 2011 and 2010
(Dollar Amounts in Thousands except per share data)

	December 31, 2011
	Fair Value Measurements Using
		Quoted Prices
		In Active	Significant
		Market for	Other	Significant
		Identical	Observable	Unobservable
	Carrying	Assets	Inputs	Inputs
	Amount	(Level 1)	(Level 2)	(Level 3)
Cash and cash equivalents	$34,778	$34,778	$—	$—
Securities available for sale	149,270	1,541	147,259	470
Loans held for sale	45,091	—	45,091	—
Loans receivable - net	329,570	—	—	322,557
Accrued interest receivable	2,129	2,129	—	—
FHLB stock	2,943	2,943	—	—

Deposits	486,665	253,210	—	240,482
FHLB advances	40,573	—	43,526	—
Accrued interest payable	120	120	—	—

The following schedule includes the carrying value and estimated fair value of all financial assets and liabilities at December 31, 2010:

	December 31, 2010
	Carrying	Fair
	Amount	Value
Cash and cash equivalents	$32,417	$32,417
Securities available for sale	136,936	136,936
Loans held for sale	5,008	5,008
Loans receivable - net	299,545	286,218
Accrued interest receivable	2,095	2,095
FHLB stock	3,259	3,259

Deposits	422,703	429,440
FHLB advances	30,455	32,645
Accrued interest payable	126	126

First Internet Bancorp

Notes to Consolidated Financial Statements
As of September 30, 2012 (Unaudited) and December 31, 2011 and 2010
and Nine Months Ended September 30, 2012 and 2011 (Unaudited) and
Years Ended December 31, 2011 and 2010
(Dollar Amounts in Thousands except per share data)

Note 15:                              Condensed Financial Information (Parent Company Only)

Presented below is condensed financial information as to financial position, results of operations and cash flows of the Company:

Condensed Balance Sheets

	September 30,	December 31,
	2012	2011	2010
	(Unaudited)
Assets
Cash and cash equivalents	$1,061	$152	$247
Investment in common stock of subsidiaries	59,510	54,144	47,274
Other assets	313	1,292	1,542

Total assets	$60,884	$55,588	$49,063

Liabilities and Equity
Other liabilities	$189	$165	$166

Shareholders’ equity	60,695	55,423	48,897

Total liabilities and equity	$60,884	$55,588	$49,063

First Internet Bancorp

Notes to Consolidated Financial Statements
As of September 30, 2012 (Unaudited) and December 31, 2011 and 2010
and Nine Months Ended September 30, 2012 and 2011 (Unaudited) and
Years Ended December 31, 2011 and 2010
(Dollar Amounts in Thousands except per share data)

Condensed Statements of Income

	Nine Months Ended September 30,		Years Ended December 31,
	2012	2011	2011	2010
	(Unaudited)
Expenses
Loss on asset disposal	$—	$—	$368	$—
Other expenses	236	197	258	220
Total expenses	236	197	626	220

Loss Before Income Tax and Equity in Undistributed Net Income of Subsidiaries	(236)	(197)	(626)	(220)

Income Tax Benefit	(82)	(69)	(221)	(78)

Loss Before Equity in Undistributed Net Income of Subsidiaries	(154)	(128)	(405)	(142)

Equity in undistributed net income of subsidiaries	4,206	2,253	3,591	5,097

Net Income	$4,052	$2,125	$3,186	$4,955

First Internet Bancorp

Notes to Consolidated Financial Statements
As of September 30, 2012 (Unaudited) and December 31, 2011 and 2010
and Nine Months Ended September 30, 2012 and 2011 (Unaudited) and
Years Ended December 31, 2011 and 2010
(Dollar Amounts in Thousands except per share data)

Condensed Statements of Cash Flows

	Nine Months Ended September 30,		Years Ended December 31,
	2012	2011	2011	2010
	(Unaudited)
Operating Activities
Net income	$4,052	$2,125	$3,186	$4,955
Items not requiring (providing) cash	(3,143)	(2,193)	(3,281)	(5,901)
Net cash provided by (used in) by operating activities	909	(68)	(95)	(946)

Cash and Cash Equivalents at Beginning of Period	152	247	247	1,193

Cash and Cash Equivalents at End of Period	$1,061	$179	$152	$247

Note 16:                              Recent Accounting Pronouncements

In May, 2011, FASB issued ASU No. 2011-04. The amendments in this ASU generally represent clarifications of Topic 820, but also include some instances where a particular principle or requirement for measuring fair value or disclosing information about fair value measurements has changed. This ASU results in common principles and requirements for measuring fair value and for disclosing information about fair value measurements in accordance with U.S. GAAP and IFRS. The amendments in this ASU are to be applied prospectively. For public entities, the amendments are effective during interim and annual periods beginning after December 15, 2011. The Company has included the required disclosure in the Consolidated Financial Statements in the Form 10 beginning with the quarter ended September 30, 2012.

First Internet Bancorp

Notes to Consolidated Financial Statements
As of September 30, 2012 (Unaudited) and December 31, 2011 and 2010
and Nine Months Ended September 30, 2012 and 2011 (Unaudited) and
Years Ended December 31, 2011 and 2010
(Dollar Amounts in Thousands except per share data)

In June 2011, FASB issued ASU No. 2011-05. Under the amendments in this ASU, an entity has the option to present the total of comprehensive income, the components of net income, and the components of other comprehensive income either in a single continuous statement of comprehensive income or in two separate but consecutive statements. In both choices, an entity is required to present each component of net income along with total net income, each component of other comprehensive income along with a total for other comprehensive income, and a total amount for comprehensive income. This ASU eliminates the option to present the components of other comprehensive income as part of the statement of changes in stockholders’ equity. The amendments in this ASU do not change the items that must be reported in other comprehensive income or when an item of other comprehensive income must be reclassified to net income. The amendments in this ASU should be applied retrospectively. For public entities, the amendments are effective for fiscal years, and interim periods within those years, beginning after December 15, 2011. The Company has included the required disclosure in the Consolidated Financial Statements in the Form 10 beginning with the quarter ended September 30, 2012.

In September 2011, the FASB issued ASU No. 2011-08, Intangibles-Goodwill and Other (Topic 350):  Testing Goodwill for Impairment. The amendments in this ASU will allow an entity to first assess qualitative factors to determine whether it is necessary to perform the two-step quantitative goodwill impairment test. Under these amendments, an entity would not be required to calculate the fair value of a reporting unit unless the entity determines, based on a qualitative assessment, that it is more likely than not that its fair value is less than its carrying amount. The amendments include a number of events and circumstances for an entity to consider in conducting the qualitative assessment. ASU 2011-08 is effective for annual and interim goodwill impairment tests performed for fiscal years beginning after December 15, 2011. Early adoption is permitted, including for annual and interim goodwill impairment tests performed as of a date before September 15, 2011, if an entity’s financial statements for the most recent annual or interim period have not yet been issued. The Company adopted the methodologies prescribed by this ASU effective January 1, 2012. Adoption of this ASU did not have a material effect on the Company’s financial position or results of operations.

ASU No. 2011-12 defers the effective date of the requirement to present separate line items on the income statement for reclassification adjustments of items out of accumulated other comprehensive income into net income for all periods presented. The ASU does not change the other requirements of FASB ASU No. 2011-05, Presentation of Comprehensive Income. Entities are still required to present reclassification adjustments within other comprehensive income either on the face of the statement that reports other comprehensive income or in the notes to the financial statements. The requirement to present comprehensive income in either a single continuous statement or two consecutive condensed statements remains for both annual and interim reporting. The deferral of the requirement for the presentation of reclassification adjustments is intended to be temporary until the FASB reconsiders the operational concerns and needs of financial statement users. The Company has included the required disclosure in the Consolidated Financial Statements in the Form 10 beginning with the quarter ended September 30, 2012.

First Internet Bancorp

Notes to Consolidated Financial Statements
As of September 30, 2012 (Unaudited) and December 31, 2011 and 2010
and Nine Months Ended September 30, 2012 and 2011 (Unaudited) and
Years Ended December 31, 2011 and 2010
(Dollar Amounts in Thousands except per share data)

In December 2011, FASB issued ASU 2011-11. The objective of this Update is to provide enhanced disclosures that will enable users of financial statements to evaluate the effect or potential effect of netting arrangements on an entity’s financial position. This includes the effect or potential effect of rights of setoff associated with an entity’s recognized assets and recognized liabilities within the scope of this Update. The amendments require enhanced disclosures by requiring improved information about financial instruments and derivative instruments that are either (1) offset in accordance with either Section 210-20-45 or Section 815-10-45 or (2) subject to an enforceable master netting arrangement or similar agreement, irrespective of whether they are offset in accordance with either Section 210-20-45 or Section 815-10-45. An entity is required to apply the amendments for annual reporting periods beginning on or after January 1, 2013, and interim periods within those annual periods. An entity should provide the disclosures required by those amendments retrospectively for all comparative periods presented. The Company will adopt the methodologies prescribed by this ASU by the date required, and does not anticipate that the ASU will have a material effect on its financial position or results of operations.

Note 17:                 Subsequent Events

The Company’s Board of Directors declared a special cash dividend of $0.25 per share payable December 28, 2012, to holders of the Company’s common stock on December 10, 2012.